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Hershey Foods Corporation
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Letter to Stockholders

Notice of 2002 Annual Meeting
and Proxy
Statement

2001 Annual
Report to Stockholders

  Management's
  Discussion and
  Analysis
  Consolidated
  Financial Statements

Other Stockholder
Information

Proxy Statement and
2001 Annual Report to Stockholders

March 15, 2002

To Our Fellow Stockholders:

When I joined Hershey Foods Corporation in March 2001, I was excited about the Company's potential. After twelve months of learning about our brands, people, and processes, my enthusiasm continues to build. I'm convinced that by unwrapping Hershey's true potential, we will build a better business. I've experienced first hand Hershey's enduring strengths: iconic brands, the leadership position within the attractive confectionery category, and a loyal, dedicated work force. These factors, built over decades, will continue to provide competitive advantage in the future.

The new management team's first order of business was to conduct a rigorous situation assessment. While this assessment reaffirmed Hershey's strengths, it also identified key improvement opportunities, particularly in the areas of margins and returns. We're now implementing a strategic agenda which builds on Hershey's strong foundation and capitalizes on significant value-enhancing opportunities. This agenda strikes the appropriate balance between solid top-line growth and improving underlying profitability. The net result will be a competitively-advantaged business which consistently delivers superior financial performance and rewards stockholders.

2001 Financial Performance

Hershey's strong performance in 2001 illustrates both our strengths, as well as the business's initial response to initiatives designed to deliver balanced sales and earnings growth. Consolidated net sales of $4.6 billion increased by 8.0 percent. This gain, primarily all volume, was driven largely by the acquired mint and gum business, with modest growth in our core brands aided by the fourth quarter introduction of Reese's Fast Break and a packaged candy price increase. This sales increase was offset somewhat by our planned product line rationalization and the divestiture of the Luden's throat drops business. Excluding one-time items, continued improvements in the supply chain contributed to a gain of 1.1 percentage points in gross margin to 42.6 percent. Particularly gratifying was the excellent progress in lowering logistics expenses and improving customer service achieved with the help of new distribution centers in Central Pennsylvania, Georgia, and Southern California. The combination of solid sales growth and margin improvement resulted in net income (excluding one-time items) increasing by 14.5 percent and earnings per share-diluted growing by 14.6 percent. Returns improved as well with economic return on invested capital increasing from 15.3 to 16.3 percent. These results describe our ongoing business and do not include the realignment charges and one-time gains discussed later.

Hershey's Strengths

Hershey has immense strengths. Hershey's iconic brands define the category. We have twelve $100 million brands, and our products are truly household names. In the United States, we're number one in total confectionery with clear leadership in both the chocolate and non-chocolate categories. Equally important, we posted solid market share gains in 2001.

Confectionery is the largest segment of the $52 billion U.S. snack market. Candy and gum represent 31 percent of this market, larger than either cookies and crackers or salty snacks. With snacking such a part of consumers' lifestyle, confectionery is on-trend, and as we like to say, enjoyable, affordable, portable and available.

Consumers seek out confectionery virtually everywhere they go, making confectionery the highest impulse snack item in the entire U.S. snack category. Given that confectionery is so attractive to consumers, it's also very important to our customers, the retailers. This encourages retailers to provide incremental merchandising displays in their stores, and these displays deliver superior sales results. The combination of these factors helps build expandable consumption; that's why the U.S. confectionery category enjoys a higher retail growth rate than most other food items.

In addition to these strengths, what's most impressive is Hershey's loyal and dedicated work force. There are countless employees with long tenure and tremendous depth of industry experience. Our people truly love the company and will do whatever it takes to see it succeed. They're embracing the changes necessary to take Hershey to the next level of performance. Hershey employees represent our most important competitive advantage.

Basis for Change

Hershey has been an organization with a strong foundation and enduring strengths. In turn, these strengths have delivered strong sales and market share results. In recent years, however, this growth in revenue and market presence has not translated into strong profit growth.

Going forward, we've set more balanced, and thus, more sustainable goals for Hershey. These goals include three to four percent organic sales growth, margin expansion, nine to eleven percent earnings per share-diluted growth, and continued market share gains. Achieving these goals will deliver superior performance and continue to reward stockholders. Clearly, Hershey must change to accomplish these goals, but importantly, we won't change who we are, but we will change what we do.

Key Opportunities

Key opportunities for change were identified in the comprehensive situation assessment mentioned earlier. Specifically, we determined that Hershey was not leveraging its scale brands, margins had not expanded, assets were not fully optimized, and the organization was not properly aligned with the market place. To capitalize on these opportunities and thus achieve our goals, we set a strategic agenda consisting of four imperatives:

•	Drive profitable organic sales growth;
•	Create ongoing affordability via a low-cost, value-adding supply chain;
•	Develop superior asset management; and
•	Build a streamlined, results-driven organization.

Superior Marketing and Selling Capabilities

Superior marketing and selling capabilities are the essence of profitable organic growth. We're building a framework of new capabilities called Integrated Business Intelligence (IBI) to enhance our brand equities. IBI is a disciplined, fact-based approach to decision making. It maximizes total brand investment which enhances brand preference and builds sales profitably.

We've already taken actions based on our preliminary IBI learnings. For example, advertising spending has been reallocated to our larger, more profitable brands, portfolio-wide consumer events have been added to better leverage our leadership position, and we'll be introducing value-added new products to deliver news and innovation. As 2002 progresses and our IBI learnings continue to build, additional brand building initiatives will be implemented.

Brand building, however, is more than just marketing. Experience has demonstrated that the selling function can play a very important role in profitably building our brands. I'm impressed with the outstanding capabilities of the Hershey sales force, and we'll do even more to leverage the strengths of our confectionery sales team.

Creating Ongoing Affordability

Enhanced marketing and selling programs will be funded by the cost savings generated through a number of initiatives:

•	Continued rationalization of non-strategic items from our product line;
•	Elimination of under-utilized manufacturing facilities;
•	Improved working capital management; and
•	Reduced administrative costs.

To jump start these efforts, on October 24, 2001, we announced charges to realign our business by eliminating non-strategic brands, closing underutilized facilities, reducing raw material inventories, and reducing administrative costs. Most of these charges were taken in the fourth quarter of 2001 and included a charge to cost of sales of $50 million resulting from a reduction in raw material inventory levels, as well as business realignment and asset impairment charges of $228 million. The total charge of $278 million was equivalent to $1.25 per share-diluted, leading to reported net income of $207.2 million, or $1.50 per share-diluted in 2001.

Specifically, we'll exit certain under-performing businesses. These businesses, along with the sale of the Luden's business, which was completed in the third quarter of 2001, include brands which are lower margin, lower volume, or non-strategic. The elimination of these items and brands, many of which were sold by brokers, enables us to consolidate our remaining confectionery brands back into the direct sales force. This move further builds our selling scale.

Supply chain overhead will be reduced with the closure of three manufacturing facilities, as well as one company-owned distribution center. These actions are the result of our ongoing capacity utilization study and improvements in our distribution center network.

Completing the outsourcing of cocoa butter/cocoa powder requirements will further streamline our asset base. In-house pressing operations have been discontinued as this activity added little value. The outsourcing of these intermediate stage ingredients saves additional operating costs while simultaneously avoiding the significant cost of replacing old equipment. In addition, exiting this non-value adding process helped enable significant reduction of raw material inventories.

A reduction in staffing levels is also taking place. Our administrative costs as a percentage of sales are higher than industry benchmarks. We'll eliminate twelve percent of our salaried work force or about 600 people. Given the demographics of Hershey's work force, this reduction is being accomplished on a voluntary retirement or mutual separation basis.

The overall realignment charge of $310 million equates to $1.39 per share-diluted, with projected annualized savings of $75-$80 million when fully implemented. Consistent with our strategic direction, on-going savings will be invested substantially in enhanced brand building and selling capabilities. This was not an earnings re-base; going forward, we expect earnings per share-diluted on a continuing operations basis to grow nine to eleven percent annually from the $2.74 base achieved in 2001.

Senior Management Changes—Retirements

On January 1, 2002, Kenneth L. Wolfe, Chairman of the Board of Directors retired, and I was elected as Chairman of the Board, President, and Chief Executive Officer. The leadership transition process had begun in March 2001 when I joined Hershey as President and Chief Executive Officer, and this step marks the completion of that process.

During Ken's tenure as Chairman and Chief Executive Officer, he put a strong emphasis on creation of economic value and enhanced cash flow, and brought a strong focus to the company's structure by shedding non-strategic businesses and making key complementary acquisitions such as Leaf North America and the intense mint and gum business. Ken spearheaded the implementation of a corporate-wide information system, successfully positioning Hershey for managing its business in an increasingly complex environment, and he initiated a management succession program to enable the company to achieve enhanced levels of performance. His eight years of leadership saw increased sales and earnings, culminating with a stock price which grew at a rate of 13.5 percent compounded. Ken was of immense assistance to me during 2001, providing sound advice and counsel during my early months at Hershey. The Board of Directors and I commend Ken for his outstanding leadership and thank him for his 34 years of service to the company.

Also retiring effective January 1, 2002, was William F. Christ, Executive Vice President and Chief Operations Officer. During his 32 years of service, Bill held a variety of financial and operational positions including Senior Vice President, Chief Financial Officer and Treasurer, and President, Hershey International.

Robert M. Reese, Senior Vice President—Public Affairs, General Counsel and Secretary, retired effective January 1, 2002. Bob joined Hershey as Counsel in 1978 and held a series of positions in the Company's Legal Department.

Senior Management Changes—New Hershey Executive Team

In June 2001 a more streamlined organizational structure was established, beginning with a new Hershey executive team. The current members of this team are listed on page B-4 in Appendix B to this report. Nine of the ten members are new to their role in the past fifteen months, and they represent a balance of internal and external managers, maintaining 175 years of Hershey experience, while simultaneously adding needed skill sets. We've established clear accountabilities with a renewed focus on brand building and supply chain capabilities. Hershey's new incentive structure is more comprehensive. In addition to key financial measures, strategic and organizational components have been added. Our compensation criteria for 2002 include sales growth, operating profit, earnings per share, economic return on invested capital and individual objectives.

Board Changes

Effective August 10, 2001, Jon A. Boscia, Chairman and Chief Executive Officer of Lincoln National Corporation, was elected to the Board of Directors; and effective October 3, 2001, Gary P. Coughlan, retired Senior Vice President, Finance, and Chief Financial Officer of Abbott Laboratories, Inc., was elected to the Board. These individuals bring to the Board a wealth of experience across multiple disciplines.

Dr. C. McCollister Evarts, who has been a director since 1996, will retire from the Board at the 2002 Annual Meeting of Stockholders in accordance with the policies of Hershey Trust Company and Milton Hershey School regarding service on the Board. The company has benefited greatly from Dr. Evarts' judgement and counsel during his time on the Board.

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The Road Ahead

During the final months of 2001, we began the execution of the realignment and continued the brand building and sales force initiatives begun earlier in the year. By the end of the first half of 2002, we expect to substantially complete these initiatives. During the second half of the year, we will begin to invest the cost savings generated by the realignment and other programs in brand building activities and further enhancement to our sales force capability. This sets the stage for ongoing excellence in 2003 and beyond. Our strategy is fundamentally sound, and our effort is focused on execution. As these programs take hold and our brands begin to respond to the marketing and selling initiatives, we'll truly unwrap Hershey's potential and create a better balance between growth, profitability and return on investment.

Hershey experienced an enormous amount of change in 2001. Our employees have embraced Hershey's new strategic direction and are now working very hard to implement our plans. At the beginning of 2002, the most visible change is the impact of the Early Retirement Program. This program was designed to allow long-tenured employees to take advantage of the many years which they've devoted to Hershey and also help us bring our total costs in line.

We thank our retiring employees for their contributions to Hershey's success and wish them well as they venture into the next chapter of their lives. While a lot of great people are leaving, many great people remain with Hershey, and opportunities for personal advancement have been greatly accelerated as a result. We have much work to do, but I have enormous confidence in everyone on the Hershey team.

Thank you for investing in Hershey and our future growth prospects. We will continue to unwrap the potential of this great company delivering superior value to all of our stockholders.

Richard H. Lenny Chairman, President and Chief Executive Officer
v

2002 Annual Meeting of Stockholders

  2:00 p.m., April 30, 2002 (doors open at 1:00 p.m.)
  Hershey Theatre, 15 East Caracas Avenue
  Map on back cover
  Registered stockholders should bring Admission Ticket from top half of proxy card for admission to the Annual Meeting
  If voting by Internet, Admission Ticket will be forwarded to you
  If your shares are held by a broker, bank or other nominee, obtain a letter from broker, bank or nominee, or bring your most recent account statement showing ownership of Hershey stock as of March 1, 2002, to gain admission to the Annual Meeting and to receive HERSHEY'S CHOCOLATE WORLD discount and product sample
  HERSHEY'S CHOCOLATE WORLD visitors center will provide refreshments, a product sample and 25% discount on selected items from 9:00 a.m. to 6:00 p.m.
  To get product sample and 25% discount, present Admission Ticket, letter from broker, bank or nominee, or account statement described above
  Live audio of the Annual Meeting will be webcast and available online in the Investor Relations area of www.hersheys.com

Safe Harbor Statement

Please refer to the Safe Harbor Statement on page A-15 for information about factors which could cause future results to differ materially from forward-looking statements, expectations and assumptions expressed or implied in this publication.

Notice of Annual Meeting and Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
April 30, 2002

The Annual Meeting of Stockholders of HERSHEY FOODS CORPORATION will be held at 2:00 p.m. on April 30, 2002 at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania 17033 for the following purposes:

(1)	To elect nine directors;
(2)	To approve the appointment of Arthur Andersen LLP as the Corporation's independent auditors for 2002;
(3)	To approve amendments to the Corporation's Key Employee Incentive Plan; and
(4)	To transact such other business as may be brought properly before the meeting and any and all adjournments thereof.

In accordance with the By-Laws and action of the Board of Directors, stockholders of record at the close of business on March 1, 2002 will be entitled to notice of, and to vote at, the meeting and any and all adjournments thereof.

By order of the Board of Directors, Burton H. Snyder Senior Vice President, General Counsel and Secretary

March 15, 2002

Please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person; or if you prefer, kindly mark, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HERSHEY FOODS CORPORATION, a Delaware corporation (the "Corporation" or "Hershey Foods"), for use at the Annual Meeting of Stockholders ("Annual Meeting") which will be held at 2:00 p.m., Tuesday, April 30, 2002 at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, and at any and all adjournments of that meeting. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about March 15, 2002. The Corporation's principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

Shares represented by properly voted proxies received by the Corporation at or prior to the Annual Meeting will be voted according to the instructions indicated by such proxies. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented FOR the election of the nominees for director named in this Proxy Statement, FOR approval of the appointment of Arthur Andersen LLP as the Corporation's independent auditors for 2002 and FOR approval of amendments to the Corporation's Key Employee Incentive Plan. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgment.

Proposal No. 1 – ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting, each to serve until the next Annual Meeting and until his or her successor shall have been elected and qualified. Each of the nominees named in the following pages is currently a member of the Board of Directors (the "Board"). Kenneth L. Wolfe, formerly Chairman of the Board and a director, retired from the Board on December 31, 2001. Dr. C. McCollister Evarts, currently a director of the Corporation and until January 9, 2002 a member of the Board of Directors of Hershey Trust Company and the Board of Managers of Milton Hershey School, will retire from the Board as of the Annual Meeting on April 30, 2002 in accordance with the policies of Hershey Trust Company and the Milton Hershey School regarding service on the Hershey Foods Board. Pursuant to the Corporation's Restated Certificate of Incorporation, as amended ("Certificate"), and By-Laws, one-sixth of the directors, which equates presently to two directors, is to be elected by the holders of the Corporation's Common Stock, one dollar par value ("Common Stock"), voting separately as a class. The nominees receiving the greatest number of votes of the holders of the Common Stock voting separately as a class will be elected.

Messrs. Jon A. Boscia and Gary P. Coughlan have been nominated by the Board for the positions to be elected by the holders of the Common Stock voting separately as a class. The remaining seven individuals listed have been nominated by the Board for the seven positions to be elected by the holders of the Common Stock and the Corporation's Class B Common Stock, one dollar par value ("Class B Stock"), voting together without regard to class. The seven nominees receiving the greatest number of votes of the holders of the Common Stock and Class B Stock voting together will be elected. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.

JON A. BOSCIA, age 49, is Chairman and Chief Executive Officer of Lincoln National Corporation, Philadelphia, Pennsylvania, a leading financial services company. He was elected Chairman of the Board of Lincoln National Corporation in March 2001 and has been Chief Executive Officer since July 1998. From January 1998 to March 2001, Mr. Boscia held the office of President. Prior to 1998, Mr. Boscia held several positions within Lincoln Financial Group, the marketing name for Lincoln National Corporation and its affiliates. A Hershey Foods director since 2001, he is a member of the Audit Committee. He has been nominated for election by the holders of the Common Stock voting separately as a class.

ROBERT H. CAMPBELL, age 64, retired in 2000 as Chairman of the Board and Chief Executive Officer, Sunoco, Inc., Philadelphia, Pennsylvania, a petroleum refiner and marketer. He had been Chief Executive Officer since 1991, Chairman of the Board since 1992 and a director of Sunoco, Inc. since 1988. He is a director of CIGNA Corporation. A Hershey Foods director since 1995, he is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

GARY P. COUGHLAN, age 58, retired on March 31, 2001 as Senior Vice President, Finance and Chief Financial Officer of Abbott Laboratories, Inc., Abbott Park, Illinois, a diversified international healthcare company. He had held that position since May 1990. He is a director of Arthur J. Gallagher & Co. and General Binding Corporation. A Hershey Foods director since 2001, he is a member of the Audit Committee. He has been nominated for election by the holders of the Common Stock voting separately as a class.

BONNIE G. HILL, age 60, is President of B. Hill Enterprises, LLC, Los Angeles, California, a consulting company, and Chief Operating Officer of Icon Blue, Inc., Los Angeles, California, a brand marketing company. Previously she was President and Chief Executive Officer of The Times Mirror Foundation; and Senior Vice President, Communications and Public Affairs, The Los Angeles Times, a subsidiary of Tribune Company. She is a director of AK Steel Holding Corporation, Albertson's, Inc., ChoicePoint, Inc., The Home Depot, Inc., and National Grid Group plc. A Hershey Foods director since 1993, she is a member of the Audit Committee and the Compensation and Executive Organization Committee.
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J. ROBERT HILLIER, FAIA, age 64, is Chairman of the Board and Founder, The Hillier Group, Princeton, New Jersey, one of the nation's largest architectural firms. A Hershey Foods director since 2001, he is a member of the Committee on Directors and Corporate Governance.

JOHN C. JAMISON, age 67, is Chairman of Mallardee Associates, a privately-held corporate financial services firm, Williamsburg, Virginia. A Hershey Foods director since 1974, he chairs the Audit Committee and is a member of the Executive Committee.

RICHARD H. LENNY, age 50, was elected Chairman of the Board, President and Chief Executive Officer of Hershey Foods Corporation effective January 1, 2002. From March 2001 to December 2001, he was President and Chief Executive Officer of the Corporation. He was formerly Group Vice President of Kraft Foods, Inc. and President of its Nabisco Biscuit and Snack business from 2000 until 2001; President, Nabisco Biscuit Company from 1998 until 2000; and President, Pillsbury North America from 1996 to 1998. He is a director of Sunoco, Inc. A Hershey Foods director since 2001, he chairs the Executive Committee and is a member of the Committee on Directors and Corporate Governance.

MACKEY J. McDONALD, age 55, is Chairman of the Board, Chief Executive Officer and President of VF Corporation, Greensboro, North Carolina, an international apparel company. He was elected Chairman of the Board of VF Corporation in 1998. He has been Chief Executive Officer since 1996 and President since 1993. He is a director of First Union Corporation. A Hershey Foods director since 1996, he chairs the Compensation and Executive Organization Committee and is a member of the Executive Committee.
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JOHN M. PIETRUSKI, age 69, is Chairman of the Board of Texas Biotechnology Corporation, Houston, Texas, a pharmaceutical research and development company. He is a director of FirstEnergy Corporation, Lincoln National Corporation and Professional Detailing Inc. A Hershey Foods director since 1987, he chairs the Committee on Directors and Corporate Governance and is a member of the Compensation and Executive Organization Committee and the Executive Committee.

The Board of Directors recommends a vote FOR the director nominees listed above, and proxies that are returned will be so voted unless otherwise instructed.

BOARD COMMITTEES

The Board has four standing committees: the Audit Committee; the Committee on Directors and Corporate Governance; the Compensation and Executive Organization Committee; and the Executive Committee. In addition to the four standing committees, the Board from time to time establishes committees of limited duration for special purposes.

Audit Committee	5 meetings in 2001
Members:	John C. Jamison (Chair) Jon A. Boscia Robert H. Campbell Gary P. Coughlan Bonnie G. Hill
Responsibilities:	Assists the full Board:
In its oversight of the Corporation's accounting and financial reporting principles and policies and internal controls and procedures;
In its oversight of the Corporation's financial statements and the independent audit thereof;
In selecting (or nominating the independent auditors to be proposed for stockholder approval), evaluating and, where deemed appropriate, replacing the independent auditors; and
In evaluating the independence of the independent auditors.

Committee on Directors and Corporate Governance	5 meetings in 2001
Members:	John M. Pietruski (Chair) Robert H. Campbell J. Robert Hillier Richard H. Lenny (beginning January 1, 2002) Kenneth L. Wolfe (until his retirement from the Board on December 31, 2001)
Responsibilities:	Reviews and makes recommendations on the composition of the Board and its committees;
Evaluates and recommends candidates for election to the Board;
Administers the Directors' Compensation Plan; and
Reviews and makes recommendations to the full Board on corporate governance matters and the Board's corporate governance policies.

The Committee will consider nominees recommended by stockholders. Such recommendations must comply with the procedures for nomination set forth in the section entitled "Stockholder Proposals and Nominations," beginning on page 32.

Compensation and Executive Organization Committee	5 meetings in 2001
Members:	Mackey J. McDonald (Chair) C. McCollister Evarts, M.D. Bonnie G. Hill John M. Pietruski
Responsibilities:	Establishes the salaries of the Corporation's elected officers;
Grants performance stock units, stock options and other rights under the Corporation's Key Employee Incentive Plan, as amended ("Incentive Plan");
Establishes target-award levels and makes awards under the Annual Incentive Program and the Long-Term Incentive Program of the Incentive Plan;
Administers the Incentive Plan, the Employee Benefits Protection Plans and the Supplemental Executive Retirement Plan;
Monitors compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests;
Reviews the executive organization of the Corporation; and
Monitors the development of personnel available to fill key management positions as part of the succession planning process.
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Executive Committee	5 meetings in 2001
Members through December 31, 2001:	Kenneth L. Wolfe (Chair) Richard H. Lenny (as of March 12, 2001)
Members as of January 1, 2002:	Richard H. Lenny (Chair) John C. Jamison Mackey J. McDonald John M. Pietruski
Responsibilities:	Manages the business and affairs of the Corporation, to the extent permitted by the Delaware General Corporation Law, when the Board is not in session.

DIRECTORS' ATTENDANCE

There were six regular meetings and one special meeting of the Board of Directors during 2001. No director attended less than 86% of the sum of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during 2001. Average attendance for all of these meetings equaled 97%.

DIRECTORS' COMPENSATION

Annual Retainer	$55,000
Annual Restricted Stock Unit Grant	$40,000
Annual Retainer for Committee Chairs	$5,000

Directors who are employees of the Corporation receive no remuneration for their services as directors.

The compensation for non-employee directors set forth in the table above was approved by the directors in October 2001. From January 1997 through September 2001, the directors were paid an annual retainer of $42,500, $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairs were also paid an annual retainer of $3,000. One-third of the annual retainer was required to be paid in Common Stock, with the remainder taken in cash or Common Stock (with meeting and chair fees payable only in cash). Following a review of competitive data, which disclosed the need to adjust the retainer and fees to bring the directors' compensation in line with comparable companies, the new compensation program was adopted.

A principal feature of the new compensation program is the addition of restricted stock unit ("RSU") grants. RSUs are granted quarterly to each director on the first day of January, April, July and October on the basis of the number of shares of Common Stock, valued at the average closing price on the New York Stock Exchange of the Common Stock on the last three trading days preceding the grant, equal to $10,000. While the value of the annual RSU grant is targeted at $40,000, the actual value of the grant may be higher or lower depending upon the performance of the Common Stock following the grant dates. A director's RSUs will vest and be distributed upon his or her retirement from the Board.

As in the prior compensation program, a director may defer receipt of the retainer and committee chair fees until his or her retirement from the Board. Finally, given the significant equity interest that RSUs provide in the director's compensation program, the previous requirement that one-third of the retainer be paid in Common Stock was discontinued.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and for minor incidental expenses incurred in connection with performance of directors' services. In addition, directors are provided with travel accident insurance while traveling on the Corporation's business, receive the same discounts as employees on the purchase of the Corporation's products and are eligible to participate in the Corporation's Higher Education Gift Matching Program.

The Corporation maintains a Directors' Charitable Award Program for individuals who became directors prior to December 31, 1996. This program is a self-funded life insurance program on eligible directors and funds charitable donations by the Corporation to educational institutions designated by those directors. The amount of the donation varies according to the director's length of service as a director, up to a maximum donation of $1 million after five years of service. With the exception of Jon A. Boscia, Gary P. Coughlan, J. Robert Hillier and Richard H. Lenny, who became directors after December 31, 1996, all current directors and thirteen retired directors participate in the program. The amount of the charitable donation per current participating director is $1 million.

AUDIT COMMITTEE REPORT

The role of the Audit Committee of the Board of Directors is to assist the Board in its oversight of the Corporation's financial reporting process. The Board has determined that all members of the Audit Committee are "independent," as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on February 7, 2001. As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements, the Corporation's accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Corporation's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has discussed with the independent auditors the auditors' independence from the Corporation and its management, and has considered whether the provision of non-audit services to the Corporation by the independent auditors is compatible with maintaining the auditors' independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not employed by the Corporation for accounting, financial management or internal control purposes, and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Corporation's financial statements has been carried out in accordance with auditing standards generally accepted in the United States, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Corporation's auditors are in fact "independent."

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE CORPORATION'S
BOARD OF DIRECTORS

John C. Jamison, Chair		Jon A. Boscia		Robert H. Campbell
	Gary P. Coughlan		Bonnie G. Hill

VOTING SECURITIES

The Corporation has shares of two classes of stock outstanding, Common Stock and Class B Stock. At the close of business on March 1, 2002, the record date for the Annual Meeting, there were outstanding 106,555,905 shares of Common Stock and 30,433,808 shares of Class B Stock, all of which are entitled to be voted. Holders of record of the Corporation's Common Stock on March 1, 2002 will be entitled to cast one vote for each share held, and holders of record of the Class B Stock on March 1, 2002 will be entitled to cast ten votes for each share held. The Common Stock is entitled to cash dividends 10% higher than those declared on the Class B Stock.

According to the Corporation's By-Laws, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast of the outstanding Common Stock and Class B Stock, respectively, shall constitute quorums for matters to be voted on separately by the holders of the Common Stock voting separately as a class and the holders of the Class B Stock voting separately as a class. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the combined outstanding shares of the Common Stock and the Class B Stock shall constitute a quorum for matters to be voted on without regard to class.

The vote required for approval of any matter which may be the subject of a vote of the stockholders is provided for in the Corporation's Certificate and By-Laws. The specific vote requirements for the proposals being submitted to a stockholder vote at this year's Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

Abstentions and broker non-votes (defined below) are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

As of March 1, 2002, stockholders noted in the following table owned the indicated number of shares of the Corporation's Common Stock (including Common Stock equivalent shares) and Class B Stock. Unless otherwise indicated in a footnote, the individuals listed below have voting and disposition power over the shares indicated. The voting and disposition power over the shares held by the Milton Hershey School Trust and Hershey Trust Company are as indicated in the section entitled "Description of the Milton Hershey School Trust and Hershey Trust Company."

Holder	Common Stock(1)	Common Stock Equiv- alents(2)	Deferred Stock Units(3)	Percent of Common Stock	Class B Common Stock	Percent of Class B Stock

Milton Hershey School Trust Founders Hall Hershey, PA 17033(4) Hershey Trust Company 100 Mansion Road Hershey, PA 17033(4)	12,276,671			11.5%	30,306,006	99.6%

Hershey Trust Company(4)	463,570			**

J. A. Boscia*	1,000	49		**

R. H. Campbell*	1,119	7,018		**

F. Cerminara	6,623		28,463	**

W. F. Christ(5)	23,606		24,919	**

G. P. Coughlan*	1,111			**

C. M. Evarts, M.D.*(6)	670	4,346		**

B. G. Hill*(7)	1,244	2,463		**

J. R. Hillier*	1,097			**

J. C. Jamison*	10,000	5,568		**

R. H. Lenny*	3,082			**

M. J. McDonald*	400	3,571		**

M. F. Pasquale(8)	10,117		8,404	**

J. M. Pietruski*	4,800	5,534		**

R. M. Reese(9)	30,566		16,243	**

W. A. Willard	18			**

K. L. Wolfe(10)	139,970(11)		10,026	**

All directors and executive officers as a group (24 persons)	260,130	28,549	147,848	**

*	Director
**	Less than 1%
10

(1)	The executive officers listed above and Mr. Pasquale, a former executive officer, also hold the following number of stock options which are exercisable as of March 1, 2002:
Name	Number of Shares
F. Cerminara	40,951
W. F. Christ	35,188
R. H. Lenny	0
M. F. Pasquale	99,000
R. M. Reese	33,375
W. A. Willard	0
K. L. Wolfe	143,076
Executive Officers as a Group	531,719

In addition to the above, 32,771 restricted stock units and 120,175 stock options awarded to Mr. Lenny vested on March 12, 2002.
(2)	These are common stock units credited under the Directors' Compensation Plan. The units are fully vested and are payable in Common Stock shares upon the expiration of the deferral period. Upon payment, the holder obtains voting and investment power over the shares.
(3)	These are common stock units which are deferred under the Corporation's Deferred Compensation Plan. These units are payable in Common Stock shares upon the expiration of the deferral period and are fully vested. Upon payment, the holder obtains voting and investment power over the shares.
(4)	See "Description of the Milton Hershey School Trust and Hershey Trust Company" for further information on the voting of these securities.
(5)	Mr. Christ retired from the Corporation on January 1, 2002.
(6)	As of March 1, 2002, Dr. Evarts also holds 302 restricted stock units under the Directors' Compensation Plan which will vest upon his retirement from the Board on April 30, 2002.
(7)	Includes 150 shares held in trust by Ms. Hill's husband.
(8)	Mr. Pasquale resigned as a director and executive officer of the Corporation on December 11, 2000, and is on a paid leave of absence from the Corporation for a period of eighteen months from that date.
(9)	Mr. Reese retired from the Corporation on January 1, 2002.
(10)	Mr. Wolfe retired from the Corporation on January 1, 2002.
(11)	Of the total number of shares reported as being owned by K. L. Wolfe, 125,000 shares are subject to "zero cost collar" arrangements entered into by Mr. Wolfe in 2001. Mr. Wolfe entered into four such arrangements with Goldman Sachs & Co. in 2001, pursuant to which on April 27, May 18, May 30 and June 8 he wrote a covered call option and purchased a put option for 37,000, 20,000, 30,000 and 38,000 shares, respectively, of Common Stock. In each such arrangement, only one of the options can be in the money on the expiration date, at which time the in-the-money option will be exercised (and settled for in cash), and the other option will expire. If neither option is in the money on the expiration date, both options will expire. The expiration date of the April 27 and May 18 collars is July 31, 2002, and the expiration date of the May 30 and June 8 collars is August 15, 2002.

Description of the Milton Hershey School Trust and Hershey Trust Company

Milton Hershey School, a non-profit school for the full-time care and education of disadvantaged children located in Hershey, Pennsylvania, is the sole beneficiary of the trust established by Milton S. and Catherine S. Hershey in 1909. Investment decisions with respect to securities held by Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (the "Milton Hershey School Trust"), are made by the Board of Directors of Hershey Trust Company, as Trustee, with the approval of the Board of Managers (governing body) of Milton Hershey School. Decisions regarding the voting of such securities are made by the Board of Directors of Hershey Trust Company, as Trustee for the benefit of Milton Hershey School. The Milton Hershey School Trust will be entitled to cast 12,276,671 of the total 106,555,905 votes, or 11.5%, entitled to be cast on matters required to be voted on separately by the holders of the Common Stock, and 315,336,731 of the total 410,893,985 votes, or 76.7%, entitled to be cast by the holders of the Common Stock and the Class B Stock voting together on matters to be voted on without regard to class.

Hershey Trust Company is a state-chartered trust company and holds 216,570 shares of the Corporation's Common Stock in its capacity as institutional fiduciary for 71 estates and trusts unrelated to the Milton Hershey School Trust. Hershey Trust Company also holds 247,000 shares of Common Stock as investments. Investment decisions and decisions with respect to voting of securities held by Hershey Trust Company as institutional fiduciary and as investments are made by the Board of Directors or management of Hershey Trust Company.

Hershey Trust Company, as Trustee for the benefit of Milton Hershey School, as fiduciary for the above-noted individual trusts and estates, and as direct owner of investment shares, will be entitled to vote 12,740,241 shares of Common Stock and 30,306,006 shares of Class B Stock at the meeting.

Pursuant to the Corporation's Certificate, all holders of Class B Stock, including the Milton Hershey School Trust, are entitled to convert any or all of their Class B Stock shares into shares of Common Stock at any time on a share-for-share basis. In the event the Milton Hershey School Trust ceases to hold more than 50% of the outstanding shares of the Class B Stock and at least 15% of the total outstanding shares of both the Common Stock and Class B Stock, all shares of the Class B Stock will automatically be converted into shares of Common Stock on a share-for-share basis. The Corporation's Certificate requires the approval of the Milton Hershey School Trust prior to the Corporation issuing shares of Common Stock or undertaking any other action which would cause the Milton Hershey School Trust to cease having voting control of the Corporation.

All of the outstanding shares of Hershey Trust Company are owned by the Milton Hershey School Trust. The members of the Board of Managers of Milton Hershey School are appointed by and from the Board of Directors of Hershey Trust Company. There are 17 members of the Board of Directors of Hershey Trust Company and of the Board of Managers of Milton Hershey School, including J. Robert Hillier who is a director of the Corporation. Directors of Hershey Trust Company and members of the Milton Hershey School Board of Managers individually are not considered to be beneficial owners of the Corporation's shares of Common Stock or Class B Stock held by the Milton Hershey School Trust.

Proposal No. 2 – APPOINTMENT OF AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent auditors for the Corporation for the year ending December 31, 2002. Although not required to do so, the Board is submitting the appointment of that firm for approval at the Annual Meeting. Arthur Andersen LLP has audited the Corporation's financial statements since 1927 and is considered to be well-qualified. If the appointment is not approved, the Board will reconsider its appointment. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to questions.

Set forth below are the aggregate fees billed by Arthur Andersen LLP for professional or other services rendered to the Corporation during the year ended December 31, 2001:

Audit Fees	$1,174,600
Financial Information Systems Design and Implementation Fees	$0
All Other Fees billed by Arthur Andersen LLP	$388,872

12

The affirmative vote of a majority of the votes represented at the Annual Meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class is required for approval of the appointment of auditors.

The Board of Directors recommends a vote FOR Proposal No. 2, and proxies that are returned will be so voted unless a contrary vote is designated.

Proposal No. 3 – APPROVAL OF AMENDMENTS TO THE KEY EMPLOYEE INCENTIVE PLAN

The purpose of the Key Employee Incentive Plan (the "Incentive Plan") is to provide key employees with incentives to work for the growth and success of the Corporation and its subsidiaries. The Incentive Plan helps the Corporation to achieve competitive compensation levels and is designed to meet the present and anticipated needs of the Corporation in attracting, retaining and rewarding key employees having outstanding dedication and ability. The Incentive Plan consists of two separate programs – an Annual Incentive Program ("AIP") that rewards key employees based on their performance relative to annual operating objectives and a Long-Term Incentive Program ("LTIP") that rewards longer term objectives.

The Incentive Plan was originally adopted and approved by the Board and stockholders in 1987 and has been amended on various occasions since that time, most significantly in 1997 when the Board and stockholders approved amendments to conform certain provisions of the Plan to the requirements of the "performance-based" compensation exception to the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and to eliminate the requirement for stockholder approval of certain amendments (the "1997 Amendments"). In February 2002, the Board amended the Incentive Plan to increase to 19,000,000 the number of shares available for awards from the 13,000,000 previously approved by the stockholders, to update the provisions relating to the requirements of "performance-based" compensation under Section 162(m) of the Code and to make certain procedural changes (the "2002 Amendments"). Although the amendments have not been made contingent on receipt of stockholder approval, the Board has directed that the amendments increasing the number of shares available for issuance under the Incentive Plan and updating the performance-based compensation provisions be submitted to the stockholders for approval so that certain awards granted under the Incentive Plan may qualify as "performance-based" compensation under Section 162(m) of the Code and to comply with certain requirements of the New York Stock Exchange.

Description of and Reason for the 2002 Amendments

Increase in Shares Available for Issuance Under the Incentive Plan.    The Board believes that stock options and other stock-based incentives play an important role in attracting and retaining the services of outstanding employees and linking the interests and efforts of the employees to the long-term interests of the Corporation's stockholders. As of February 12, 2002, the stockholders had approved 13,000,000 shares for issuance for awards under the Incentive Plan, of which 11,698,734 shares had been previously issued, 8,538,351 shares were subject to awards outstanding, and only 1,301,266 shares remained available for new awards. At its meeting on February 13, 2002, the Board approved, and is seeking stockholder approval of, an increase of 6,000,000 shares in the number of shares available for issuance of awards. The Incentive Plan provides that shares subject to awards which are forfeited or terminated, expire unexercised, are settled in cash in lieu of shares or in a manner in which some or all of the shares subject to the award are not issued or surrendered, will again be available for issuance under the Plan. Shares issued under the Incentive Plan may be either authorized but unissued shares, treasury shares held by the Corporation or any direct or indirect subsidiary thereof, or shares acquired by the Corporation through open market purchases or otherwise. Although the Corporation intends to issue treasury shares in connection with awards made under the Plan, the Board is submitting the increase in the number of shares available for issuance to the stockholders in order to satisfy the listing requirements of the New York Stock Exchange in the event the Corporation determines to use newly-issued shares in satisfaction of awards made under the Incentive Plan.

Performance-Based Compensation Requirements.    Under Section 162(m) of the Code, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and the four other most highly-compensated officers. Under this Code provision, however, there is no limitation on the deductibility of "performance-based" compensation. In general, to qualify as "performance-based" compensation (i) the compensation must be paid solely on account of the attainment of one or more pre-established objective performance goals; (ii) the performance goals under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as "outside directors" for purposes of the exception; (iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation; and (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied. Regulations issued under Section 162(m) require that criteria used to establish business performance goals and the maximum payouts under a plan be determined and disclosed to stockholders as part of the plan approval process.

As a part of the 1997 Amendments, the Board of Directors amended the Incentive Plan to limit the number of stock options, stock appreciation rights ("SARs") and restricted stock units ("RSUs") that may be granted to individual participants during any calendar year. The Board also capped the payouts that individual participants can receive under the AIP and performance stock unit ("PSU") sections of the Incentive Plan. Under the 1997 Amendments, the number of shares of Common Stock that could be covered by stock options, SARs and RSUs awarded to a participant during a calendar year was 250,000 with respect to stock options, 250,000 with respect to SARs, and 50,000 with respect to RSUs. The maximum annual payout a participant could receive under AIP was capped at $2,100,000, and the maximum annual payout a participant could receive under the PSU portion of the Incentive Plan was $2,430,000.

Following the Board's review of competitive data, which disclosed that the limitations established in 1997 were no longer compatible with those of comparable companies, the Board, with the 2002 Amendments, adjusted the limits and maximum payouts under the Incentive Plan and modified the criteria upon which performance-based objectives may be established. With the 2002 Amendments, the number of shares of Common Stock that may be covered by stock options, SARs and RSUs awarded to a participant during a calendar year was increased from 250,000 to 500,000 with respect to stock options, from 250,000 to 500,000 with respect to SARs and from 50,000 to 75,000 with respect to RSUs. The maximum annual payout a participant can receive under AIP was increased from $2,100,000 to $3,000,000 and the maximum annual payout a participant can receive under the PSU portion of the Incentive Plan was raised from PSUs with a value of $2,430,000 to 75,000 PSUs.

With the 2002 Amendments, the pre-established, objective performance goals established by the Committee in connection with performance-based awards may be based on one or more of the following business criteria: earnings per share, return on net assets, market share, control of costs, net sales, cash flow, return on invested capital, economic value-added measures, sales growth, earnings growth, stock price, return on equity, financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objectives established by the Committee (collectively, the "Performance Objectives"). Performance Objectives may be particular to a participant or the division, line of business or other unit in which the participant works, or the Corporation generally, or may be absolute in their terms or measured against or in relationship to the performance of a peer group or other external or internal measure. A Performance Objective may include or exclude items to measure specific objectives, including, without limitation, extraordinary or other non-recurring items, acquisitions and divestitures, internal restructuring and reorganizations, accounting charges and effects of accounting changes. The Board is submitting the changes to the maximum amounts which may be paid or granted with respect to awards under the Plan and the provisions relating to the Performance Objectives to the stockholders for approval so that certain awards granted under the Incentive Plan may qualify as "performance-based" compensation under the provisions of Section 162(m) of the Code.

The principal features of the Incentive Plan, as modified by the 2002 Amendments, are described below. A copy of the Incentive Plan, as amended, may be obtained by mail by writing or calling the Corporation's Investor Relations Department, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

Description of the Incentive Plan

General.    AIP awards are paid in cash. Awards and distributions under the Incentive Plan's LTIP components that are settled in stock are charged against the shares of Common Stock available for use under the Incentive Plan. The total number of shares available under the Incentive Plan is subject to adjustment in the event of stock splits or other occurrences as discussed below under "Adjustments." The shares available under the Incentive Plan may be either authorized but unissued shares, treasury shares or shares acquired by the Corporation through open market purchases or otherwise. Shares subject to awards which are forfeited or terminated, expire unexercised, are settled in cash in lieu of shares or in a manner in which some or all of the shares subject to the award are not issued or surrendered, will again be available for issuance under the Plan.

Participants may receive grants under any one or more of the various Incentive Plan components as follows:

1.    Contingent target incentive grants under the AIP entitle participants to receive cash awards based on the achievement of unit and personal performance goals during annual performance cycles.
2.    PSUs entitle the holders to receive shares of Common Stock or a combination of shares and cash, without payment to the Corporation, based on the achievement of performance goals over multi-year performance cycles not exceeding five years.
3.    Stock options are rights to purchase, for cash or previously-owned shares of the Corporation's stock, shares of Common Stock of the Corporation, at a price at least equal to the fair market value of such shares based on the closing market price on the business day immediately preceding the day on which the options are granted.
4.    SARs are rights relating to a fixed number of shares of Common Stock pursuant to which, upon exercise and without payment to the Corporation, the holder is paid the appreciation in value of the Common Stock between the grant date and exercise date of the SARs.
5.    RSUs are rights to receive either cash or shares of Common Stock, or a combination of both, without payment to the Corporation, conditioned upon the holder's continued employment throughout a specified restriction period.

The Incentive Plan is administered by the Compensation and Executive Organization Committee of the Board (the "Committee"). The current membership of the Committee is set forth in the section of this Proxy Statement entitled "Board Committees." The Committee has general authority to administer and interpret the provisions of the Incentive Plan and adopt such rules and regulations as it deems necessary or desirable. Its other functions involve such matters as the selection of participants and the determination of the kind, number, amounts, terms and provisions of grants under the Incentive Plan to such persons. The Board has authorized the Committee to delegate to the Chief Executive Officer of the Corporation authority to grant awards to individuals other than executive officers. The Committee's or its delegate's determinations are conclusive.

The Incentive Plan provides flexibility in creating incentive packages for specific individuals as well as various groups of key employees. Persons eligible to participate in the Incentive Plan are broadly defined to include those officers, executive, administrative, professional and other employees who, in the opinion of the Committee, are in a position to contribute to the success of the Corporation. Directors who are employees of the Corporation are also eligible to receive awards under the Incentive Plan.

Contingent AIP Awards.    The Incentive Plan provides that annual contingent target incentive grants are established for each participant and awards are paid in cash based on both a personal and a Performance Objective factor. Payment of all or a portion of such awards may be deferred by the participant with the approval of the Committee. The calculation of an award under the AIP is further described in the Annual Incentive Program section of the Committee's Report in this Proxy Statement.

Performance Stock Units.    PSUs provide the opportunity for key employees in positions affecting the long-term performance of the Corporation to earn awards related to the achievement of goals based on the Corporation's long-range strategic plan. Under the Incentive Plan, each year the Committee sets specific Performance Objectives for the new, long-term performance cycle and grants contingently units (each of which represents one share of Common Stock) payable upon the achievement of the objectives. The Incentive Plan provides that the Committee may establish the length of each cycle at its discretion, subject to a five-year maximum period. After completion of each cycle, awards are paid in Common Stock or in a combination of Common Stock and cash, depending on the extent such objectives were achieved. Payment of all or a portion of such award may be deferred by the participant with the approval of the Committee.

As a general rule, the holder of PSUs must have participated in the performance cycle for its entire period to be eligible to receive an award. However, upon termination of employment due to retirement, total disability or death, a pro-rata award will be paid provided that the employee was employed for at least two-thirds of the applicable performance cycle. In the event that the employee otherwise resigns or is discharged by the Corporation for any reason, such participant's rights and interests under the Incentive Plan will generally end automatically upon notice of resignation or discharge.

The PSU portion of the Incentive Plan is further described in the Long-Term Incentive Program – Performance Stock Units section of the Committee's Report in this Proxy Statement.

Stock Options.    Stock options under the Incentive Plan are nonqualified for purposes of the Code. The period during which a key employee can exercise his or her stock options is determined by the Committee, but no option is exercisable for a period longer than ten years from the date of grant. The purchase price payable upon the exercise of a stock option is not less than 100% of the fair market value of a share of Common Stock based on the closing market price on the business day immediately preceding the date the option is granted. The purchase price may be paid either in cash or in Common Stock, or any combination of cash and Common Stock. Other terms and conditions of the option are determined by the Committee which, among other things, may stipulate specific exercise terms including times and frequency of exercise and minimum or maximum numbers of options that may be exercised at any one time.

As a general rule, all stock options expire at the end of the participant's employment. However, except as may be provided differently in the participant's stock option agreement, in the case of an option held by an employee whose employment ends due to retirement, total disability or death, the employee or his estate must exercise the option within five years of the date of retirement, total disability or death. For options issued prior to 1997, the exercise period after retirement, disability or death is three years. In the event that the participant otherwise resigns or is discharged by the Corporation for any reason, the option will end automatically upon notice of resignation or discharge, except as and to the extent provided differently by the Committee in the participant's stock option agreement. Upon a change in control, each outstanding option becomes vested and fully exercisable notwithstanding any vesting schedule or installment schedule relating to the exercisability of the stock option.

The stock option portion of the Plan is further described in the Stock Option section of the Committee's Report in this Proxy Statement.

Stock Appreciation Rights.    SARs relating to a specified number of shares of the Common Stock may be granted for such periods of exercise as the Committee determines, provided that SARs may not be exercised after ten years from the date of grant. Upon exercise, the holder of SARs receives a payment in cash or shares of Common Stock or a combination of both, at the discretion of the Committee, equal to the difference between the fair market value of the shares at the time of exercise and at the time the SARs were granted. Other terms of the grant, including targets and conditions for the grant, are established by the Committee. Targets and conditions of an award may be either objective or subjective, as determined by the Committee.

Under the Incentive Plan, SARs may be related to or separate from stock options, as the Committee determines. SARs related to options are exercisable in whole or in part only at such times and to the extent that the options to which they relate are exercisable, and upon exercise of the SARs the number of shares purchasable pursuant to the related options will be reduced on a one-for-one basis. Upon termination of employment, SARs are exercisable to the same extent as are stock options as described in the preceding section.

Restricted Stock Units.    An RSU is a right granted to a key employee to receive either cash or shares of Common Stock or a combination of both without payment to the Corporation, conditioned upon continued employment with the Corporation throughout a specified restriction period. If payment is to be made in cash, the amount will be determined by multiplying the number of RSUs paid out by the fair market value of a share of Common Stock at the time the restriction period ends. If payment is made in Common Stock, the number of shares paid shall be equal to the number of RSUs granted contingently. Targets and conditions of an award are determined by the Committee and may be based on one or more of the Performance Objectives. Only awards subject to Performance Objectives will qualify for the "performance-based" exemption under Section 162(m). Payment of shares or cash under an award may be deferred by the participant with approval of the Committee.

As a general rule, a holder of RSUs must remain employed throughout the restriction period to be eligible to receive a payment, although a pro-rata award will be paid upon termination of employment due to total disability or death. Upon the occurrence of a change in control, all restrictions on RSUs held by a participant lapse. Generally, in the event of retirement or discharge by the Corporation for any reason, a participant's RSUs will terminate automatically.

Federal Income Tax Consequences.    A participant who is granted a contingent AIP award, PSUs, stock options, SARs or RSUs will not realize any income, nor will the Corporation receive any deduction, for Federal income tax purposes, in the year of the grant.

Ordinary income will be realized by the participant at the time that he or she receives payment of an AIP award, or that shares are transferred or cash is distributed to him or her in payment of a PSU or RSU award, or pursuant to his or her exercise of a stock option or SAR. In the case of PSUs or SARs, the amount of income will be equal to the cash received or the fair market value of the shares issued plus the amount of any cash or shares withheld to pay withholding taxes. In the case of a stock option, the amount of income will be equal to the difference between the option exercise price and the fair market value of the shares of Common Stock on the date of exercise. Ordinary income will be realized by a holder of RSUs in the year in which the restriction period ends and such units are paid, in an amount equal to the cash received or the fair market value of the shares of Common Stock issued plus the amount of any cash or shares withheld to pay withholding taxes. The Corporation will receive a deduction on its consolidated Federal income tax return for the taxable year in the amount of such ordinary income realized by an Incentive Plan participant.

When a participant disposes of shares of Common Stock acquired under the Incentive Plan, any amount received in excess of the value of the shares of Common Stock on which the participant was taxed previously will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

Payment of dividend equivalents which may be made pursuant to the grant of RSUs will be fully taxable as ordinary income when received.

Adjustments.    The Plan provides for adjustments in the total shares reserved and available for the Incentive Plan and in outstanding units, options and SARs granted pursuant to the Incentive Plan, in the event of any change in the outstanding Common Stock by reason of a stock split, stock dividend, merger, consolidation, recapitalization, reclassification, combination of shares or similar occurrence.

Change in Control.    In the event of a "Change in Control" (as defined in the Incentive Plan), stock options, if not otherwise vested and exercisable, become immediately vested and exercisable, and all restrictions applicable to RSUs held by any participant prior to the end of the restriction period lapse. Certain notice requirements are applicable with respect to stock options in the event of a "Potential Change in Control" (as defined in the Incentive Plan). Other benefits offered under the Incentive Plan and described herein are also affected in the event of a Change in Control. See the "Employment Contracts and Benefit Protection Arrangements" section of this Proxy Statement for an explanation of this effect.

Termination and Amendments.    The Incentive Plan does not have a stated term but may be terminated by the Board at any time, in which event options and other interests theretofore granted under the Incentive Plan will remain in effect in accordance with their terms and conditions. The Board may amend the Incentive Plan to conform to any change in applicable law or for any other reason.

Other Matters.    The Committee has discretion to determine the type, terms and conditions and recipients of awards granted under the Incentive Plan. Accordingly, it is not possible to determine the awards that may be granted to any officer or other employee of the Corporation.

The "Bonus" column in the "Summary Compensation Table" on page 24 of this Proxy Statement sets forth the awards paid under the AIP portion of the Incentive Plan for 2001 to each of the named executive officers. All executive officers as a group (14 persons) received $6,494,980 under the AIP for 2001. A total of 1,009 officers and employees received AIP awards for 2001.

The "Option Grants for the Year-Ended December 31, 2001" table on page 25 and the "Long-Term Incentive Program – Performance Stock Unit Awards in Year-Ended December 31, 2001" table on page 27 of this Proxy Statement contain information concerning the nonqualified stock option awards and PSU awards, respectively, granted to the named executive officers during 2001. All executive officers as a group received nonqualified stock options covering 682,900 shares of Common Stock and PSU awards for 42,450 shares of Common Stock during 2001. RSUs were awarded to two of the named executive officers in 2001 covering in the aggregate 62,500 shares of Common Stock. These RSU awards are set forth in the "Summary Compensation Table" on page 24 of this Proxy Statement. A total of 35 officers and key employees received PSU awards under the LTIP portion of the Incentive Plan in 2001.

The Board has submitted the amendments to the stockholders for approval in order to meet certain requirements of the New York Stock Exchange and Section 162(m) of the Code. Although satisfaction of such requirements is subject to stockholder approval, the amendments to the Incentive Plan were not made contingent upon the receipt of such approval. In the event stockholder approval is not received, the Board and the Committee intend to review the circumstances and make decisions in light of such vote, the rules of the New York Stock Exchange relating to the ability to use treasury stock in satisfaction of awards to officers and directors and newly-issued shares for awards to other persons, and the requirements of
Section 162(m) of the Code and the Committee's policy with respect to Section 162(m) of the Code as described on page 23 of this Proxy Statement in the section entitled "Policy Regarding Tax Deductibility of Executive Compensation."

The affirmative vote of a majority of the votes represented at the meeting in person or by proxy of the Common Stock and the Class B Stock voting together without regard to class is required for approval of the Amendments to the Key Employee Incentive Plan.

The Board of Directors recommends a vote FOR Proposal No. 3, and proxies that are returned will be so voted unless a contrary vote is designated.

2001 EXECUTIVE COMPENSATION

Compensation and Executive Organization Committee Report
on Executive Compensation

The Compensation and Executive Organization Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and is responsible for the establishment and oversight of the Corporation's executive compensation program.

Executive Compensation Philosophy

The Corporation's executive compensation program is designed to meet the following objectives:

To align the interests and performance of the executive officers with corporate performance and the interests of stockholders;
To attract, retain and motivate executive talent;
To ensure that a significant portion of executive officers' total compensation is dependent upon the appreciation of the Corporation's Common Stock; and
To provide a balanced total compensation package that recognizes the individual contributions of executive officers and the overall business results of the Corporation.

Each year the Committee conducts a full review of the Corporation's executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Corporation's performance and its executive compensation in the context of the compensation programs of other companies. This review is performed periodically with the assistance of an independent outside consultant whose services are retained by the Corporation. The Committee reserves the right to select and/or meet independently with any consultant at its discretion. This annual review includes analyzing survey data comparing the competitiveness of the Corporation's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of companies representing the Corporation's most direct food industry competitors for executive talent. The Committee also considers compensation data compiled from surveys of a broader group of industrial companies, some of which are from the food industry. In the Performance Graph on page 29, the Corporation's performance is compared, in part, to the Standard and Poor's Food Group Index. The peer group considered relevant for the Corporation's compensation comparison purposes does not include all of the companies in the Food Group Index as compensation data on all such companies are not readily available. Also, the peer group includes some companies that are not in the Food Group Index because the Corporation selects those companies it believes to be direct competitors for executive talent. The Committee reviews which peer companies are selected for compensation analysis.

In the review of survey data, a statistical process involving regression analysis is used to determine competitive compensation levels. This approach adjusts compensation levels for factors such as net sales, return on equity and time in position within the organization to determine predicted values or "going rates" within the marketplace for each element of compensation. The Corporation targets total compensation "at or above" such "going rates."

The Committee believes the holding of significant equity interests in the Corporation by management aligns the interests of stockholders and management. Through the programs described in this report, a very significant portion of each executive officer's total compensation is linked directly to individual and corporate performance and to stock price appreciation.

The key elements of the Corporation's executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of performance stock units and stock options. Additionally, the Committee in 2001 awarded restricted stock units to certain executive officers hired by the Corporation in 2001 to replace compensation forfeited by them as a result of their resignations from prior employers.

Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of the stockholders. The Corporation's executive compensation program is intended to reward achievement of both short- and long-term business goals. To ensure proper balance in the achievement of these business goals, the incentive program places greater dollars at risk in long-term incentives compared to short-term incentives. The long-term incentive program is designed especially to ensure that the Corporation's executive officers have a significant portion of their total compensation tied to factors which affect the performance of the Corporation's Common Stock.

The Committee determined the total compensation of K. L. Wolfe, Chairman of the Board, and prior to March 12, 2001, Chief Executive Officer, and R. H. Lenny, who on March 12, 2001 was elected President and Chief Executive Officer, for the fiscal year ending December 31, 2001. The Committee also reviewed and approved the total compensation of the most highly-compensated executive officers, including those individuals whose compensation is detailed in this Proxy Statement. This is designed to ensure consistency throughout the executive compensation program.

The Committee's policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Messrs. Wolfe and Lenny, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Corporation when determining each component of the executive officer's compensation, including pension benefits, supplemental retirement benefits, insurance and other benefits.

Base Salaries

Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual and salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

Salary reviews are conducted annually and salary adjustments are made based upon the performance of the Corporation and of each executive officer and his or her position in the applicable salary grade. The Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. Base salaries for executive officers and all other salaried employees are set within salary ranges established for their positions as determined through the annual competitive salary surveys described above. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered.

With respect to the base salary granted to K. L. Wolfe in 2001, the Committee reviewed the Corporation's actual business results versus plan goals and the results achieved by him on various objectives the Committee established in 2000. The Committee also considered his relative position in his salary grade. Based on these factors, the Committee increased Mr. Wolfe's salary by $75,000, a 9.7% increase.

The Committee awarded R. H. Lenny a base salary of $750,000 upon his election on March 12, 2001 as President and Chief Executive Officer after considering the responsibilities of his position, his experience and salaries paid for persons holding similar positions in the competitive marketplace.

Annual Incentive Program

The Corporation's executive officers, as well as other key managerial and professional employees, are eligible for an annual cash incentive award under the Annual Incentive Program ("AIP") of the Incentive Plan. Participating executive officers are eligible to earn individual awards expressed as a percentage of base salary.

The final award is the product of the executive officer's base salary, the applicable target percentage, a corporate or business unit performance score and an individual performance score.

Individual and short-term (annual) corporate and business unit performance objectives are established at the beginning of each year by the Committee. For executive officers at the corporate level, the performance objectives for AIP award payments for 2001 were based on financial measures including diluted earnings per share and economic value added. For executive officers at the business unit level, the performance objectives for 2001 were varying combinations of diluted earnings per share; economic value added; business unit contribution income; and various sales, growth rate and customer service objectives. Adjustments are made to the performance results, if necessary, to take into account extraordinary or unusual items occurring during the performance year. Payment of annual cash incentive awards may be deferred to a later date at the election of the executive officer. Since the final award is the product of the factors described above, the corporate or business unit performance and individual performance scores are given equal weight in the formula.

Performance scores in excess of the objectives for financial measures and/or individual performance expectations may result in the individual executive officer receiving more than his or her target percentage. The maximum corporate or business unit performance score for an executive officer in 2001 was 200%. The maximum score on the individual performance score was 160%, with the Committee having discretion to adjust this percentage downward. The range of the target percentages of base salary used in 2001 for annual cash incentive awards for executive officers was 35% to 80%, with the highest rate of 80% applicable to Messrs. Wolfe and Lenny.

In 2001, corporate-level participants in the AIP (which included K. L. Wolfe and R. H. Lenny) exceeded the corporate performance objective set for economic value added and partially achieved the objective for diluted earnings per share. Based on these results, Mr. Wolfe was awarded a 2001 annual cash incentive award of $850,000 and Mr. Lenny was awarded a 2001 annual cash incentive award of $900,000.

Long-Term Incentive Program – Performance Stock Units

Performance stock units ("PSUs") were granted contingently in January 2001 under the Incentive Plan to those members of the Corporation's senior executive group most in a position to affect the Corporation's long-term results (a combined total of 29 individuals in 2001). PSU grants are based upon a percentage of the executive's annual salary. PSUs are granted every year and are earned based upon the Corporation's performance over a three-year cycle. Each year begins a new three-year cycle. Provided the Corporation has achieved the established performance objectives at the end of the three-year cycle, a payment is made either in shares of Common Stock, cash, or a combination of both, based on the market value of the shares at the end of the cycle. In determining whether performance objectives have been achieved, specific adjustments established by the Committee may be made to the corporate performance to take into account extraordinary or unusual items occurring during the performance cycle. Payment of PSU awards may be deferred to a later date at the election of the executive. The value of each of the PSUs is tied to corporate performance (in determining what percentage of shares is earned) and stock price appreciation. The established performance measures for PSUs awarded in 2001 are cumulative diluted earnings per share and economic value added, along with peer metrics of total shareholder return, sales growth and return on total assets as compared against the performance of the S&P Food Group. The performance scores can range from 0% to 225%.

The Corporation has minimum stockholding guidelines for its executive officers and certain other key managerial and professional employees of the Corporation, which require these individuals to accumulate over time shares of Common Stock and/or deferred PSUs. The value equivalent of the shares which must be acquired and held is equal to a multiple of the individual's base salary. Minimum stockholding requirements for executive officers range from three to five times base salary. If the minimum has not been met, the executive officer is required to take the PSU award in

Common Stock (net of withholding taxes) or deferred PSUs. For K. L. Wolfe and R. H. Lenny, the applicable multiple for 2001 was five times their respective base salaries.

In January 1999, each eligible member of the senior executive group was granted PSUs having a value at the time of grant equal to a percentage of his or her annual salary. This percentage was determined by the Committee based on the recommendation of senior management and competitive survey information. For the three-year cycle ending December 31, 2001, the performance objectives established for the grant for cumulative free cash flow and economic value added were exceeded and the performance objective for basic earnings per share was partially achieved. Accordingly, K. L. Wolfe's award was valued at $737,640 based on the December 2001 average market value of his PSUs from the 1999 grant.

The table in this Proxy Statement entitled "Long-Term Incentive Program Performance Stock Unit Awards in Year-Ended December 31, 2001" provides additional information regarding PSU grants for K. L. Wolfe and R. H. Lenny, the four most highly-compensated executive officers other than Messrs. Wolfe and Lenny, and M. F. Pasquale, a former executive officer who resigned in December 2000 (collectively the "named executive officers").

Long-Term Incentive Program – Stock Options

Under the Incentive Plan, stock options are granted periodically to the Corporation's senior executive group as well as to other key managerial and professional employees. Stock options entitle the holder to purchase during a specified time period a fixed number of shares of Common Stock at a set price.

The Committee sets guidelines for the number of stock options to be granted based on competitive compensation data gathered from the survey information discussed above. The number of stock options granted is a function of the employee's base pay, stock option multiples for the employee's grade level and the imputed value of the option. The Committee also takes into account management's recommendations regarding the number of options to be awarded to specific employees as well as competitive pay practices within the food industry and the amount of options outstanding or granted previously. While stock options have been granted annually to members of the senior executive group, the Committee may elect not to grant stock options in a given year. Stock option recipients other than the senior executive group (over 500 key employees) generally receive stock option grants every two years.

Beginning with stock options granted after 1995, employees desiring to receive cash upon exercise through a same-day purchase and sale transaction must first meet certain minimum stockholding requirements. If the minimums are not satisfied, an individual can receive only one-half of the after-tax profit from the option exercise in cash. The remaining one-half of the profit must be retained in Common Stock. Minimum stockholding requirements range from one to five times base salary. For K. L. Wolfe and R. H. Lenny, the applicable multiple in 2001 was five times their respective base salaries.

Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with a ten-year term and an exercise price equal to the closing market price of the Common Stock on the business day preceding the date of grant. Starting in 1997, and again in 1998 and 1999, stock options granted to the senior executive group had a two-year vesting requirement similar to that already applicable to the non-senior management group receiving options. Beginning in 2000, stock options granted to all eligible recipients, including the senior executive group, have a four-year step vesting requirement of 25% per year, with full vesting occurring at the end of the fourth year following the date of grant. These approaches are designed as incentives for future performance by the creation of stockholder value over the long term since the benefit of the stock options cannot be realized unless stock price appreciation occurs.

In 2001, K. L. Wolfe received options to purchase 66,400 shares of Common Stock with an exercise price of $58.50 per share, the closing market price on the day preceding the grant. In 2001,

R. H. Lenny received options to purchase 480,700 shares of Common Stock with an exercise price of $64.65 per share, the closing market price on the day preceding the grant. Of Mr. Lenny's total grant, 400,000 options were granted as a sign-on award.

Long-Term Incentive Program – Other Compensation

During 2001, the Committee awarded RSUs to certain named executive officers, including R. H. Lenny, hired by the Corporation in 2001. The RSUs were granted under the Incentive Plan for the purpose of replacing compensation forfeited by the executives as a result of their resignations from their former employers. In the case of R. H. Lenny, the Committee granted 50,000 RSUs on March 12, 2001, and 15,542 RSUs on January 2, 2002. One-half of the total grant vested on March 12, 2002, and the remainder will vest on March 12, 2003.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the Code provides that publicly-held companies may be limited in deducting certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly-compensated officers. The Committee has considered the effect of Section 162(m) of the Code on the Corporation's executive compensation program to develop its policy with respect to the deductibility of the Corporation's executive compensation. It is the Committee's position that in administering the "performance-based" portion of the Corporation's executive compensation program, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive's performance and that the total compensation system for executive officers should be managed in accordance with the objectives outlined in the "Executive Compensation Philosophy" section of this report and in the best overall interest of the Corporation's stockholders. Should compliance with Section 162(m) conflict with the Executive Compensation Philosophy or with what the Committee believes to be in the best interest of the stockholders, the Committee will act in accordance with the Executive Compensation Philosophy and in the best interest of the stockholders, notwithstanding the effect of such action on deductibility for any given year. However, to ensure that the Corporation does not lose deductions for compensation paid, the Committee has adopted a deferral policy requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible in any given year to the year in which such compensation would be deductible by the Corporation.

Conclusion

In 2001, as in previous years, a substantial portion of the Corporation's executive compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

SUBMITTED BY THE COMPENSATION AND EXECUTIVE ORGANIZATION
COMMITTEE OF THE CORPORATION'S BOARD OF DIRECTORS

Mackey J. McDonald, Chair
C. McCollister Evarts, M.D.	Bonnie G. Hill	John M. Pietruski

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Summary of Cash and Certain Other Compensation

The following table shows for the fiscal years ended December 31, 2001, 2000, and 1999 the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each of the named executive officers of the Corporation.

Summary Compensation Table

Name and Principal Position	Annual Compensation			Long-Term Compensation			All Other Compen- sation(5)

	Year	Salary(1)	Bonus(2)	Restricted Stock Unit Awards(3)	Stock Option Awards	LTIP Pay- outs(4)

K. L. Wolfe Chairman of the Board	2001 2000 1999	$850,000 775,000 775,000	$850,000 640,584 0		66,400 154,650 42,150	$737,640 234,847 92,746	$4,250 4,250 4,000

R. H. Lenny President and Chief Executive Officer	2001 2000 1999	$605,769 0 0	$900,000 0 0	$3,232,500	480,700(6) 0 0	$ 0 0 0	$2,087 0 0

F. Cerminara Senior Vice President, Chief Financial Officer	2001 2000 1999	$302,000 227,000 202,000	$208,546 119,407 10,460		16,500 8,050 4,850	$ 83,873 27,951 12,859	$4,250 4,147 4,000

W. F. Christ Executive Vice President and Chief Operations Officer	2001 2000 1999	$460,000 335,000 331,250	$335,492 230,748 22,864		28,750 16,850 12,650	$220,248 69,354 25,719	$3,808 4,250 4,000

M. F. Pasquale(7) Former Executive Officer	2001 2000 1999	$480,000 480,000 400,000	$ 0 298,397 27,554		0 30,300 17,400	$ 0 86,125 38,181	$4,250 4,250 4,000

R. M. Reese Senior Vice President, General Counsel and Secretary	2001 2000 1999	$305,000 287,000 278,000	$185,372 166,056 18,104		11,900 11,000 8,200	$143,354 41,404 18,321	$4,250 4,250 4,000

W. A. Willard Senior Vice President, Chief Marketing Officer	2001 2000 1999	$193,846 0 0	$276,256(8)	$ 763,250	14,000 0 0	$ 0 0 0	$ 0 0 0

(1)	This column includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code that were contributed by the named executive officer to the Corporation's Employee Savings Stock Investment and Ownership Plan ("ESSIOP").
(2)	Unless otherwise noted, this column represents annual cash incentive awards (paid out or deferred) attributable to services rendered for that year.
(3)	As of December 31, 2001, the number and value (determined as the closing price on the business day immediately preceding the date the RSUs were granted) of the aggregate RSU holdings of the named executive officers were: R. H. Lenny – 50,000 units ($3,232,500); W. A. Willard – 12,500 units ($763,250). One-half of the RSUs granted to Mr. Lenny in 2001 vested on March 12, 2002, and the remaining RSUs will vest on March 12, 2003. The RSUs granted to Mr. Willard on June 12, 2001 will vest in 25% increments on each of the four anniversary dates following the date of the grant. Upon a change in control, all conditions and restrictions applicable to RSU grants will lapse. Dividends on the RSUs will not be paid unless and until the RSUs vest, at which time they will be paid from and after the grant date at the same rate as paid on the Common Stock.

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(4)	This column reports the cash value earned in PSU payouts during each of the last three fiscal years at the end of the following three performance cycles: 1999-2001, 1998-2000 and 1997-1999 under the Incentive Plan which were paid or deferred in the fiscal year immediately following the last year of the respective three-year cycle.
(5)	This column includes the Corporation's matching contributions to the individual's ESSIOP account for 2001, 2000 and 1999.
(6)	Of Mr. Lenny's total grant of 480,700 stock options in 2001, 400,000 options were granted as a sign-on award.
(7)	M. F. Pasquale resigned as a director and executive officer of the Corporation on December 11, 2000. Mr. Pasquale is on a paid leave of absence from the Corporation for a period of eighteen months, during which time he continues to receive his 2000 base salary.
(8)	The amount represented includes, in addition to the annual cash incentive award, a sign-on bonus of $142,913 awarded to W. A. Willard upon his election as Senior Vice President, Chief Marketing Officer on June 12, 2001.

Long-Term Incentive Program – Stock Options

The following table contains information concerning the grant of stock options under the Incentive Plan to the named executive officers as of the end of the last fiscal year.

Option Grants for the Year-Ended December 31, 2001

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Stock Option Term

	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2001(3)	Exercise or Base Price ($/Sh)(4)	Expiration Date	5%(5)	10%(5)

K. L. Wolfe	66,400	8.5	$58.50	1/09/11	$ 2,442,878	$ 6,190,733

R. H. Lenny	480,700(2)	61.5	64.65	3/11/11	17,685,114	44,817,552

F. Cerminara	16,500	2.1	58.50	1/09/11	607,041	1,538,360

W. F. Christ	28,750	3.7	58.50	1/09/11	1,057,722	2,680,476

M. F. Pasquale	0	*	—	—	—	—

R. M. Reese	11,900	1.5	58.50	1/09/11	437,805	1,109,484

W. A. Willard	14,000	1.8	61.06	6/11/11	515,065	1,305,275

All Stockholders(6)	N/A	N/A	N/A	N/A	$5,013,887,676	$12,706,175,788

*	Less than 1%
(1)	All stock options listed in this column are subject to a four-year step vesting requirement of 25% per year and have a ten-year term. These stock options (with the exception of those stock options granted to R. H. Lenny on March 12, 2001 and W. A. Willard on June 12, 2001) were granted on January 10, 2001 at a price of $58.50, which equates to 100% of the fair market value of the Common Stock on the date of grant (determined as the closing price on the business day immediately preceding the date the stock options were granted). The stock options granted to R. H. Lenny on March 12, 2001 were granted at a price of $64.65, which equates to 100% of the fair market value of the Common Stock on the date of grant. The stock options granted to W. A. Willard on June 12, 2001 were granted at a price of $61.06, which equates to 100% of the fair market value of the Common Stock on the date of grant. If an executive officer retires within the twelve-month period following the grant date, the number

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of stock options granted to such officer will be reduced on a pro-rata basis. All stock options expire at the end of the stock option holder's employment, except in the case of a stock option held by an employee whose employment ends due to (i) retirement, total disability or death, in which instance the employee or his estate may exercise the stock options capable of being exercised within five years of the date of retirement, total disability or death (three years for options granted prior to 1997) or, if sooner, upon expiration of the applicable term of the stock options, or (ii) the occurrence of a "corporate event," defined as a material, non-recurring event (such as a corporate restructuring) which results in the displacement or elimination of a significant number of jobs and which is required to be disclosed as a separate matter in the Corporation's financial statements, in which case the employee may exercise the stock options capable of being exercised within ninety days after the corporate event or, if sooner, upon expiration of the applicable term of the stock option.
(2)	Of the 480,700 options granted to R. H. Lenny on March 12, 2001, 250,000 options were granted under the Corporation's Incentive Plan, and 230,700 options were granted pursuant to a separate registration statement filed with the Securities and Exchange Commission.
(3)	In 2001, 35 employees were granted a total of 781,900 stock options.
(4)	The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Corporation out of the sale proceeds an amount equal to the exercise price plus all applicable withholding taxes.
(5)	The dollar amounts under these columns for all the individuals are the result of annual appreciation rates for the term of the options (ten years) as required by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.
(6)	For "All Stockholders," the potential realizable value on 136,282,738 shares, the number of outstanding shares of Common Stock and Class B Stock on January 10, 2001, is based on a $58.50 per share price (the exercise price of the January 10, 2001 options). The value of the Common Stock and Class B Stock at $58.50 per share on January 10, 2001, was $7,972,540,173. The amounts listed under these columns for "All Stockholders" are the result of calculations at the 5% and 10% annual appreciation rates for a period of ten years from January 10, 2001, through and including January 9, 2011. The amounts are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

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The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year:

Aggregated Option Exercises in Year-Ended December 31, 2001
and Year-End Option Values

Name	Shares		Securities Underlying Number of Unexercised Options at 12/31/01 (#)(1)		Value of Unexercised Options at 12/31/01 ($)(1)

	Acquired on Exercise (#)(1)	Value Realized ($)	Exer- cisable	Unexer- cisable	Exer- cisable	Unexer- cisable

K. L. Wolfe	60,000	$1,425,066	160,313	147,387	$2,081,002	$2,609,285

R. H. Lenny	—	—	0	480,700	0	1,466,135

F. Cerminara	—	—	41,913	22,537	1,213,834	288,840

W. F. Christ	34,300	1,233,629	45,313	41,387	592,683	551,360

M. F. Pasquale	—	—	112,925	22,725	2,716,510	537,458

R. M. Reese	12,200	512,336	56,550	20,150	1,542,104	296,755

W. A. Willard	—	—	0	14,000	0	92,960

(1)	Except as otherwise set forth in footnote (2) to the prior chart, all of the stock options were granted under the Incentive Plan. The fair market value of the Common Stock on December 31, 2001, the last trading day of the Corporation's fiscal year, was $67.70.

Long-Term Incentive Program – Performance Stock Units

The following table provides information concerning performance stock unit grants made to the named executive officers during the last fiscal year under the long-term incentive program portion of the Incentive Plan. Payments made under the program for the three-year performance cycle ending December 31, 2001 are reported in the Summary Compensation Table.

Long-Term Incentive Program
Performance Stock Unit Awards in Year-Ended December 31, 2001

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts

			Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)

K. L. Wolfe(5)	11,050	3 years	1,381	11,050	24,863

R. H. Lenny	9,750	3 years	1,219	9,750	21,938

F. Cerminara	2,750	3 years	344	2,750	6,188

W. F. Christ(5)	4,800	3 years	600	4,800	10,800

M. F. Pasquale	0	—	—	—	—

R. M. Reese(5)	2,000	3 years	250	2,000	4,500

W. A. Willard	2,350	3 years	294	2,350	5,288

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(1)	The PSUs reported in this table were granted to all named executive officers except R. H. Lenny and W. A. Willard on January 10, 2001, and to Mr. Lenny on March 12, 2001 and to Mr. Willard on June 12, 2001, for the cycle commencing January 1, 2001 and ending December 31, 2003.
For purposes of determining the number of grants, the value of each PSU is based on the average of the daily closing prices of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the December preceding the new three-year performance cycle.
The final value of the award is determined based upon three factors. The first is the number of PSUs awarded at the commencement of the three-year cycle. The second factor relates to the performance score, determined as the product of (i) actual results measured against cumulative diluted earnings per share and economic value added objectives for the 2001-2003 three-year cycle, scored on a range from 0% to 150% and (ii) the average of actual annual results measured against results of the S&P Food Group for total shareholder return, sales growth and return on total assets, measured for each of the years 2001, 2002 and 2003, scored on a range from 0% to 150%. The total performance score can range from a minimum of 0% to a maximum of 225%. The third factor involves the value per unit which is determined at the conclusion of the three-year cycle.
(2)	This column lists the number of shares of Common Stock, the value of which would be payable to the named executive officers at the threshold achievement level of 12.5%. If the achievement level at the end of the three-year cycle is less than this threshold, no payments are made.
(3)	This column lists the number of shares of Common Stock, the value of which would be payable to the named executive officers at the target, or 100%, achievement level.
(4)	This column lists the number of shares of Common Stock, the value of which would be payable to the named executive officers at the 225% achievement level.
(5)	K. L. Wolfe, W. F. Christ and R. M. Reese each retired from the Corporation effective January 1, 2002. Under the terms of the Incentive Plan, none of those individuals will be eligible to receive payment of their 2001 PSU awards.

28

Performance Graph

The following graph compares the Corporation's cumulative total stockholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard and Poor's 500 Index and the Standard and Poor's Food Industry Group Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
HERSHEY FOODS CORPORATION, S&P 500 INDEX & S&P FOOD GROUP INDEX

	1996	1997	1998	1999	2000	2001
HERSHEY	$100	$144	$146	$114	$158	$169
S&P 500	$100	$133	$171	$208	$189	$166
S&P Food	$100	$143	$155	$122	$154	$157

*	Hypothetical $100 invested on 12/31/96 in Hershey Common Stock, S&P 500 Index and S&P Food Group Index, assuming reinvestment of dividends.

Employment Contracts and Benefit Protection Arrangements

Under the terms of an employment agreement entered into by the Corporation and R. H. Lenny on March 12, 2001, Mr. Lenny is entitled to an annual salary during the term of the agreement of not less than $750,000 and to participate in the Annual and Long-Term Incentive Programs of the Incentive Plan and in the Corporation's other executive and employee benefit programs. The employment agreement also provides for a one-time sign-on award, in lieu of participation in certain on-going corporate incentive programs, of 400,000 stock options (at a price of $64.65, the closing price of the Common Stock on the trading day preceding the date of the March 12, 2001 grant, in accordance with the Incentive Plan) and an RSU award of 65,542 units to replace compensation forfeited as a result of his resignation from his prior employer. The total compensation awarded to Mr. Lenny for the fiscal year ended December 31, 2001 is set forth in the Executive Compensation section of this Proxy Statement. Mr. Lenny's employment agreement has a continuous term of three years, unless terminated earlier. In the event the Corporation should terminate Mr. Lenny's employment without cause, he will be entitled to a lump-sum severance benefit equal to his annual salary and AIP bonus for two years, vesting of restricted stock awards, continued vesting of stock option awards and continuation of certain executive and employee benefits.

The Corporation provides an Executive Benefits Protection Plan ("Benefits Protection Plan") for the named executive officers and other key management personnel. The terms of the Benefits Protection

Plan are consistent with the practices followed by other major public corporations in the U.S. and generally provide that in the event the executive's employment with the Corporation terminates within two years after a "change in control" of the Corporation, the executive is entitled to certain severance payments and benefits. A "change in control" is defined to include an event in which the Milton Hershey School Trust no longer holds voting control of the Corporation and another party acquires 25% or more of the combined voting power of common equity of the Corporation. Under the Benefits Protection Plan, upon an executive officer's termination after a change in control as described above, and in order to assist the executive in transitioning to new employment, the executive generally would be entitled to receive in a lump sum three times the executive's base salary, AIP bonus and PSU payout. The executive also would be entitled to continuation of health benefits for a period of three years and reimbursement for Federal excise taxes payable (but not for income taxes payable). The executive also would become vested in benefits under existing compensation and benefit programs (including those described in the Executive Compensation section) and generally would be paid such benefits at the time of the executive's termination from a grantor trust to be established and funded at the time of any such change in control. Also, beginning in 2001, executive officers other than M. F. Pasquale became entitled to receive certain severance payments and benefits if their employment with the Corporation is terminated in the absence of a change in control, provided that the termination is not for "cause" as defined in the Benefits Protection Plan. In the event of such termination, the executive will be placed on a two-year leave of absence, during which time the executive will receive his base salary, AIP bonus, previously earned and/or deferred AIP bonus and PSU awards, and benefit programs to which the executive had been entitled while in active employment (excluding disability coverage).

Pension Plans

Executive officers are eligible to receive pension benefits payable under the Corporation's qualified defined benefit pension plan ("Pension Plan"), as well as the nonqualified supplemental executive retirement plan that provides benefits in excess of those that may be provided under plans (such as the Pension Plan) that are subject to limitations under the Internal Revenue Code. The combined benefit paid to a participant pursuant to these plans is equal to 55% of that individual's final average compensation. Final average compensation is determined by adding the participant's three-year average of base salary and five-year average AIP bonus. The combined amounts paid under the two plans are reduced by any applicable Social Security benefits received, by a specified percentage for each month that retirement occurs before age 60, and by a specified percentage for each year that retirement occurs prior to the individual completing 15 years of service with the Corporation.

In the fall of 2001, the Board approved an early retirement plan for those full-time salaried employees (including the executive officers) of the Corporation on October 24, 2001 (and those former full-time employees who had retired after June 30 and on or before November 1, 2001) who were actively employed by the Corporation on December 31, 1998 and had attained the age of 45 on or before that date. To receive enhanced benefits under the plan, employees had to elect on or before December 14, 2001 to retire on January 1, February 1, or March 1, 2002, or under special circumstances the first day of a later month but not later than January 1, 2003. Employees electing the program were credited with having worked an additional five years, and their basic retirement accounts as of December 31, 2001 were increased by an amount equal to what their accounts would have been credited had they continued to work for the Corporation during those five additional years. Plan participants are also entitled to purchase retiree medical benefits at rates based upon their enhanced credited years of service and, if under 62 years of age on their date of retirement, receive a Social Security supplemental benefit payment until they reach the age of 62.

Of the named executive officers listed in the following paragraph, all but R. H. Lenny, M. F. Pasquale and W. A. Willard were eligible to elect the early retirement plan. W. F. Christ and R. M. Reese elected to retire under the plan.

The final average compensation and the credited years of service as of December 31, 2001, respectively, for each of the named executive officers, reflecting, where applicable, the additional credited years of service under the 2001 early retirement plan, were: K. L. Wolfe, $1,356,251, 32.8 years; R. H. Lenny, $750,000, .7 years; W. F. Christ, $573,671, 36.2 years; M. F. Pasquale, $661,656, 22.4 years; F. Cerminara, $326,821, 29.6 years; R. M. Reese, $416,374, 27.4 years; and W. A. Willard, $350,000, .5 years.

VOTING OF PROXIES

A proxy may be revoked at any time before it is voted at the meeting by submitting to the Secretary of the Corporation a written notice revoking it, by a duly-executed proxy bearing a later date, by a telephone or Internet vote cast at a later date, or by voting by ballot at the meeting. Shares held for each participant in the Corporation's Automatic Dividend Reinvestment Service Plan or the ESSIOP will be voted by the plan trustees as directed by the participant's proxy. If an Automatic Dividend Reinvestment Service Plan participant does not return a proxy, the participant's shares in the plan will not be voted. If an ESSIOP participant does not return a proxy, that participant's shares will be voted by the ESSIOP trustee in the same proportion as the final aggregate votes of ESSIOP participants actually voting on the matter.

SOLICITATION OF PROXIES

Solicitation of proxies will be made by use of the mails or, if consented to by a stockholder, by electronic transmission over the Internet. The cost of preparing, assembling and distributing this proxy solicitation material and Notice of Annual Meeting of Stockholders will be paid by the Corporation. Solicitation by mail, telephone, telefax or personal contact may be done by directors, officers and other employees of the Corporation, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Corporation's stock as of the record date will be requested to forward proxy solicitation material to the beneficial owners of such shares and will be reimbursed by the Corporation for their reasonable expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of the Corporation's stock. Copies of these reports also must be furnished to the Corporation. Based on an examination of these reports and on written representations provided to the Corporation, all such reports have been timely filed.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

During 2001, the Corporation and its subsidiaries had a number of transactions with Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, involving the purchase or sale of goods and services. These transactions were primarily with Hershey Entertainment & Resorts Company, based in Hershey, Pennsylvania, and wholly-owned by the Milton Hershey School Trust.

The aggregate value of sales made during 2001 by the Corporation and its subsidiaries to Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, amounted to approximately $800,000. During the same year, the Corporation purchased goods and services from these entities in the amount of approximately $1,700,000. These transactions were on terms that the Corporation believes to be no less favorable to the Corporation than those which could have been obtained from other purchasers or vendors.

OTHER BUSINESS

As of January 24, 2002, the Corporation had received no proposal, nomination for director or other business submitted in accordance with its By-Laws for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The 2003 Annual Meeting of Stockholders will be held on April 22, 2003. To be eligible for inclusion in the Corporation's Proxy Statement for the 2003 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation by November 15, 2002.

Stockholders (other than those holding 25% of the outstanding votes entitled to be cast) who do not submit proposals for inclusion in the Proxy Statement but who intend to present a proposal, nomination for director or other business for consideration at any meeting of stockholders, including any annual meeting, are required by the Corporation's By-Laws to notify the Secretary of the Corporation of their proposal or nomination and provide other information in advance of such meeting. Stockholders interested in making proposals at the 2003 Annual Meeting should submit their name and address, their shareholdings, a brief description of the proposal, and any financial or other interest they have in such proposal to the Corporation no earlier than December 31, 2002 and no later than January 30, 2003.

In addition, the Corporation's By-Laws require that a stockholder wishing to make a nomination for director at the 2003 Annual Meeting must submit the following information to the Corporation no earlier than December 31, 2002 and no later than January 30, 2003: name and address of the stockholder who intends to make the nomination; a representation that the stockholder is a holder of record and intends to make the nomination in person or by proxy at the meeting; a description of any arrangement between the stockholder and the individual planned to be nominated; the nominee's name, address and biographical information; and the written consent of the nominee to serve as a director if elected.

All notices for stockholder proposals and director nominations should be sent to Hershey Foods Corporation, Attn: Secretary, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Corporation will provide without charge to each beneficial owner of its Common Stock and Class B Stock, upon such stockholder's request, a copy (without exhibits) of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. Requests for copies should be addressed to Hershey Foods Corporation, Attn: Investor Relations Department, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

Appendix A to this Proxy Statement contains the Annual Report to Stockholders, including Management's Discussion and Analysis and the Consolidated Financial Statements, and Appendix B contains Other Stockholder Information. Appendix A; the Audit Committee Report set forth on page 8 (other than any information contained therein not permitted to be so excluded); the report on 2001 Executive Compensation beginning on page 19; the Performance Graph appearing on page 29; and Appendix B shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 as currently in effect, and shall not be deemed to be incorporated by reference into any filing by the Corporation under such Acts, unless specifically provided otherwise in such filing.

By order of the Board of Directors, Burton H. Snyder Senior Vice President, General Counsel and Secretary

March 15, 2002

Stockholders who desire to have their stock voted at the meeting are requested to either (1) follow the Internet or telephone voting instructions on the enclosed proxy card or (2) mark, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope. Stockholders may revoke their proxies at any time prior to the meeting, and stockholders who are present at the meeting may revoke their proxies and vote, if they so desire, in person.

Appendix A Annual Report to Stockholders

HERSHEY FOODS CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS

Hershey Foods Corporation and its subsidiaries (the "Corporation") are engaged in the manufacture, distribution and sale of consumer food products. The Corporation produces and distributes a broad line of chocolate and non-chocolate confectionery and grocery products. The Corporation was organized under the laws of the State of Delaware on October 24, 1927, as a successor to a business founded in 1894 by Milton S. Hershey.

RESULTS OF OPERATIONS

Net Sales

Net sales rose $336.3 million, or 8%, from 2000 to 2001. The increase in 2001 was primarily due to incremental sales from the mint and gum businesses acquired from Nabisco, Inc. in December 2000 and increases in sales of base confectionery and grocery products, primarily resulting from the introduction of new confectionery products, selected confectionery selling price increases in the United States, and increased international exports. These increases were partially offset by lower sales resulting from the divestiture of the Luden's throat drops business and the impact of unfavorable foreign currency exchange rates.

Net sales rose $250.1 million, or 6%, from 1999 to 2000. The higher sales primarily reflected an increase in sales of base confectionery and grocery products in North America, including incremental sales from the introduction of new confectionery products, increased international exports and lower product returns, discounts and allowances. In 2000, certain international distributor allowances were netted against sales instead of being reported in selling, marketing and administrative expenses as in 1999. Distributor allowances in 1999 amounted to $18.3 million. Net sales in 1999 included $29.3 million related to the Corporation's pasta business, which was sold in January 1999.

Gross Margin

Gross margin was 41.5% in 2000 and 2001. Gross margin in 2001 was negatively impacted 1.1 percentage points from the inclusion in cost of sales of a charge of $50.1 million associated with business realignment initiatives recorded during the fourth quarter. The $50.1 million charge to cost of sales resulted from the reduction of raw material inventories, principally cocoa beans and cocoa butter, no longer required to support operations as a result of outsourcing the manufacture of certain ingredients. Excluding the impact of the business realignment initiatives, the increase in gross margin to 42.6% resulted from lower costs for freight, distribution and warehousing, as well as improved supply chain efficiencies including decreased costs for the disposal of aged finished goods inventory and obsolete packaging. Selected confectionery selling price increases and the profitability of the mint and gum business also contributed to the higher gross margin in 2001. The impact of these items was partially offset by higher manufacturing costs, primarily related to higher labor rates and employee benefits costs, as well as start-up costs associated with the installation of new manufacturing equipment.

Gross margin increased from 40.7% in 1999 to 41.5% in 2000. The increase in gross margin reflected decreased costs for certain major raw materials, primarily cocoa, as well as lower product returns, discounts and allowances. The impact of these items was offset partially by higher absorption of fixed manufacturing costs in 2000, primarily related to decreased finished goods inventory levels in 2000 compared to 1999. In addition, the sales mix of confectionery items sold in 2000 compared to 1999 contributed to lower profitability, as the growth in sales of the more profitable standard bars was outpaced by sales of packaged confectionery items. Also, higher distribution and warehousing costs in 2000 reflected higher warehouse handling costs and incremental costs associated with expanded warehousing capacity.

Gross margin in 1999 benefited .3 percentage points from the inclusion in cost of sales of a one-time $12.5 million gain from revisions to the Corporation's retiree medical plan, net of contributions into the Employee Savings Stock Investment and Ownership Plan ("ESSIOP"). During the first quarter of 1999, the Corporation changed its retiree medical plan to eliminate coverage for all eligible hourly employees under age 45, to be replaced by annual contributions into the ESSIOP. The change applied primarily to U.S. hourly employees working in Pennsylvania. In addition, gross margin in 1999 would have been .3 percentage points lower if certain international distributor allowances were reclassified, as discussed above for 2000.

Selling, Marketing and Administrative

Selling, marketing and administrative expenses increased $142.8 million, or 13%, from 2000 to 2001, primarily reflecting selling, marketing and administrative expenditures for the newly acquired mint and gum business, increased administrative expenses primarily resulting from higher staffing levels to support sales activity in North America and international businesses, increased marketing expenses and higher incentive compensation expense. Selling, marketing and administrative costs in 2000 included a one-time gain of $7.3 million arising from the sale of certain corporate aircraft.

Selling, marketing and administrative expenses increased $69.3 million, or 7%, from 1999 to 2000, primarily reflecting: increased marketing expenditures for base confectionery brands, international exports and the introduction of new products; increased selling and administrative expenses primarily related to higher staffing levels to support sales and customer service activity in North America and the international export business; higher incentive compensation expense reflecting improved operating performance in 2000; and higher software amortization costs. The impact of these items was offset partially by the inclusion in administrative expense in 2000 of a one-time gain of $7.3 million arising from the sale of certain corporate aircraft. Selling, marketing and administrative costs in 1999 included $10.7 million related to the Corporation's pasta business, which was sold in January 1999.

Business Realignment Initiatives

In late October 2001, the Corporation's Board of Directors approved a plan to improve the efficiency and profitability of the Corporation's operations. The plan included asset management improvements, product line rationalization, supply chain efficiency improvements and a voluntary work force reduction program. The major components of the plan will be completed by the fourth quarter of 2002.

During the fourth quarter of 2001, a charge to cost of sales and a business realignment and asset impairment charge were recorded totaling $278.4 million before tax ($171.9 million after tax or $1.25 per share-diluted). The total charges included a charge to cost of sales of $50.1 million associated with raw material inventory reductions and a business realignment and asset impairment charge of $228.3 million (collectively, "the business realignment initiatives"). Components of the $228.3 million pre-tax charge included $5.3 million relating to asset management improvements, $28.3 million relating to product line rationalization, $46.0 million relating to supply chain efficiency improvements and $148.7 million relating to a voluntary work force reduction program. These initiatives are expected to generate $75 million to $80 million of annual savings when fully implemented, with less than half the estimated amount expected to be realized in 2002. Additional charges totaling approximately $31.6 million before tax, or $.14 per share-diluted, are expected to be recorded in 2002, as incurred, primarily related to pension settlement costs resulting from the voluntary work force reduction program and expenses associated with the relocation of manufacturing equipment.

The charge to cost of sales of $50.1 million was a result of decisions to outsource the manufacture of certain ingredients and to significantly reduce the inventory levels of certain raw materials, primarily cocoa beans and cocoa butter. Also included in the charge was the impact of a decision to reduce raw material inventory levels for almonds and peanuts. The Corporation sold raw material inventories and delayed raw material deliveries during the fourth quarter of 2001. A pre-tax charge of $5.3 million was also recorded in the fourth quarter as part of the pre-tax business realignment and asset impairments charge. This charge reflected the write-off of manufacturing machinery and equipment as a result of the ingredients manufacturing outsourcing.

Product line rationalization plans include the sale or exit of certain businesses, the discontinuance of certain non-chocolate confectionery products and the realignment of the Corporation's domestic and international sales organizations. The estimated loss on the sale or exit of these businesses was $26.4 million as of December 31, 2001, net of estimated sales proceeds. Net sales associated with these businesses were approximately $38.0 million, $43.1 million and $45.3 million in 2001, 2000 and 1999, respectively. Costs associated with the realignment of the sales organizations totaled $1.9 million, primarily related to sales office closings and terminating the use of certain sales brokers.

To improve supply chain efficiency and profitability, three manufacturing facilities, a distribution center and certain other facilities will be closed. A net pre-tax charge of $46.0 million was recorded in the fourth quarter of 2001 relating to the closure of these facilities. A manufacturing facility in Denver, Colorado will be closed, with manufacturing equipment and machinery to be sold or relocated for production at a contract manufacturer. The Denver, Colorado plant principally manufactures Jolly Rancher hard candy. A manufacturing facility in Pennsburg, Pennsylvania will also be closed and the production of POT OF GOLD chocolates will be moved to another manufacturing plant. Finally, a small manufacturing and packaging facility located in Palmyra, Pennsylvania, as well as a distribution center and certain minor facilities located in Oakdale, California will be closed. The closure of these facilities is expected to result in the termination of approximately 750 employees, with total involuntary employee termination benefits of approximately $5.0 million.

In October 2001, the Corporation offered a voluntary work force reduction program ("VWRP") to certain eligible employees in the United States, Canada and Puerto Rico in order to reduce staffing levels and improve profitability. The VWRP consisted of an early retirement program and an enhanced mutual separation program. The early retirement program was offered to approximately 1,200 eligible salaried employees who were born prior to January 1, 1954 and were employed by the Corporation prior to January 1, 1999. The early retirement program provided enhanced pension, post-retirement and certain supplemental benefits. The enhanced mutual separation program provided increased severance and temporary medical benefits. The Corporation expects that the VWRP will provide a reduction of approximately 600 employees. Most employees accepting the VWRP will end their employment with the Corporation during the first quarter of 2002. A total pre-tax charge of $148.7 million was recorded in the fourth quarter of 2001 upon employee acceptance of the VWRP. The charge primarily reflected enhanced retirement and separation benefits.

Interest Expense, Net

Net interest expense for 2001 was $6.9 million below the prior year, reflecting a decrease in short-term interest expense due to a decrease in average short-term borrowing rates and reduced average short-term borrowings. Net interest expense for 2000 was $1.7 million above the prior year, primarily as a result of higher short-term interest expense related to increased average short-term borrowings and borrowing rates, and lower capitalized interest. The impact of these items in 2000 was offset partially by higher interest income, and lower fixed interest expense as a result of interest rate swap and forward agreements entered into in October 1999.

Income Taxes

The Corporation's effective income tax rate was 39.7% in 2001, 38.8% in 2000, and 36.8% in 1999. Excluding the income tax benefit associated with charges pertaining to the business realignment initiatives and the income tax provision associated with the gain on the sale of the Luden's throat drops business, the effective income tax rate was 37.3% in 2001. The decrease of 1.5 percentage points from 2000 was primarily due to the lower tax rate on the newly acquired mint and gum business. Excluding the provision for income taxes associated with the gain on the sale of the Corporation's pasta business, the effective income tax rate was 39.0% in 1999.

Net Income

Net income decreased $127.4 million, or 38%, from 2000 to 2001. Excluding the after-tax gain on the sale of the Luden's throat drops business and the after-tax effect of the business realignment initiatives recorded in 2001, as well as the after-tax gain on sale of corporate aircraft in 2000, net income increased $47.8 million, or 14%, from 2000 to 2001.

Net income decreased $125.8 million, or 27%, from 1999 to 2000. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded a gain of approximately $243.8 million before tax, $165.0 million or $1.17 per share-diluted after tax, as a result of the sale of the Corporation's pasta business. Excluding the gain, net income increased $39.2 million, or 13%, from 1999 to 2000.

Net income as a percent of net sales was: 8.3% in 2001, excluding the after-tax gain on the sale of the Luden's throat drops business and the after-tax effect of the business realignment initiatives; 7.8% in 2000, excluding the after-tax gain on the sale of corporate aircraft; and 7.4% in 1999, excluding the after-tax gain on the sale of the pasta business.

FINANCIAL CONDITION

The Corporation's financial condition remained strong during 2001. The capitalization ratio (total short-term and long-term debt as a percent of stockholders' equity, short-term and long-term debt) was 44% as of December 31, 2001, and 49% as of December 31, 2000. The ratio of current assets to current liabilities was 1.9:1 as of December 31, 2001, and 1.7:1 as of December 31, 2000.

In September 2001, the Corporation completed the sale of the Luden's throat drops business to Pharmacia Consumer Healthcare, a unit of Pharmacia Corporation. Included in the sale were the trademarks and manufacturing equipment for the throat drops business. Under a supply agreement with Pharmacia, the Corporation agreed to manufacture Luden's throat drops for up to 19 months after the date of sale. Under a separate services agreement, the Corporation agreed to continue to sell, warehouse and distribute Luden's throat drops through March 2002. In the third quarter of 2001, the Corporation received cash proceeds of $59.9 million and recorded a gain of $19.2 million before tax, $1.1 million or $.01 per share-diluted after tax, as a result of the transaction. A higher gain for tax purposes primarily reflected the low tax basis of the intangible assets included in the sale, resulting in taxes on the gain of $18.1 million. Net sales for the Luden's throat drops business were $10.2 million, $24.8 million and $29.7 million in 2001, 2000 and 1999, respectively.

In July 2001, the Corporation's Brazilian subsidiary, Hershey do Brasil, acquired the chocolate and confectionery business of Visagis for $17.1 million. This business had sales of approximately $20 million in 2000. Included in the acquisition were the IO-IO brand of hazelnut creme items and the chocolate and confectionery products sold under the Visconti brand. Also included in the purchase were a manufacturing plant and confectionery equipment in Sao Roque, Brazil. Had the results of the acquisition been included in the consolidated results, the effect would not have been material.

In December 2000, the Corporation completed the purchase of the intense and breath freshener mints and gum businesses of Nabisco, Inc. ("Nabisco"). The Corporation paid $135.0 million to acquire the businesses, including Ice Breakers and Breath Savers Cool Blasts intense mints, Breath Savers mints, and Ice Breakers, Carefree, Stick*Free, Bubble Yum and Fruit Stripe gums. Also included in the purchase were manufacturing machinery and equipment and a gum-manufacturing plant in Las Piedras, Puerto Rico. These businesses had sales of approximately $270 million in 1999. The Corporation's results of operations for 2000 did not include results of the acquisition, as the transaction was completed very late in the year. Had the results of the acquired businesses been included in the consolidated results for 2000 and 1999, the effect would not have been material.

Assets

Total assets decreased $200.3 million, or 6%, as of December 31, 2001, primarily as a result of lower prepaid expenses and other current assets, inventories, property, plant and equipment, and intangibles resulting from business acquisitions, partially offset by an increase in cash and cash equivalents.

Current assets decreased by $127.8 million, or 10%, principally reflecting decreased prepaid expenses and other current assets and lower inventories. The decrease in prepaid expenses and other current assets was principally associated with the reclassification of gains and losses on cash flow hedging derivatives to accumulated other comprehensive loss upon adoption of Statement of Financial Accounting Standards No. 133, as amended, in 2001. The decrease in inventories of $93.0 million primarily reflected lower raw material inventories, principally cocoa beans and cocoa butter, as a result of the business realignment initiatives. The increase in cash and cash equivalents reflected strong cash flows during the year, commodity margin transfers and increased cash resulting from the reduction of raw material inventories in December under the business realignment initiatives. These increases were partially offset by a $95.0 million contribution in December to one of the Corporation's pension plans.

Property, plant and equipment was lower than the prior year primarily due to depreciation expense of $153.5 million and the planned sale of businesses and asset impairment write-downs of $45.3 million resulting from the business realignment initiatives, partially offset by capital additions of $160.1 million. The decrease in intangibles resulting from business acquisitions primarily reflected the amortization of intangibles, $30.8 million associated with the sale of the Luden's throat drops business and the write-down of goodwill of approximately $7.8 million associated with the planned sale of businesses under the business realignment initiatives. The increase in other non-current assets was primarily a result of pension plan minimum liability adjustments reflecting lower asset returns and higher liabilities related to the VWRP.

Liabilities

Total liabilities decreased by $172.5 million, or 8%, as of December 31, 2001, primarily reflecting a reduction in short-term borrowings as a result of a significant increase in operating cash flows in 2001. The increase in accrued liabilities was primarily the result of higher accruals for enhanced employee benefits and other liabilities associated with business realignment initiatives recorded in the fourth quarter of 2001.

Capital Structure

The Corporation has two classes of stock outstanding, Common Stock and Class B Common Stock ("Class B Stock"). Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

In December 2000, the Corporation's Board of Directors unanimously adopted a Stockholder Protection Rights Agreement ("Rights Agreement"). The Rights Agreement was supported by the Corporation's largest stockholder, Hershey Trust Company, as trustee for the benefit of Milton Hershey School ("Milton Hershey School Trust"). This action was not in response to any specific effort to acquire control of the Corporation. Under the Rights Agreement, the Corporation's Board of Directors declared a dividend of one right ("Right") for each outstanding share of Common Stock and Class B Stock payable to stockholders of record at the close of business on December 26, 2000. The Rights will at no time have voting power or receive dividends. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable and will not change the manner in which the Corporation's Common Stock is traded. The Rights Agreement is discussed further in Note 14 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

Historically, the Corporation's major source of financing has been cash generated from operations. The Corporation's income and, consequently, cash provided from operations during the year are affected by seasonal sales patterns, the timing of new product introductions, business acquisitions and divestitures, and price increases. Chocolate, confectionery and grocery seasonal and holiday-related sales have typically been highest during the third and fourth quarters of the year, representing the principal seasonal effect. Generally, seasonal working capital needs peak during the summer months and have been met by issuing commercial paper.

Over the past three years, cash provided from operating activities exceeded cash requirements for share repurchases, dividend payments, capital expenditures and capitalized software additions by $88.4 million. Total debt, including debt assumed, decreased during the period by $340.2 million, reflecting reduced short-term borrowings and the repayment of long-term debt. Cash and cash equivalents increased by $95.1 million during the period.

The Corporation anticipates that capital expenditures and capitalized software additions will be in the range of $150 million to $200 million per annum during the next several years as a result of continued efficiency improvements in existing facilities and capacity expansion to support sales growth and new products, along with continued improvement and enhancements of computer software. As of December 31, 2001, the Corporation's principal capital commitments included manufacturing capacity expansion to support sales growth and new products, modernization and efficiency improvements.

In February 2001, the Corporation made a $75.0 million contribution to its domestic pension plans to improve the funded status and, in December 2001, an additional contribution of $95.0 million was made to fund anticipated payments related to the early retirement program implemented in the fourth quarter of 2001. The Corporation anticipates additional funding requirements for its domestic pension plans in 2002, reflecting asset performance and interest rate levels.

The following table summarizes the Corporation's contractual cash obligations by year:

	Payments Due by Year
	(In thousands of dollars)
Contractual Obligations	2002	2003	2004	2005	2006	Thereafter	Total
Purchase Commitments	$743,100	$523,800	$303,800	$51,000	$3,300	$8,800	$1,633,800
Non-cancelable Operating Leases	21,653	21,284	21,095	20,988	18,779	49,621	153,420
Long-term Debt	921	17,133	136	202,139	142	657,422	877,893
Total Obligations	$765,674	$562,217	$325,031	$274,127	$22,221	$715,843	$2,665,113

In entering into these contractual obligations, the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation's risk is limited to replacing the contracts at prevailing market rates. The Corporation does not expect any losses as a result of counterparty defaults.

The Corporation has entered into certain commitments for the purchase of raw materials. Purchase commitments primarily reflect forward contracts for the purchase of raw materials from third-party brokers and dealers.

The Corporation has entered into three off-balance sheet arrangements for the leasing of certain warehouse and distribution facilities. The operating lease arrangements are with special purpose trusts ("SPTs") whereby the Corporation leases warehouse and distribution facilities in Redlands, California; Atlanta, Georgia; and Hershey, Pennsylvania, as discussed below. The SPTs were formed to facilitate the acquisition and subsequent leasing of the facilities to the Corporation. The SPTs financed the acquisition of the facilities by issuing notes and equity certificates to independent third-party financial institutions. The independent third-party financial institutions who hold the equity certificates are owners of the SPTs. The Corporation's transactions with the SPTs are limited to the operating lease agreements and the associated rent expense is included in cost of sales in the Consolidated Statements of Income. The Corporation has not entered into any other arrangements involving special purpose entities.

The leases include substantial residual guarantees by the Corporation for the majority of the financing and options to purchase the facilities at original cost. If the Corporation were to exercise its options to purchase the three facilities at original cost at the end of the respective initial lease terms, the Corporation could purchase the facilities for a total of approximately $120.0 million, $79.9 million for the Pennsylvania and Georgia facilities in 2005, and $40.1 million for the California facility in 2007.

In December 2000, the Corporation entered into an operating lease agreement with the owner of the warehouse and distribution facility in Redlands, California. The lease term was approximately ten years, with occupancy to begin upon completion of the facility. The lease agreement contained an option for the Corporation to purchase the facility. In January 2002, the Corporation assigned its right to purchase the facility to an SPT that in turn purchased the completed facility and leased it to the Corporation under a new operating lease agreement. The lease term is five years, with up to four renewal periods of five years each with the consent of the lessor. The cost incurred by the SPT to acquire the facility, including land, was $40.1 million.

In October 2000, the Corporation entered into an operating lease agreement with an SPT for the leasing of a warehouse and distribution facility near Atlanta, Georgia. The lease term is five years, with up to four renewal periods of five years each with the consent of the lessor. The cost incurred by the SPT to acquire the facility, including land, was $18.2 million.

In July 1999, the Corporation entered into an operating lease agreement with an SPT for the construction and leasing of a warehouse and distribution facility located on land owned by the Corporation near Hershey, Pennsylvania. Under the agreement, the lessor paid construction costs totaling $61.7 million. The lease term is six years, including the one-year construction period, with up to four renewal periods of five years each with the consent of the lessor.

In 1999, the Corporation implemented an enterprise-wide integrated information system in the United States. The first phase of system implementation included new business systems and processes related to purchasing, accounts payable, fixed assets, the general ledger, production reporting and tracking of plant inventories. The second phase of system implementation included systems and processes in the areas of sales order and billing, transportation planning and management, electronic data interchange communications with warehouses, finished goods inventories, accounts receivable and tracking of marketing promotions. Initial implementation costs amounted to approximately $101.0 million of capitalized software and hardware and $10.6 million of expenses. These expenditures were financed with cash provided from operations and proceeds from the sale of the Corporation's pasta business.

Under share repurchase programs which began in 1993, a total of 18,300,637 shares of Common Stock have been repurchased for approximately $745.8 million, including 1,579,779 shares purchased from the Milton Hershey School Trust for $100.0 million in 1999. Of the shares repurchased, 528,000 shares were retired, 5,267,305 shares were reissued to satisfy stock options obligations, Supplemental Retirement Contributions and employee stock ownership trust ("ESOP") obligations and 3,806,002 shares were repurchased in the open market to replace the reissued shares. Additionally, the Corporation has purchased a total of 28,000,536 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $1.0 billion. As of December 31, 2001, a total of 44,311,870 shares were held as Treasury Stock and $84.2 million remained available for repurchases of Common Stock under a program approved by the Corporation's Board of Directors in October 1999.

In March 1997, the Corporation issued $150 million of 6.95% Notes under a November 1993 Form S-3 Registration Statement. In August 1997, the Corporation filed another Form S-3 Registration Statement under which it could offer, on a delayed or continuous basis, up to $500 million of additional debt securities. Also in August 1997, the Corporation issued $150 million of 6.95% Notes due 2012 and $250 million of 7.2% Debentures due 2027 under the November 1993 and August 1997 Registration Statements. Proceeds from the debt issuance were used to repay a portion of the short-term borrowings associated with the purchase of Common Stock from the Milton Hershey School Trust. As of December 31, 2001, $250 million of debt securities remained available for issuance under the August 1997 Registration Statement. Proceeds from any offering of the $250 million of debt securities available under the shelf registration may be used for general corporate requirements, which include reducing existing commercial paper borrowings, financing capital additions and share repurchases, and funding future business acquisitions and working capital requirements.

As of December 31, 2001, the Corporation maintained short-term and long-term committed credit facilities with a syndicate of banks in the amount of $400 million which could be borrowed directly or used to support the issuance of commercial paper. The Corporation may increase the credit facilities to $1.0 billion with the concurrence of the banks. In November 2001, the short-term credit facility agreement was amended and restated with a credit limit of $200 million expiring in November 2002, and the long-term committed credit facility agreement was amended and restated with a $200 million credit limit expiring in November 2006. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions. The Corporation also had lines of credit with domestic and international commercial banks of $21.7 million and $27.5 million as of December 31, 2001 and 2000, respectively.

The Corporation negotiated a settlement with the Internal Revenue Service ("IRS") of its Corporate Owned Life Insurance ("COLI") program effective October 1, 2001. The resulting Closing Agreement with the IRS limited the COLI interest expense deductions for all applicable tax years and resulted in the surrender of all insurance policies, thereby ending the COLI program. The settlement is a complete resolution of all federal and state tax aspects of this program.

Cash Flow Activities

Over the past three years, cash from operating activities provided approximately $1.4 billion. Over this period, cash used by or provided from accounts receivable and inventories has tended to fluctuate as a result of sales during December and inventory management practices. Cash provided from inventories was principally associated with a reduction of raw material inventories in December 2001 as part of the Corporation's business realignment initiatives. The change in cash required for or provided from other assets and liabilities between the years was primarily related to hedging transactions, the timing of payments for accrued liabilities, including income taxes, and variations in the funded status of pension plans.

Investing activities included capital additions, capitalized software additions, business acquisitions and divestitures. Capital additions during the past three years included the purchase of manufacturing equipment, and expansion and modernization of existing facilities. Capitalized software additions over the past three years were associated primarily with the implementation of an enterprise-wide integrated information system and ongoing enhancement of information systems.

In July 2001, the Corporation's Brazilian subsidiary, Hershey do Brasil, acquired the chocolate and confectionery business of Visagis for $17.1 million. In September 2001, the Luden's throat drops business was sold for $59.9 million in cash. The acquisition of Nabisco's mint and gum businesses for $135.0 million was completed in 2000 and the Corporation's pasta business was sold for $450.0 million in 1999.

Financing activities included debt borrowings and repayments, payments of dividends, the exercise of stock options, incentive plan transactions, and the repurchase of Common Stock. During the past three years, short-term borrowings in the form of commercial paper or bank borrowings were used to purchase Nabisco's mint and gum businesses, fund seasonal working capital requirements, and finance share repurchase programs. During the past three years, a total of 8,439,518 shares of Common Stock have been repurchased for $458.3 million, including 1,579,779 shares purchased from the Milton Hershey School Trust for $100.0 million. Cash used for incentive plan transactions of $116.2 million during the past three years was partially offset by cash received from the exercise of stock options of $73.5 million. Cash used by incentive plan transactions reflected purchases of the Corporation's Common Stock in the open market to replace treasury stock issued for stock options exercises.

ACCOUNTING POLICIES AND MARKET RISKS ASSOCIATED WITH DERIVATIVE INSTRUMENTS

The Corporation utilizes certain derivative instruments, from time to time, including interest rate swaps, foreign currency forward exchange contracts and commodities futures contracts, to manage interest rate, currency exchange rate and commodity market price risk exposures. Interest rate swaps and foreign currency contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. Commodities futures contracts are entered into for varying periods and are intended to be and are effective as hedges of market price risks associated with anticipated raw material purchases, energy requirements and transportation costs. The Corporation does not hold or issue derivative instruments for trading purposes and is not a party to any instruments with leverage or prepayment features. In entering into these contracts, the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Subsequently, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133" and Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133." SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as amended, requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

SFAS No. 133, as amended, provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. All derivative instruments currently utilized by the Corporation, including interest rate swaps, foreign exchange contracts and commodities futures contracts, are designated and accounted for as cash flow hedges. The Corporation adopted SFAS No. 133, as amended, as of January 1, 2001. Additional information with regard to accounting policies associated with derivative instruments is contained in Note 5, Derivative Instruments and Hedging Activities.

The information below summarizes the Corporation's market risks associated with long-term debt and derivative instruments outstanding as of December 31, 2001. This information should be read in conjunction with Note 1, Note 5 and Note 7 to the Consolidated Financial Statements.

Long-Term Debt

The table below presents the principal cash flows and related interest rates by maturity date for long-term debt, including the current portion, as of December 31, 2001. The fair value of long-term debt was determined based upon quoted market prices for the same or similar debt issues.

	Maturity Date
	(In thousands of dollars except for rates)
	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value
Long-term Debt	$921	$17,133	$136	$202,139	$142	$657,422	$877,893	$957,754
Fixed Rate	2.0%	3.4%	2.0%	6.7%	2.0%	7.3%	7.1%

Interest Rate Swaps

In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swap agreements. In February 2001, the Corporation entered into interest rate swap agreements that effectively convert interest-rate-contingent rental payments on certain operating leases from a variable to a fixed rate of 6.1%. As of December 31, 2001, the fair value of interest rate swap agreements was a liability of $2.7 million. The potential loss in fair value of interest rate swaps resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 2001.

Foreign Exchange Contracts

The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements. Foreign currency price risks are hedged generally for periods from 3 to 24 months.

Foreign exchange forward contracts are intended to be and are effective as hedges of firm, identifiable, foreign currency commitments. Prior to January 1, 2001, the Corporation accounted for foreign exchange forward contracts in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," and accordingly, gains and losses were deferred and accounted for as part of the underlying transactions.

As of January 1, 2001, the Corporation accounted for foreign exchange forward contracts under SFAS No. 133, as amended. Foreign exchange forward contracts are designated as cash flow hedging derivatives and the fair value of such contracts is recorded on the Consolidated Balance Sheets as either an asset or liability. Gains and losses on these contracts are recorded as a component of other comprehensive income and are reclassified into earnings in the same period during which the hedged transaction affects earnings.

As of December 31, 2001, the Corporation had foreign exchange forward contracts maturing primarily in 2002 and 2003 to purchase $24.3 million in foreign currency, primarily British sterling and euros, and to sell $12.2 million in foreign currency, primarily Japanese yen, at contracted forward rates.

As of December 31, 2000, the Corporation had foreign exchange forward contracts maturing in 2001 and 2002 to purchase $36.3 million in foreign currency, primarily British sterling and euros, and to sell $11.5 million in foreign currency, primarily Japanese yen, at contracted forward rates.

The fair value of foreign exchange forward contracts was estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences. As of December 31, 2001 and 2000, the fair value of foreign exchange forward contracts approximated the contract value. The potential loss in fair value of foreign exchange forward contracts resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 2001 and 2000.

Commodity Price Risk Management

The Corporation's most significant raw material requirements include cocoa, sugar, milk, peanuts and almonds. The Corporation attempts to minimize the effect of future price fluctuations related to the purchase of these raw materials primarily through forward purchasing to cover future manufacturing requirements, generally for periods from 3 to 24 months. With regard to cocoa, sugar, corn sweeteners, natural gas, fuel oil and certain dairy products, price risks are also managed by entering into futures contracts. At the present time, active futures contracts are not available for use in pricing the Corporation's other major raw material requirements. Futures contracts are used in combination with forward purchasing of cocoa, sugar, corn sweetener, natural gas and certain dairy product requirements principally to take advantage of market fluctuations which provide more favorable pricing opportunities and flexibility in sourcing these raw materials and energy requirements. Fuel oil futures contracts are used to minimize price fluctuations associated with the Corporation's transportation costs. The Corporation's commodity procurement practices are intended to reduce the risk of future price increases, but also may potentially limit the ability to benefit from possible price decreases.

The cost of cocoa beans and the prices for the related commodity futures contracts historically have been subject to wide fluctuations attributable to a variety of factors, including the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates, political unrest in producing countries and speculative influences. Cocoa prices in 2001 rebounded from the historical lows established at the end of 2000. Less favorable climatic conditions combined with a recovery in demand, particularly in Eastern Europe, resulted in a decrease of world stocks of cocoa. During 2002, a continued reduction in available cocoa stocks could result in future price increases. The Corporation's costs during 2002 will not necessarily reflect market price fluctuations because of its forward purchasing practices, premiums and discounts reflective of relative values, varying delivery times, and supply and demand for specific varieties and grades of cocoa beans.

Commodities Futures Contracts

In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements and to hedge transportation costs, the Corporation enters into commodities futures contracts as deemed appropriate to reduce the effect of price fluctuations. Prior to January 1, 2001, accounting for commodities futures contracts was in accordance with Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts." Futures contracts met the hedge criteria and were accounted for as hedges. Accordingly, gains and losses were deferred and recognized in cost of sales as part of the product cost.

Exchange traded futures contracts are used to fix the price of physical forward purchase contracts. Cash transfers reflecting changes in the value of futures contracts (unrealized gains and losses) are made on a daily basis and prior to January 1, 2001, were included in prepaid expenses and other current assets or accrued liabilities on the Consolidated Balance Sheets. As of January 1, 2001, the Corporation accounted for commodities futures contracts under SFAS No. 133, as amended, and accordingly, cash transfers are reported as a component of other comprehensive income. Such cash transfers will be offset by higher or lower cash requirements for payment of invoice prices of raw materials, energy requirements and transportation costs in the future. Futures being held in excess of the amount required to fix the price of unpriced physical forward contracts are effective as hedges of anticipated purchases.

The following sensitivity analysis reflects the market risk of the Corporation to a hypothetical adverse market price movement of ten percent, based on the Corporation's net commodity positions at four dates spaced equally throughout the year. The Corporation's net commodity positions consist of the excess of futures contracts held over unpriced physical forward contracts for the same commodities, relating to cocoa, sugar, corn sweeteners, natural gas, fuel oil and certain dairy products. Inventories, priced forward contracts and estimated anticipated purchases not yet contracted for were not included in the sensitivity analysis calculations. A loss is defined, for purposes of determining market risk, as the potential decrease in fair value or the opportunity cost resulting from the hypothetical adverse price movement. The fair values of net commodity positions were based upon quoted market prices or estimated future prices including estimated carrying costs corresponding with the future delivery period.

For the years ended December 31,	2001		2000

In millions of dollars	Fair Value	Market Risk (Hypothetical 10% Change)	Fair Value	Market Risk (Hypothetical 10% Change)

Highest long position	$(15.1)	$1.5	$77.6	$7.8
Lowest long position	(96.9)	9.7	(28.3)	2.8
Average position (long)	(46.7)	4.7	30.3	3.0

The decrease in fair values from 2000 to 2001 primarily reflected a decrease in net commodity positions in 2001. The negative positions primarily resulted as commodities futures required to fix the price of unpriced physical forward contracts exceeded the amount of commodities futures being held at certain points in time during the year.

Sensitivity analysis disclosures represent forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. The important factors that could affect the sensitivity analysis disclosures include significant increases or decreases in market prices reflecting fluctuations attributable to the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates, political unrest in producing countries and speculative influences in addition to changes in the Corporation's hedging strategies.

USE OF ESTIMATES AND OTHER CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period. Significant accounting policies employed by the Corporation, including the use of estimates, are presented in the Notes to Consolidated Financial Statements.

Critical accounting policies are those that are most important to the portrayal of the Corporation's financial condition and results of operations, and require management's most difficult, subjective or complex judgements, as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Corporation's most critical accounting policies, discussed below, pertain to accounts receivable—trade, accrued liabilities, and pension and other post-retirement benefit plans. Actual results could differ from estimates used in employing the critical accounting policies, although the Corporation does not believe that any differences would materially affect its financial condition or results of operations.

Accounts Receivable—Trade

In the normal course of business, the Corporation extends credit to customers that satisfy pre-defined credit criteria. The Corporation believes that it has little concentration of credit risk due to the diversity of its customer base. Accounts Receivable—Trade, as shown on the Consolidated Balance Sheets, were net of allowances and anticipated discounts. An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the financial statements, assessments of collectibility based on historical trends and an evaluation of the impact of current and projected economic conditions. An allowance for discounts is based on historical experience with regard to the timing of customer payments that qualify for cash discounts in accordance with the Corporation's payment terms.

Accrued Liabilities

Accrued liabilities requiring the most difficult or subjective judgments include liabilities associated with marketing promotion programs and potentially unsaleable products. An accrued liability for marketing promotions is determined through analysis of historical trends regarding customer and consumer participation in such programs, the related costs, sales and payment trends, and experience with payment patterns associated with similar programs that had been previously offered. Consideration is also given to the impact of future changes in the Corporation's sales and marketing programs, including the introduction of new products, along with the impact of projected economic conditions.

Costs associated with the possible return of unsaleable products are included as a reduction to net sales as part of the provision for returns, discounts and allowances. An accrued liability is determined using statistical analysis that incorporates historical sales trends, seasonal timing and sales patterns, and product movement at retail.

Pension and Other Post-Retirement Benefit Plans

The Corporation's policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and federal income tax laws, respectively. Non-domestic pension liabilities are funded in accordance with applicable local laws and regulations. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities. Short-term and long-term liabilities associated with benefit plans are primarily determined based on actuarial calculations. These calculations are made considering payroll and employee data, including age and years of service, along with actuarial assumptions at the date of the financial statements. The Corporation takes into consideration long-term projections with regard to economic conditions, including interest rates, return on assets and the rate of increase in compensation levels. With regard to liabilities associated with post-retirement benefit plans that provide health care and life insurance, the Corporation takes into consideration the long-term annual rate of increase in the per capita cost of the covered health care benefits.

MARKET PRICES AND DIVIDENDS

Cash dividends paid on the Corporation's Common Stock and Class B Stock were $154.8 million in 2001 and $144.9 million in 2000. The annual dividend rate on the Common Stock was $1.21 per share, an increase of 8% over the 2000 rate of $1.12 per share. The 2001 dividend represented the 27th consecutive year of Common Stock dividend increases.

On February 13, 2002, the Corporation's Board of Directors declared a quarterly dividend of $.3025 per share of Common Stock payable on March 15, 2002, to stockholders of record as of February 25, 2002. It is the Corporation's 289th consecutive Common Stock dividend. A quarterly dividend of $.2725 per share of Class B Stock also was declared.

Hershey Foods Corporation's Common Stock is listed and traded principally on the New York Stock Exchange ("NYSE") under the ticker symbol "HSY." Approximately 126.7 million shares of the Corporation's Common Stock were traded during 2001. The Class B Stock is not publicly traded.

The closing price of the Common Stock on December 31, 2001, was $67.70. There were 40,311 stockholders of record of the Common Stock and the Class B Stock as of December 31, 2001.

The following table shows the dividends paid per share of Common Stock and Class B Stock and the price range of the Common Stock for each quarter of the past two years:
	Dividends Paid Per Share		Common Stock Price Range*
	Common Stock	Class B Stock	High	Low
2001
1st Quarter	$.2800	$.2525	$70.15	$55.13
2nd Quarter	.2800	.2525	69.58	58.55
3rd Quarter	.3025	.2725	66.45	58.70
4th Quarter	.3025	.2725	68.62	60.40
Total	$1.1650	$1.0500
2000
1st Quarter	$.2600	$.2350	$50.69	$37.75
2nd Quarter	.2600	.2350	55.81	45.00
3rd Quarter	.2800	.2525	54.69	41.56
4th Quarter	.2800	.2525	66.44	48.44
Total	$1.0800	$.9750

*  NYSE-Composite Quotations for Common Stock by calendar quarter.

RETURN MEASURES

Operating Return on Average Stockholders' Equity

The Corporation's operating return on average stockholders' equity was 32.5% in 2001. Over the most recent six-year period, the return has ranged from 27.5% in 1996 to 36.0% in 1998. For the purpose of calculating operating return on average stockholders' equity, earnings is defined as net income, excluding the after-tax gain on the sale of the Luden's throat drops business and the after-tax effect of the business realignment initiatives in 2001, and the after-tax gain on the sale of the pasta business in 1999.

Operating Return on Average Invested Capital

The Corporation's operating return on average invested capital was 18.1% in 2001. Over the most recent six-year period, the return has ranged from 14.8% in 1999 to 18.1% in 2001. Average invested capital consists of the annual average of beginning and ending balances of long-term debt, deferred income taxes and stockholders' equity. For the purpose of calculating operating return on average invested capital, earnings is defined as net income, excluding the after-tax gain on the sale of the Luden's throat drops business and the after-tax effect of the business realignment initiatives in 2001, the after-tax gain on the sale of the pasta business in 1999 and the after-tax effect of interest on long-term debt.

OUTLOOK

The outlook section contains a number of forward-looking statements, all of which are based on current expectations. Actual results may differ materially.

Going forward, the Corporation has set balanced and sustainable goals, including: three to four percent sales growth; gross margin expansion; nine to eleven percent growth in earnings per share; and continued market share gains.

The Corporation anticipates that the total U.S. confectionery market will grow at a rate of two to three percent in 2002. The Corporation intends to increase spending on marketing and selling programs compared to 2001, as the cost savings generated by the business realignment initiatives are invested substantially in enhanced brand building and selling capabilities. Annual savings of approximately $75 million to $80 million are anticipated when the business realignment initiatives are fully implemented, with less than half the estimated amount expected to be realized in 2002.

Variability of gross margin in future periods is affected by various factors, including raw material and logistics costs, manufacturing efficiencies and the mix of products sold in any period. The Corporation expects margin expansion in 2002, as the Corporation anticipates sales increases in more profitable product lines, improved operating efficiencies throughout the supply chain and the exit of certain under-performing businesses. In addition, commodity costs are anticipated to be relatively stable in 2002 as a result of the Corporation's forward purchasing and hedging practices.

The Corporation intends to achieve earnings per share growth of nine to eleven percent from sales volume increases in response to increased spending on marketing and selling capabilities, by expanding gross margin and by reducing administrative costs. As a result of the VWRP, the Corporation's salaried work force will be reduced by approximately 600 employees during 2002. The on-going effective income tax rate is projected to be consistent with 2001, excluding one-time items.

The Corporation expects strong cash flows from operating activities in 2002. Net cash provided from operating activities is expected to exceed cash requirements for capital additions, capitalized software additions and anticipated dividend payments.

The Emerging Issues Task Force ("EITF") of the FASB addressed several issues related to the income statement classification of certain sales incentives and marketing promotion programs (see Recent Accounting Pronouncements in Note 1 to the Consolidated Financial Statements). Reclassifications made in 2002 will not affect the Corporation's financial position or net income. These reclassifications will reduce the Corporation's gross profit and margin, while other percent of sales measures will increase.

The Corporation has not fully assessed the potential impact of the adoption of SFAS No. 142 (see Recent Accounting Pronouncements in Note 1 to the Consolidated Financial Statements). However, it is estimated that earnings per share-diluted will increase by approximately $.10 in 2002 as substantially all amortization of goodwill and other intangible assets will be eliminated. The Corporation's growth goal for earnings per share of nine to eleven percent does not include the impact of changes to accounting methods to be implemented in 2002.

Safe Harbor Statement

The nature of the Corporation's operations and the environment in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Corporation notes the following factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Many of the forward-looking statements contained in this document may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential," among others. Factors which could cause results to differ include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; and the Corporation's ability to implement improvements to and reduce costs associated with the Corporation's distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; and the Corporation's ability to sell certain assets at targeted values.

HERSHEY FOODS CORPORATION CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,	2001	2000	1999

In thousands of dollars except per share amounts
Net Sales	$4,557,241	$4,220,976	$3,970,924
Costs and Expenses:
Cost of sales	2,665,566	2,471,151	2,354,724
Selling, marketing and administrative	1,269,964	1,127,175	1,057,840
Business realignment and asset impairments	228,314	—	—
Gain on sale of business	(19,237)	—	(243,785)
Total costs and expenses	4,144,607	3,598,326	3,168,779
Income before Interest and Income Taxes	412,634	622,650	802,145
Interest expense, net	69,093	76,011	74,271
Income before Income Taxes	343,541	546,639	727,874
Provision for income taxes	136,385	212,096	267,564
Net Income	$207,156	$ 334,543	$ 460,310
Net Income Per Share—Basic	$1.52	$ 2.44	$ 3.29
Net Income Per Share—Diluted	$1.50	$ 2.42	$ 3.26
Cash Dividends Paid Per Share:
Common Stock	$1.165	$ 1.08	$ 1.00
Class B Common Stock	1.050	.975	.905
The notes to consolidated financial statements are an integral part of these statements. A-16

HERSHEY FOODS CORPORATION CONSOLIDATED BALANCE SHEETS

December 31,	2001	2000

In thousands of dollars
ASSETS
Current Assets:
Cash and cash equivalents	$134,147	$31,969
Accounts receivable—trade	361,726	379,680
Inventories	512,134	605,173
Deferred income taxes	96,939	76,136
Prepaid expenses and other	62,595	202,390
Total current assets	1,167,541	1,295,348
Property, Plant and Equipment, Net	1,534,901	1,585,388
Intangibles Resulting from Business Acquisitions, Net	429,128	474,448
Other Assets	115,860	92,580
Total assets	$3,247,430	$3,447,764
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$133,049	$149,232
Accrued liabilities	462,901	358,067
Accrued income taxes	2,568	1,479
Short-term debt	7,005	257,594
Current portion of long-term debt	921	529
Total current liabilities	606,444	766,901
Long-term Debt	876,972	877,654
Other Long-term Liabilities	361,041	327,674
Deferred Income Taxes	255,769	300,499
Total liabilities	2,100,226	2,272,728
Stockholders' Equity:
Preferred Stock, shares issued: none in 2001 and 2000	—	—
Common Stock, shares issued: 149,517,064 in 2001 and 149,509,014 in 2000	149,516	149,508
Class B Common Stock, shares issued: 30,433,808 in 2001 and 30,441,858 in 2000	30,434	30,442
Additional paid-in capital	3,263	13,124
Unearned ESOP compensation	(15,967)	(19,161)
Retained earnings	2,755,333	2,702,927
Treasury—Common Stock shares, at cost: 44,311,870 in 2001 and 43,669,284 in 2000	(1,689,243)	(1,645,088)
Accumulated other comprehensive loss	(86,132)	(56,716)
Total stockholders' equity	1,147,204	1,175,036
Total liabilities and stockholders' equity	$3,247,430	$3,447,764
The notes to consolidated financial statements are an integral part of these balance sheets. A-17

HERSHEY FOODS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,	2001	2000	1999

In thousands of dollars
Cash Flows Provided from (Used by) Operating Activities
Net income	$207,156	$334,543	$460,310
Adjustments to reconcile net income to net cash provided from operations:
Depreciation and amortization	190,494	175,964	163,308
Deferred income taxes	(49,342)	(16,400)	(8,336)
Gain on sale of business, net of tax of $18,134 and $78,769 in 2001 and 1999, respectively	(1,103)	—	(165,016)
Business realignment initiatives	171,852	—	—
Asset impairment write-downs	53,100	—	—
Changes in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable—trade	17,954	(26,930)	77,918
Inventories	94,405	28,029	(136,535)
Accounts payable	(16,183)	7,280	(8,742)
Other assets and liabilities	38,072	(90,277)	(64,704)
Net Cash Provided from Operating Activities	706,405	412,209	318,203
Cash Flows Provided from (Used by) Investing Activities
Capital additions	(160,105)	(138,333)	(115,448)
Capitalized software additions	(9,845)	(4,686)	(25,394)
Business acquisitions	(17,079)	(135,000)	—
Proceeds from divestitures	59,900	—	450,000
Other, net	3,142	6,206	23,006
Net Cash (Used by) Provided from Investing Activities	(123,987)	(271,813)	332,164
Cash Flows Provided from (Used by) Financing Activities
Net change in short-term borrowings	(250,589)	48,428	(136,742)
Long-term borrowings	379	187	1,696
Repayment of long-term debt	(826)	(2,815)	(393)
Cash dividends paid	(154,750)	(144,891)	(136,728)
Exercise of stock options	30,210	24,376	18,878
Incentive plan transactions	(64,342)	(51,859)	—
Repurchase of Common Stock	(40,322)	(99,931)	(318,024)
Net Cash (Used by) Financing Activities	(480,240)	(226,505)	(571,313)
Increase (Decrease) in Cash and Cash Equivalents	102,178	(86,109)	79,054
Cash and Cash Equivalents as of January 1	31,969	118,078	39,024
Cash and Cash Equivalents as of December 31	$134,147	$31,969	$118,078
Interest Paid	$72,043	$81,465	$77,049
Income Taxes Paid	171,362	299,104	218,665
The notes to consolidated financial statements are an integral part of these statements. A-18

HERSHEY FOODS CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock	Common Stock	Class B Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Retained Earnings	Treasury Common Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

In thousands of dollars
Balance as of January 1, 1999	$—	$ 149,503	$ 30,447	$ 29,995	$ (25,548)	$ 2,189,693	$ (1,267,422)	$ (64,367)	$ 1,042,301
Net income						460,310			460,310
Other comprehensive income								14,752	14,752
Comprehensive income									475,062
Dividends:
Common Stock, $1.00 per share						(109,175)			(109,175)
Class B Common Stock, $.905 per share						(27,553)			(27,553)
Conversion of Class B Common Stock into Common Stock		4	(4)						—
Incentive plan transactions				2					2
Exercise of stock options				(458)			32,738		32,280
Employee stock ownership trust/benefits transactions				540	3,194				3,734
Repurchase of Common Stock							(318,024)		(318,024)
Balance as of December 31, 1999	—	149,507	30,443	30,079	(22,354)	2,513,275	(1,552,708)	(49,615)	1,098,627
Net income						334,543			334,543
Other comprehensive (loss)								(7,101)	(7,101)
Comprehensive income									327,442
Dividends:
Common Stock, $1.08 per share						(115,209)			(115,209)
Class B Common Stock, $.975 per share						(29,682)			(29,682)
Conversion of Class B Common Stock into Common Stock		1	(1)						—
Incentive plan transactions				(426)					(426)
Exercise of stock options				(16,728)			7,551		(9,177)
Employee stock ownership trust/benefits transactions				199	3,193				3,392
Repurchase of Common Stock							(99,931)		(99,931)
Balance as of December 31, 2000	—	149,508	30,442	13,124	(19,161)	2,702,927	(1,645,088)	(56,716)	1,175,036
Net income						207,156			207,156
Other comprehensive (loss)								(29,416)	(29,416)
Comprehensive income									177,740
Dividends:
Common Stock, $1.165 per share						(122,790)			(122,790)
Class B Common Stock, $1.05 per share						(31,960)			(31,960)
Conversion of Class B Common Stock into Common Stock		8	(8)						—
Incentive plan transactions				1,062					1,062
Exercise of stock options				(11,863)			(3,833)		(15,696)
Employee stock ownership trust/benefits transactions				940	3,194				4,134
Repurchase of Common Stock							(40,322)		(40,322)
Balance as of December 31, 2001	$ —	$ 149,516	$ 30,434	$ 3,263	$ (15,967)	$ 2,755,333	$ (1,689,243)	$ (86,132)	$ 1,147,204
The notes to consolidated financial statements are an integral part of these statements. A-19

HERSHEY FOODS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies employed by the Corporation are discussed below and in other notes to the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of intercompany accounts and transactions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly for accounts receivable and certain current and long-term liabilities.

Revenue Recognition

The Corporation records sales when all of the following criteria have been met: a valid customer order with a fixed price has been received; a delivery appointment with the customer has been made; the product has been shipped in accordance with the delivery appointment and the required lead time; there is no further significant obligation to assist in the resale of the product; and collectibility is reasonably assured.

Cash Equivalents

Cash equivalents consist of highly liquid debt instruments, time deposits and money market funds with original maturities of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

Commodities Futures Contracts

In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements and to hedge transportation costs, the Corporation enters into commodities futures contracts as deemed appropriate to reduce the effect of price fluctuations. Prior to January 1, 2001, accounting for commodities futures contracts was in accordance with Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts." Futures contracts met the hedge criteria and were accounted for as hedges. Accordingly, gains and losses were deferred and recognized in cost of sales as part of the product cost.

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Subsequently, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133" and Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133." SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as amended, requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

The Corporation adopted SFAS No. 133, as amended, as of January 1, 2001. SFAS No. 133, as amended, provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. All derivative instruments currently utilized by the Corporation, including commodities futures contracts, are designated and accounted for as cash flow hedges. Additional information with regard to accounting policies associated with derivative instruments is contained in Note 5, Derivative Instruments and Hedging Activities.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, as follows: 3 to 15 years for machinery and equipment; and 25 to 40 years for buildings and related improvements. Maintenance and repair expenditures are charged to expense as incurred. Applicable interest charges incurred during the construction of new facilities and production lines are capitalized as one of the elements of cost and are amortized over the assets' estimated useful lives.

Intangibles Resulting from Business Acquisitions

Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill was $388.7 million and $431.8 million as of December 31, 2001 and 2000, respectively. The decrease in goodwill primarily reflected the disposition of the Luden's throat drops business in September 2001 and the impact of product line rationalization decisions, including the planned sale of certain businesses, as part of the Corporation's business realignment initiatives recorded in the fourth quarter of 2001. Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets were $40.4 million and $42.6 million as of December 31, 2001 and 2000, respectively. Other intangible assets are amortized on a straight-line basis over the assets' estimated useful lives, up to 40 years. The Corporation periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of goodwill and other intangible assets may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Corporation uses an estimate of the acquired business' undiscounted future cash flows compared to the related carrying amount of net assets, including goodwill, to determine if an impairment loss should be recognized. When factors indicate that other intangible assets should be evaluated for possible impairment, the Corporation uses an estimate of the associated undiscounted future cash flows compared to the related carrying amount of assets to determine if an impairment loss should be recognized.

Accumulated amortization of intangible assets resulting from business acquisitions was $131.0 million and $135.5 million as of December 31, 2001 and 2000, respectively.

Comprehensive Income

Comprehensive income (loss) is reported on the Consolidated Statements of Stockholders' Equity and accumulated other comprehensive loss is reported on the Consolidated Balance Sheets. Additional information regarding comprehensive income is contained in Note 6, Comprehensive Income.

Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive income (loss), "Foreign Currency Translation Adjustments."

A minimum pension liability adjustment is required when the actuarial present value of accumulated pension plan benefits exceeds plan assets and accrued pension liabilities, less allowable intangible assets. Minimum pension liability adjustments, net of income taxes, are recorded as a component of other comprehensive income (loss), "Minimum Pension Liability Adjustments."

The Corporation adopted SFAS No. 133, as amended, as of January 1, 2001. Accordingly, gains and losses on cash flow hedging derivatives, to the extent effective, are included in other comprehensive income (loss) and reclassification adjustments are recorded as such gains and losses are ratably recorded in income in the same period as the hedged items affect earnings. Additional information with regard to accounting policies associated with derivative instruments is contained in Note 5, Derivative Instruments and Hedging Activities.

Foreign Exchange Contracts

The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its subsidiaries outside the United States. These contracts reduce currency risk from exchange rate movements.

Foreign exchange forward contracts are intended to be and are effective as hedges of firm, identifiable, foreign currency commitments. Prior to January 1, 2001, the Corporation accounted for foreign exchange forward contracts in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," and accordingly, gains and losses were deferred and accounted for as part of the underlying transactions. The Corporation adopted SFAS No. 133, as amended, as of January 1, 2001. Foreign exchange forward contracts are designated as cash flow hedging derivatives and the fair value of such contracts is recorded on the Consolidated Balance Sheets as either an asset or liability. Gains and losses on these contracts are recorded as a component of other comprehensive income and are reclassified into earnings in the same period during which the hedged transaction affects earnings. Additional information with regard to accounting policies for derivative instruments, including foreign exchange forward contracts, is contained in Note 5, Derivative Instruments and Hedging Activities.

License Agreements

The Corporation has entered into license agreements under which it has access to certain trademarks and proprietary technology, and manufactures and/or markets and distributes certain products. The rights under these agreements are extendible on a long-term basis at the Corporation's option subject to certain conditions, including minimum sales levels, which the Corporation has met. License fees and royalties, payable under the terms of the agreements, are expensed as incurred and included in selling, marketing and administrative expenses.

Research and Development

The Corporation expenses research and development costs as incurred. Research and development expense was $26.5 million, $25.4 million and $26.7 million in 2001, 2000 and 1999, respectively.

Advertising

The Corporation expenses advertising costs as incurred. Advertising expense was $193.3 million, $161.6 million and $164.9 million in 2001, 2000 and 1999, respectively. Prepaid advertising as of December 31, 2001 and 2000, was $4.0 million and $7.0 million, respectively.

Computer Software

The Corporation capitalizes certain costs of computer software developed or obtained for internal use. The unamortized amount of capitalized software as of December 31, 2001 and 2000, was

$51.6 million and $66.2 million, respectively. Software assets are classified as other non-current assets and are amortized over periods up to five years. Accumulated amortization of capitalized software was $56.9 million and $35.7 million as of December 31, 2001 and 2000, respectively.

Recent Accounting Pronouncements

The Emerging Issues Task Force ("EITF") of the FASB addressed several issues related to the income statement classification of certain sales incentives and marketing promotion programs. Consensuses reached on EITF Issue No. 00-14, "Accounting for Coupons, Rebates and Discounts," and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer," require that certain consumer and trade promotion expenses, such as consumer coupon redemption expense, off-invoice allowances and various marketing performance funds currently reported in selling, marketing and administrative expense be recorded as a reduction of net sales. These reclassifications are effective for the quarter ending March 31, 2002 and were $423.0 million, $400.6 million and $359.1 million in 2001, 2000 and 1999, respectively. These changes will not affect the Corporation's financial position or net income. Upon adoption, prior period amounts will be reclassified to conform with the new requirements.

In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 changes the accounting for business combinations, requiring that all business combinations be accounted for using the purchase method and that intangible assets be recognized as assets apart from goodwill if they arise from contractual or other legal rights, or if they are separable or capable of being separated from the acquired entity and sold, transferred, licensed, rented or exchanged. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 specifies the financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001.

SFAS No. 142 requires that the useful lives of intangible assets acquired on or before June 30, 2001 be reassessed and the remaining amortization periods adjusted accordingly. Previously recognized intangible assets deemed to have indefinite lives shall be tested for impairment. Goodwill recognized on or before June 30, 2001, shall be assigned to one or more reporting units and shall be tested for impairment as of the beginning of the fiscal year in which SFAS No. 142 is initially applied in its entirety.

The adoption of SFAS No. 142 is effective for the Corporation as of January 1, 2002. The reassessment of intangible assets must be completed during the first quarter of 2002 and the assignment of goodwill to reporting units, along with completion of the first step of the transitional goodwill impairment tests, must be completed during the first six months of 2002. The majority of the intangible assets and goodwill recognized prior to July 1, 2001 will no longer be amortized effective January 1, 2002. Total amortization of intangible assets and goodwill for the years ended December 31, 2001, 2000 and 1999 was $15.3 million, $14.7 million and $15.0 million, respectively.

2.    ACQUISITIONS AND DIVESTITURES

In July 2001, the Corporation's Brazilian subsidiary, Hershey do Brasil, acquired the chocolate and confectionery business of Visagis for $17.1 million. This business had sales of approximately $20 million in 2000. Included in the acquisition were the IO-IO brand of hazelnut creme items and the chocolate and confectionery products sold under the Visconti brand. Also included in the purchase were a manufacturing plant and confectionery equipment in Sao Roque, Brazil.

In December 2000, the Corporation completed the purchase of the intense and breath freshener mints and gum businesses of Nabisco, Inc. ("Nabisco"). The Corporation paid $135.0 million to acquire the businesses, including Ice Breakers and Breath Savers Cool Blasts intense mints, Breath Savers mints, and Ice Breakers, Carefree, Stick*Free, Bubble Yum and Fruit Stripe gums. Also included in the purchase were manufacturing machinery and equipment and a gum-manufacturing plant in Las Piedras, Puerto Rico. These businesses had sales of approximately $270 million in 1999.

In accordance with the purchase method of accounting, the purchase prices of the acquisitions were allocated to the underlying assets and liabilities at the dates of acquisition based on their estimated respective fair values. Total liabilities assumed were $31.0 million. Results subsequent to the dates of acquisition were included in the consolidated financial statements. Had the results of the acquisitions been included in the consolidated results for 2000 and 1999, the effect would not have been material.

In September 2001, the Corporation completed the sale of the Luden's throat drops business to Pharmacia Consumer Healthcare, a unit of Pharmacia Corporation. Included in the sale were the trademarks and manufacturing equipment for the throat drops business. Under a supply agreement with Pharmacia, the Corporation agreed to manufacture Luden's throat drops for up to 19 months after the date of sale. Under a separate services agreement, the Corporation agreed to continue to sell, warehouse and distribute Luden's throat drops through March 2002. In the third quarter of 2001, the Corporation received cash proceeds of $59.9 million and recorded a gain of $19.2 million before tax, $1.1 million or $.01 per share-diluted after tax, as a result of the transaction. A higher gain for tax purposes reflected the low tax basis of the intangible assets included in the sale, resulting in taxes on the gain of $18.1 million. Net sales for the Luden's throat drops business were $10.2 million, $24.8 million and $29.7 million in 2001, 2000 and 1999, respectively.

In January 1999, the Corporation completed the sale of a 94% majority interest of its U.S. pasta business to New World Pasta, LLC. The transaction included the American Beauty, Ideal by San Giorgio, Light `n Fluffy, Mrs. Weiss, P&R, Ronzoni, San Giorgio and Skinner pasta brands, along with six manufacturing plants. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded a gain of approximately $243.8 million before tax, $165.0 million or $1.17 per share-diluted after tax, as a result of the transaction. Net sales for the pasta business were $29.3 million and net income was $1.5 million in 1999.

3.    BUSINESS REALIGNMENT INITIATIVES

In late October 2001, the Corporation's Board of Directors approved a plan to improve the efficiency and profitability of the Corporation's operations. The plan included asset management improvements, product line rationalization, supply chain efficiency improvements and a voluntary work force reduction program. The major components of the plan will be completed by the fourth quarter of 2002.

During the fourth quarter of 2001, a charge to cost of sales and a business realignment and asset impairment charge were recorded totaling $278.4 million before tax ($171.9 million after tax or $1.25 per share-diluted). The total charges included a charge to cost of sales of $50.1 million associated with raw material inventory reductions and a business realignment and asset impairment charge of $228.3 million (collectively, "the business realignment initiatives"). Components of the $228.3 million pre-tax charge included $5.3 million relating to asset management improvements, $28.3 million relating to product line rationalization, $46.0 million relating to supply chain efficiency improvements and $148.7 million relating to a voluntary work force reduction program. These initiatives are expected to generate $75 million to $80 million of annual savings when fully implemented, with less than half the estimated amount expected to be realized in 2002. Additional charges totaling approximately $31.6 million before tax, or $.14 per share-diluted, are expected to be recorded in 2002, as incurred, primarily related to pension settlement costs resulting from the voluntary work force reduction program and expenses associated with the relocation of manufacturing equipment.

Asset Management Improvements

The charge to cost of sales of $50.1 million was a result of decisions to outsource the manufacture of certain ingredients and to significantly reduce the inventory levels of certain raw materials,

primarily cocoa beans and cocoa butter. Also included in the charge was the impact of a decision to reduce raw material inventory levels for almonds and peanuts. The Corporation sold raw material inventories and delayed raw material deliveries during the fourth quarter. A pre-tax charge of $5.3 million was also recorded in the fourth quarter of 2001 as part of the pre-tax business realignment and asset impairments charge. This charge reflected the write-off of manufacturing machinery and equipment as a result of the ingredients manufacturing outsourcing.

Product Line Rationalization

Product line rationalization plans include the sale or exit of certain businesses, the discontinuance of certain non-chocolate confectionery products and the realignment of the Corporation's domestic and international sales organizations. The estimated loss on the sale or exit of these businesses was $26.4 million as of December 31, 2001, net of estimated sales proceeds. Net sales associated with these businesses were approximately $38.0 million, $43.1 million and $45.3 million in 2001, 2000 and 1999, respectively. Costs associated with the realignment of the sales organizations totaled $1.9 million, primarily related to sales office closings and terminating the use of certain sales brokers.

Supply Chain Efficiency Improvements

To improve supply chain efficiency and profitability, three manufacturing facilities, a distribution center and certain other facilities will be closed. A net pre-tax charge of $46.0 million was recorded in the fourth quarter of 2001 relating to the closure of these facilities. A manufacturing facility in Denver, Colorado will be closed, with manufacturing equipment and machinery to be sold or relocated for production at a contract manufacturer. The Denver, Colorado plant principally manufactures Jolly Rancher hard candy. A manufacturing facility in Pennsburg, Pennsylvania will also be closed and the production of POT OF GOLD chocolates will be moved to another manufacturing plant. Finally, a small manufacturing and packaging facility located in Palmyra, Pennsylvania, as well as a distribution center and certain minor facilities located in Oakdale, California will be closed. The closure of these facilities is expected to result in the termination of approximately 750 employees, with total involuntary employee termination benefits of approximately $5.0 million.

Voluntary Work Force Reduction Program

In October 2001, the Corporation offered a voluntary work force reduction program ("VWRP") to certain eligible employees in the United States, Canada and Puerto Rico in order to reduce staffing levels and improve profitability. The VWRP consisted of an early retirement program and an enhanced mutual separation program. The early retirement program was offered to approximately 1,200 eligible salaried employees who were born prior to January 1, 1954 and were employed by the Corporation prior to January 1, 1999. The early retirement program provided enhanced pension, post-retirement and certain supplemental benefits. The enhanced mutual separation program provided increased severance and temporary medical benefits. The Corporation expects that the VWRP will provide a reduction of approximately 600 employees. Most employees accepting the VWRP will end their employment with the Corporation during the first quarter of 2002. A total pre-tax charge of $148.7 million was recorded in the fourth quarter of 2001 upon employee acceptance of the VWRP. The charge primarily reflected enhanced retirement and separation benefits.

4.    COMMITMENTS

Rent expense was $37.3 million, $40.8 million and $45.5 million for 2001, 2000 and 1999, respectively. Rent expense pertains to all operating leases, which were principally related to certain administrative buildings, warehouse and distribution facilities and transportation equipment.

The Corporation has entered into certain commitments for the purchase of raw materials. Purchase commitments primarily reflect forward contracts for the purchase of raw materials from third-party brokers and dealers.

The Corporation has entered into three off-balance sheet arrangements for the leasing of certain warehouse and distribution facilities. The operating lease arrangements are with special purpose trusts ("SPTs") whereby the Corporation leases warehouse and distribution facilities in Redlands, California; Atlanta, Georgia; and Hershey, Pennsylvania, as discussed below. The SPTs were formed to facilitate the acquisition and subsequent leasing of the facilities to the Corporation. The SPTs financed the acquisition of the facilities by issuing notes and equity certificates to independent third-party financial institutions. The independent third-party financial institutions who hold the equity certificates are owners of the SPTs. The Corporation's transactions with the SPTs are limited to the operating lease agreements and the associated rent expense is included in cost of sales in the Consolidated Statements of Income. The Corporation has not entered into any other arrangements involving special purpose entities.

The leases include substantial residual guarantees by the Corporation for the majority of the financing and options to purchase the facilities at original cost. If the Corporation were to exercise its options to purchase the three facilities at original cost at the end of the respective initial lease terms, the Corporation could purchase the facilities for a total of approximately $120.0 million, $79.9 million for the Pennsylvania and Georgia facilities in 2005, and $40.1 million for the California facility in 2007.

In December 2000, the Corporation entered into an operating lease agreement with the owner of the warehouse and distribution facility in Redlands, California. The lease term was approximately ten years, with occupancy to begin upon completion of the facility. The lease agreement contained an option for the Corporation to purchase the facility. In January 2002, the Corporation assigned its right to purchase the facility to an SPT that in turn purchased the completed facility and leased it to the Corporation under a new operating lease agreement. The lease term is five years, with up to four renewal periods of five years each with the consent of the lessor. The cost incurred by the SPT to acquire the facility, including land, was $40.1 million.

In October 2000, the Corporation entered into an operating lease agreement with an SPT for the leasing of a warehouse and distribution facility near Atlanta, Georgia. The lease term is five years, with up to four renewal periods of five years each with the consent of the lessor. The cost incurred by the SPT to acquire the facility, including land, was $18.2 million.

In July 1999, the Corporation entered into an operating lease agreement with an SPT for the construction and leasing of a warehouse and distribution facility located on land owned by the Corporation near Hershey, Pennsylvania. Under the agreement, the lessor paid construction costs totaling $61.7 million. The lease term is six years, including the one-year construction period, with up to four renewal periods of five years each with the consent of the lessor.

Future minimum rental payments under non-cancelable operating leases with a remaining term in excess of one year as of December 31, 2001, totaled $153.4 million (2002-$21.6 million; 2003-$21.3 million; 2004-$21.1 million; 2005-$21.0 million; 2006-$18.8 million; 2007 and beyond $49.6 million).

As of December 31, 2001, the Corporation had entered into purchase agreements with various suppliers. Subject to the Corporation's quality standards being met, the purchase commitments covered by these agreements aggregated approximately $743.1 million in 2002, $523.8 million in 2003, $303.8 million in 2004, $51.0 million in 2005, $3.3 million in 2006 and $8.8 million in 2007 and beyond.

5.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Corporation adopted SFAS No. 133, as amended, as of January 1, 2001. SFAS No. 133, as amended, provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. All derivative instruments currently utilized by the Corporation are designated as cash flow hedges.

Objectives, Strategies and Accounting Policies Associated with Derivative Instruments

The Corporation utilizes certain derivative instruments, from time to time, including interest rate swaps, foreign currency forward exchange contracts and commodities futures contracts, to manage variability in cash flows associated with interest rate, currency exchange rate and commodity market price risk exposures. The interest rate swaps and foreign currency contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. Commodities futures contracts are entered into for varying periods and are intended to be and are effective as hedges of market price risks associated with anticipated raw material purchases, energy requirements and transportation costs. If it is probable that hedged forecasted transactions will not occur either by the end of the originally specified time period or within an additional two-month period of time, derivative gains and losses reported in accumulated other comprehensive loss on the Consolidated Balance Sheets are immediately reclassified into earnings. Gains and losses on terminated derivatives designated as hedges are accounted for as part of the originally hedged transaction. Gains and losses on derivatives designated as hedges of items that mature or are sold or terminated, are recognized in income in the same period as the originally hedged transaction was anticipated to affect earnings. The Corporation utilizes derivative instruments as cash flow hedges and does not hold or issue derivative instruments for trading purposes. In entering into these contracts, the Corporation has assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

Interest Rate Swaps

In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swap agreements. In February 2001, the Corporation entered into interest rate swap agreements that effectively convert interest-rate-contingent rental payments on certain operating leases from a variable to a fixed rate. Rental payments on operating leases associated with the financing of construction of a warehouse and distribution facility near Hershey, Pennsylvania for $61.7 million and the financing of the purchase of a warehouse and distribution facility near Atlanta, Georgia for $18.2 million are variable based on the London Interbank Offered Rate ("LIBOR"). Such contingent operating lease rental payments are forecasted transactions as defined by SFAS No. 133, as amended. The interest rate swap agreements effectively convert the interest-rate-contingent rental payments on the operating leases from LIBOR to a fixed rate of 6.1%. The interest rate swap agreements qualify as cash flow hedges and the notional amounts, interest rates and terms of the swap agreements are consistent with the underlying operating lease agreements they are intended to hedge and, therefore, there is no hedge ineffectiveness. Gains and losses on the interest rate swap agreements are included in other comprehensive income and are recognized in cost of sales as part of shipping and distribution expense in the same period as the hedged rental payments affect earnings.

The fair value of the interest rate swap agreements was determined based upon the quoted market price for the same or similar financial instruments and was included on the Consolidated Balance Sheets as other long-term liabilities, with the offset reflected in accumulated other comprehensive loss, net of income taxes. Cash flows from interest rate swap agreements are classified as net cash provided from operating activities on the Consolidated Statements of Cash Flows. The Corporation's risk related to the interest rate swap agreements is limited to the cost of replacing the agreements at prevailing market rates.

Foreign Exchange Forward Contracts

The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements. Foreign currency price risks are hedged generally for periods from 3 to 24 months.

Foreign exchange forward contracts are intended to be and are effective as hedges of firm, identifiable, foreign currency commitments. Since there is a direct relationship between the foreign currency derivatives and the foreign currency denomination of the transactions, foreign currency derivatives are highly effective in hedging cash flows related to transactions denominated in the corresponding foreign currencies. These contracts meet the criteria for cash flow hedge accounting treatment and, accordingly, gains and losses are included in other comprehensive income and are recognized in cost of sales or selling, marketing and administrative expense in the same period that the hedged items affect earnings. In entering into these contracts the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

The fair value of foreign exchange forward contracts was estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences, and was included on the Consolidated Balance Sheets as accrued liabilities with the offset reflected in accumulated other comprehensive loss, net of income taxes. Cash flows from foreign exchange forward contracts designated as hedges of foreign currency price risks associated with the purchase of equipment are classified as net cash flows (used by) provided from investing activities on the Consolidated Statements of Cash Flows. Cash flows from other foreign exchange forward contracts are classified as net cash provided from operating activities.

Commodities Futures Contracts

In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements and to hedge transportation costs, the Corporation enters into commodities futures contracts as deemed appropriate to reduce the effect of price fluctuations. Commodity price risks are hedged generally for periods from 3 to 24 months. Commodities futures contracts meet the hedge criteria and are accounted for as cash flow hedges. Accordingly, gains and losses are included in other comprehensive income and are recognized ratably in cost of sales in the same period that the hedged raw material manufacturing requirements are recorded in cost of sales.

In order to qualify as a hedge of commodity price risk, it must be demonstrated that the changes in fair value of the commodities futures contracts are highly effective in hedging price risks associated with commodity purchases for manufacturing requirements and with transportation costs. The assessment of hedge effectiveness for commodities futures is performed on a quarterly basis by calculating the change in switch values relative to open commodities futures contracts being held and the number of futures contracts needed to price raw material purchases for anticipated manufacturing requirements and to hedge transportation costs. Effectiveness is also monitored by tracking changes in basis differentials as discussed below. The prices of commodities futures contracts reflect delivery to the same locations where the Corporation takes delivery of the physical commodities and, therefore, there is no ineffectiveness resulting from differences in location between the derivative and the hedged item. Commodities futures contracts have been deemed to be highly effective in hedging price risks associated with corresponding raw material purchases for manufacturing requirements and transportation costs.

Because of the rollover strategy used for commodities futures contracts, which is required by futures market conditions, some ineffectiveness may result in hedging forecasted manufacturing requirements as futures contracts are switched from nearby contract positions to contract positions which are required to fix the price of raw material purchases for manufacturing requirements. Hedge ineffectiveness may also result from variability in basis differentials associated with the purchase of raw materials for manufacturing requirements. Hedge ineffectiveness is measured on a quarterly basis and the ineffective portion of gains or losses on commodities futures is recorded currently in cost of sales in accordance with SFAS No. 133, as amended.

Exchange traded futures contracts are used to fix the price of physical forward purchase contracts. Cash transfers reflecting changes in the value of futures contracts (unrealized gains and losses) are made on a daily basis and are included in accumulated other comprehensive loss, net of income taxes, on the Consolidated Balance Sheets. Such cash transfers will be offset by higher or lower cash requirements for payment of invoice prices of raw materials, energy requirements and transportation costs in the future. Cash flows from commodities futures contracts are classified as net cash provided from operating activities on the Consolidated Statements of Cash Flows. Futures contracts being held in excess of the amount required to fix the price of unpriced physical forward contracts are effective as hedges of anticipated manufacturing requirements for each commodity. Physical commodity forward purchase contracts meet the SFAS No. 133 definition of "normal purchases and sales" and, therefore, are not considered derivative instruments.

6.    COMPREHENSIVE INCOME

Comprehensive income consisted of the following:

For the years ended December 31,	2001	2000	1999

In thousands of dollars
Net income	$207,156	$334,543	$460,310
Other comprehensive income (loss):
Foreign currency translation adjustments	(6,745)	(6,185)	10,701
Minimum pension liability adjustments, net of tax	(34,219)	(916)	4,051
Losses on cash flow hedging derivatives, net of tax	(7,764)	—	—
Add: Reclassification adjustments, net of tax	19,312	—	—
Other comprehensive (loss) income	(29,416)	(7,101)	14,752
Comprehensive income	$177,740	$327,442	$475,062

Reclassification adjustments from accumulated other comprehensive income (loss) to income, for gains or losses on cash flow hedging derivatives, were reflected in cost of sales. Gains on cash flow hedging derivatives recognized in cost of sales as a result of hedge ineffectiveness were approximately $1.7 million before tax for the year ended December 31, 2001. No gains or losses on cash flow hedging derivatives were reclassified from accumulated other comprehensive income (loss) into income as a result of the discontinuance of a hedge because it became probable that a hedged forecasted transaction would not occur. There were no components of gains or losses on cash flow hedging derivatives that were recognized in income because such components were excluded from the assessment of hedge effectiveness.

Comprehensive income is included on the Consolidated Statements of Stockholders' Equity. The components of accumulated other comprehensive income (loss) as shown on the Consolidated Balance Sheets are as follows:

	Foreign Currency Translation Adjustments	Minimum Pension Liability Adjustments	Gains (Losses) on Cash Flow Hedging Derivatives	Reclassification Adjustments	Accumulated Other Comprehensive Income (Loss)

In thousands of dollars
Balance as of January 1, 1999	$(60,316)	$(4,051)	$—	$—	$(64,367)
Current period credit, gross	10,701	6,843	—	—	17,544
Income tax (expense)	—	(2,792)	—	—	(2,792)
Balance as of December 31, 1999	(49,615)	—	—	—	(49,615)
Current period charge, gross	(6,185)	(1,529)	—	—	(7,714)
Income tax benefit	—	613	—	—	613
Balance as of December 31, 2000	(55,800)	(916)	—	—	(56,716)
Transition adjustment (loss), net of a tax benefit of $41,756	—	—	(70,191)	—	(70,191)
Current period (charge) credit, gross	(6,745)	(57,127)	99,565	30,800	66,493
Income tax benefit (expense)	—	22,908	(37,138)	(11,488)	(25,718)
Balance as of December 31, 2001	$(62,545)	$(35,135)	$(7,764)	$19,312	$ (86,132)

As of December 31, 2001, the amount of net gains on cash flow hedging derivatives, including foreign exchange forward contracts, interest rate swap agreements and commodities futures contracts, expected to be reclassified into earnings in the next twelve months was approximately $6.2 million after tax.

7.    FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value as of December 31, 2001 and 2000, because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, was $877.9 million as of December 31, 2001, compared to a fair value of $957.8 million based on quoted market prices for the same or similar debt issues. The carrying value of long-term debt, including the current portion, was $878.2 million as of December 31, 2000, compared to a fair value of $920.4 million.

As of December 31, 2001, the Corporation had foreign exchange forward contracts maturing in 2002 and 2003 to purchase $24.3 million in foreign currency, primarily British sterling and euros, and to sell $12.2 million in foreign currency, primarily Japanese yen, at contracted forward rates.

As of December 31, 2000, the Corporation had foreign exchange forward contracts maturing in 2001 and 2002 to purchase $36.3 million in foreign currency, primarily British sterling and euros, and to sell $11.5 million in foreign currency, primarily Japanese yen, at contracted forward rates.

The fair value of foreign exchange forward contracts is estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences. As of December 31, 2001 and 2000, the fair value of foreign exchange forward contracts approximated the contract value. The Corporation does not hold or issue financial instruments for trading purposes.

In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swap agreements. In February 2001, the Corporation entered into interest rate swap agreements that effectively convert interest-rate-contingent rental payments on certain operating leases from a variable to a fixed rate of 6.1%. As of December 31, 2001, the fair value of interest rate swap agreements was a liability of $2.7 million.

8.    INTEREST EXPENSE

Interest expense, net consisted of the following:
For the years ended December 31,	2001	2000	1999

In thousands of dollars
Long-term debt and lease obligations	$65,500	$64,681	$66,323
Short-term debt	7,468	16,420	12,191
Capitalized interest	(1,498)	(145)	(1,214)
Interest expense, gross	71,470	80,956	77,300
Interest income	(2,377)	(4,945)	(3,029)
Interest expense, net	$69,093	$76,011	$74,271

9.    SHORT-TERM DEBT

Generally, the Corporation's short-term borrowings are in the form of commercial paper or bank loans with an original maturity of three months or less. As of December 31, 2001, the Corporation maintained short-term and long-term committed credit facilities with a syndicate of banks in the amount of $400 million which could be borrowed directly or used to support the issuance of commercial paper. The Corporation may increase the credit facilities to $1.0 billion with the concurrence of the banks. In November 2001, the short-term credit facility agreement was amended and restated with a credit limit of $200 million expiring in November 2002, and the long-term committed credit facility agreement was amended and restated with a credit limit of $200 million expiring in November 2006. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions.

The Corporation also maintains lines of credit with domestic and international commercial banks, under which it could borrow in various currencies up to approximately $21.7 million and $27.5 million as of December 31, 2001 and 2000, respectively, at the lending banks' prime commercial interest rates or lower.

The Corporation had short-term foreign bank loans against its credit facilities and lines of credit of $7.0 million as of December 31, 2001, and combined domestic commercial paper borrowings and short-term foreign bank loans of $257.6 million as of December 31, 2000. The amount of the Corporation's short-term borrowings peaked in August 2001 at $304.7 million. The weighted average interest rates on short-term borrowings outstanding as of December 31, 2001 and 2000, were 0.2% and 6.4%, respectively.

The credit facilities and lines of credit were supported by commitment fee arrangements. The average fee during 2001 was less than .2% per annum of the commitment. The Corporation's credit facility agreements contain a financial covenant which requires that a specified income to interest ratio be maintained. These agreements are also subject to other representations and covenants which do not materially restrict the Corporation's activities. The Corporation is in compliance with all covenants included in the credit facility agreements. There were no significant compensating balance agreements which legally restricted these funds.

As a result of maintaining a consolidated cash management system, the Corporation maintains overdraft positions at certain banks. Such overdrafts, which were reflected as a reduction to cash and cash equivalents, were $26.5 million and $22.5 million as of December 31, 2001 and 2000, respectively.

10.    LONG-TERM DEBT

Long-term debt consisted of the following:
December 31,	2001	2000

In thousands of dollars
6.7% Notes due 2005	$200,000	$200,000
6.95% Notes due 2007	150,000	150,000
6.95% Notes due 2012	150,000	150,000
8.8% Debentures due 2021	100,000	100,000
7.2% Debentures due 2027	250,000	250,000
Other obligations, net of unamortized debt discount	27,893	28,183
Total long-term debt	877,893	878,183
Less—current portion	921	529
Long-term portion	$876,972	$877,654

Aggregate annual maturities during the next five years are: 2002, $.9 million; 2003, $17.1 million; 2004, $.1 million; 2005, $202.1 million; and 2006, $.1 million. The Corporation's debt is principally unsecured and of equal priority. None of the debt is convertible into stock of the Corporation. The Corporation is in compliance with all covenants included in the related debt agreements.

11.    INCOME TAXES

Income before income taxes was as follows:

For the years ended December 31,	2001	2000	1999

In thousands of dollars
Domestic	$320,065	$536,002	$720,409
Foreign	23,476	10,637	7,465
Income before income taxes	$343,541	$546,639	$727,874
The provision for income taxes was as follows:
For the years ended December 31,	2001	2000	1999

In thousands of dollars
Current:
Federal	$160,182	$212,858	$ 256,054
State	22,155	12,184	15,998
Foreign	3,390	3,454	3,848
Current provision for income taxes	185,727	228,496	275,900
Deferred:
Federal	(41,293)	(28,108)	(23,271)
State	(7,120)	11,986	16,280
Foreign	(929)	(278)	(1,345)
Deferred income tax (benefit)	(49,342)	(16,400)	(8,336)
Total provision for income taxes	$136,385	$212,096	$ 267,564
A-32

Deferred taxes reflect temporary differences between tax reporting and financial statement reporting in the recognition of revenue and expense. The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities were as follows:

December 31,	2001	2000

In thousands of dollars
Deferred tax assets:
Post-retirement benefit obligations	$99,882	$84,103
Accrued expenses and other reserves	141,719	109,116
Accrued trade promotion reserves	22,134	33,987
Other	18,868	16,159
Total deferred tax assets	282,603	243,365
Deferred tax liabilities:
Depreciation	237,750	256,769
Inventory	31,091	24,025
Other	172,592	186,934
Total deferred tax liabilities	441,433	467,728
Net deferred tax liabilities	$158,830	$224,363
Included in:
Current deferred tax assets, net	$96,939	$76,136
Non-current deferred tax liabilities, net	255,769	300,499
Net deferred tax liabilities	$158,830	$224,363
The following table reconciles the Federal statutory income tax rate with the Corporation's effective income tax rate:
For the years ended December 31,	2001	2000	1999

Federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (reduction) resulting from:
State income taxes, net of Federal income tax benefits	3.4	3.5	2.3
Gain on sale of Luden's throat drops business	1.6	—	—
Non-deductible acquisition costs	.7	.8	.6
Puerto Rico operations	(1.2)	—	—
Utilization of capital loss carryforwards	—	—	(.9)
Other, net	.2	(.5)	(.2)
Effective income tax rate	39.7%	38.8%	36.8%

Included with the purchase of the Nabisco gum and mint business in December 2000, was a U.S. Internal Revenue Code ("IRC") Section 936 company with a subsidiary operating in Las Piedras, Puerto Rico. The operating income of this subsidiary is subject to a lower income tax rate in both the United States and Puerto Rico. The U.S. IRC Section 936 incentive is scheduled to expire on December 31, 2005.

The gain on sale of Luden's throat drops business primarily reflected the lower tax basis of the intangible assets included in the sale, resulting in a higher effective income tax rate.

Effective October 1, 2001, the Corporation negotiated a settlement with the Internal Revenue Service ("IRS") of Notices of Proposed Deficiency associated with its Corporate Owned Life Insurance ("COLI") program. The resulting Closing Agreement with the IRS limited the COLI interest expense deductions for all applicable tax years and resulted in the surrender of all insurance policies, thereby ending the COLI program. The settlement reflected the complete resolution of all federal and state tax aspects of the program.

12.    PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

The Corporation's policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws, respectively. Non-domestic pension liabilities are funded in accordance with applicable local laws and regulations. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities. Other benefits include health care and life insurance provided by the Corporation under two post-retirement benefit plans.

A summary of the changes in benefit obligations and plan assets as of December 31, 2001 and 2000 is presented below:

	Pension Benefits		Other Benefits
December 31,	2001	2000	2001	2000

In thousands of dollars
Change in benefits obligation
Benefits obligation at beginning of year	$ 655,178	$ 627,710	$ 256,307	$ 214,510
Service cost	30,093	27,961	3,434	3,184
Interest cost	48,239	45,710	17,829	14,056
Amendments	48	2,362	—	—
Actuarial loss	44,261	7,243	4,959	36,785
Acquisition	—	6,980	—	514
Special termination benefits	106,273	—	15,451	—
Curtailment loss	1,451	—	17,594	—
Other	(2,110)	(1,031)	(249)	(148)
Benefits paid	(45,893)	(61,757)	(13,919)	(12,594)
Benefits obligation at end of year	837,540	655,178	301,406	256,307
Change in plan assets
Fair value of plan assets at beginning of year	602,871	650,699	—	—
Actual return on plan assets	(40,437)	(1,155)	—	—
Acquisition	—	5,739	—	—
Employer contribution	172,327	10,323	13,919	12,594
Other	(1,717)	(978)	—	—
Benefits paid	(45,893)	(61,757)	(13,919)	(12,594)
Fair value of plan assets at end of year	687,151	602,871	—	—
Funded status	(150,389)	(52,307)	(301,406)	(256,307)
Unrecognized transition asset	52	(56)	—	—
Unrecognized prior service cost	43,092	48,201	(14,722)	(16,805)
Unrecognized net actuarial loss (gain)	108,298	(36,138)	65,468	63,032
Intangible asset	(44,397)	—	—	—
Accumulated other comprehensive loss	(57,127)	(1,528)	—	—
Prior service cost recognized due to curtailment	—	—	2,228	—
(Accrued) benefits cost	$(100,471)	$(41,828)	$(248,432)	$(210,080)
Weighted-average assumptions
Discount rate	7.0%	7.5%	7.0%	7.5%
Expected long-term rate of return on assets	9.5	9.5	N/A	N/A
Rate of increase in compensation levels	4.9	4.9	N/A	N/A
For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002 and future years. A-34

In February 2001, the Corporation made a $75.0 million contribution to its domestic pension plans to improve the funded status. In December 2001, the Corporation made a $95.0 million contribution to one of its domestic pension plans to fund anticipated payments related to the early retirement program.

The Corporation's acquisition of Nabisco's mint and gum businesses in December 2000, included its Hourly Pension Plan for employees at the Las Piedras, Puerto Rico manufacturing plant. Salaried employees at the plant were covered by the Hershey Foods Corporation Retirement Plan as of December 31, 2000, for services subsequent to the date of acquisition.

An unrecognized net actuarial loss for pension benefits in 2001, compared with the unrecognized net actuarial gain for pension benefits in 2000, was due primarily to the actual return on plan assets being less than the expected return and a lower discount rate in 2001.

As of December 31, 2001, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation, accumulated benefit obligation and the fair value of plan assets were $794.3 million, $750.9 million and $657.3 million, respectively. Included in the projected benefit obligation and accumulated benefit obligation amounts, were $41.6 million and $40.4 million, respectively, for an unfunded supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits based on their total compensation. As of December 31, 2000, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation and accumulated benefit obligation were $36.5 million and $34.9 million, respectively, with no plan assets, primarily associated with the supplemental executive retirement program.

A minimum pension liability adjustment is required when the actuarial present value of accumulated plan benefits exceeds plan assets and accrued pension liabilities. In 2001, a minimum liability adjustment of $57.1 million, net of a deferred tax benefit of $22.9 million, was recorded as a component of other comprehensive income (loss) and reported in accumulated other comprehensive loss as a component of stockholders' equity. In 2000, a minimum liability adjustment of $1.5 million, net of a deferred tax benefit of $.6 million, was recorded as a component of other comprehensive income (loss) and reported in accumulated other comprehensive loss as a component of stockholders' equity.

A summary of the components of net periodic benefits cost for the years ended December 31, 2001, 2000 and 1999 is presented below:
	Pension Benefits			Other Benefits
For the years ended December 31,	2001	2000	1999	2001	2000	1999

In thousands of dollars
Components of net periodic benefits cost
Service cost	$ 30,093	$ 27,961	$31,050	$ 3,434	$3,184	$ 3,803
Interest cost	48,239	45,710	41,781	17,829	14,056	13,813
Expected return on plan assets	(61,791)	(60,143)	(57,836)	—	—	—
Amortization of prior service cost	3,891	3,783	2,956	(2,168)	(2,165)	(2,293)
Recognized net actuarial (gain) loss	(27)	(286)	341	2,761	—	1,042
Amortization of unrecognized (gain)	—	(2,670)	—	—	—	—
Other	—	—	—	(80)	(41)	54
Corporate sponsored plans	20,405	14,355	18,292	21,776	15,034	16,419
Multi-employer plans	615	577	698	—	—	—
Administrative expenses	297	421	287	—	—	—
Net periodic benefits cost	21,317	15,353	19,277	21,776	15,034	16,419
Special termination benefits	106,273	—	—	15,451	—	—
Curtailment loss	2,802	—	—	15,366	—	—
Total amount reflected in earnings	$130,392	$ 15,353	$19,277	$52,593	$15,034	$ 16,419

The Corporation has two post-retirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually, and the life insurance plan is non-contributory.

In conjunction with the business realignment initiatives announced on October 24, 2001, the Corporation offered an early retirement program to approximately 10% of its work force in the fourth quarter of 2001. The early retirement program gave eligible salaried employees an opportunity to retire with enhanced benefits related to the Corporation's pension and other post-retirement benefit plans. In general, eligible employees were born before January 1, 1954 and were hired before January 1, 1999. Pension benefits were enhanced by adding five additional years of age and service to eligible employees' retirement accounts, along with certain supplemental benefits. Retiree medical benefits were enhanced by adding five additional years to age and service formulas used to determine retiree contributions.

The total pre-tax charge for the VWRP recorded in the fourth quarter was $148.7 million and was accrued based on actual employee acceptances. Improved pension benefits under the early retirement program of $109.1 million will be funded through payments from one of the Corporation's defined benefit pension plans. Enhanced retiree medical benefits of $30.8 million will be funded from operating cash flows. Additional costs for outplacement services and enhanced severance benefits under a voluntary mutual separation program of $8.8 million will also be funded from operating cash flows. In addition, the Corporation expects to record a non-cash pre-tax charge of approximately $20.2 million in 2002, related to pension settlement costs associated with the early retirement program.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	1 Percentage Point Increase	1 Percentage Point (Decrease)

In thousands of dollars
Effect on total service and interest cost components	$808	$(658)
Effect on post-retirement benefit obligation	11,903	(9,338)

A-36

13.    EMPLOYEE STOCK OWNERSHIP TRUST

The Corporation's employee stock ownership trust ("ESOP") serves as the primary vehicle for contributions to its existing Employee Savings Stock Investment and Ownership Plan for participating domestic salaried and hourly employees. The ESOP was funded by a 15-year 7.75% loan of $47.9 million from the Corporation. During 2001 and 2000, the ESOP received a combination of dividends on unallocated shares and contributions from the Corporation equal to the amount required to meet its principal and interest payments under the loan. Simultaneously, the ESOP allocated to participants 159,176 shares of Common Stock each year. As of December 31, 2001, the ESOP held 1,139,966 allocated shares and 795,872 unallocated shares. All ESOP shares are considered outstanding for income per share computations.

The Corporation recognized net compensation expense equal to the shares allocated multiplied by the original cost of $20.06 per share less dividends received by the ESOP on unallocated shares. Compensation expense related to the ESOP for 2001, 2000 and 1999 was $1.6 million, $3.2 million and $1.6 million, respectively. Dividends paid on unallocated ESOP shares for 2001, 2000 and 1999 were $1.0 million, $1.1 million and $1.2 million, respectively. Dividends paid on all ESOP shares are recorded as a reduction to retained earnings. The unearned ESOP compensation balance in stockholders' equity represented deferred compensation expense to be recognized by the Corporation in future years as additional shares are allocated to participants.

14.    CAPITAL STOCK AND NET INCOME PER SHARE

As of December 31, 2001, the Corporation had 530,000,000 authorized shares of capital stock. Of this total, 450,000,000 shares were designated as Common Stock, 75,000,000 shares as Class B Common Stock ("Class B Stock"), and 5,000,000 shares as Preferred Stock, each class having a par value of one dollar per share. As of December 31, 2001, a combined total of 179,950,872 shares of both classes of common stock had been issued of which 135,639,002 shares were outstanding. No shares of the Preferred Stock were issued or outstanding during the three-year period ended December 31, 2001.

Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

Class B Stock can be converted into Common Stock on a share-for-share basis at any time. During 2001, 2000 and 1999, a total of 8,050 shares, 2,050 shares and 4,000 shares, respectively, of Class B Stock were converted into Common Stock.

In December 2000, the Corporation's Board of Directors unanimously adopted a Stockholder Protection Rights Agreement ("Rights Agreement") and declared a dividend of one right ("Right") for each outstanding share of Common Stock and Class B Stock payable to stockholders of record at the close of business on December 26, 2000. The Rights will at no time have voting power or receive dividends. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable and will not change the manner in which the Corporation's Common Stock is traded.

The Rights become exercisable only upon (i) resolution of the Board of Directors after any person has commenced a tender offer that would result in such person becoming the beneficial owner of 15% or more of the Common Stock, (ii) the Corporation's announcement that a person or group has acquired 15% or more of the outstanding shares of Common Stock, or (iii) a person or group becoming the beneficial owner of more than 35% of the voting power of all of the outstanding Common Stock and Class B Stock. When exercisable, each Right entitles its registered holder to purchase from the Corporation, at a pre-determined exercise price, one one-thousandth of a share of Series A Participating Preferred Stock, par value $1.00 per share (which would be convertible by holders of Class B Stock into Series B Participating Preferred Stock on the basis of one one-thousandths of a share of Series B Participating Preferred Stock for every share of Class B Common Stock held at that time). Each one one-thousandth of a share of Series A Participating Preferred Stock would have economic and voting terms similar to those of one share of Common Stock. Similarly, each one one-thousandth of a share of Series B Participating Preferred Stock would have economic and voting terms similar to those of one share of Class B Stock.

Upon the earlier of (a) a public announcement by the Corporation that a person or group has acquired 15% or more of the outstanding shares of Common Stock or (b) such person or group acquiring more than 35% of the voting power of the Common Stock and Class B Stock, each Right (except those owned by the acquiring person or group) will automatically become a right to buy, at the pre-determined exercise price, that number of one one-thousandths of a share of Series A Participating Preferred Stock having a market value of twice the exercise price. In addition, if the Corporation is acquired in a merger or other business combination, each Right will entitle a holder to purchase from the acquiring company, for the pre-determined exercise price, preferred stock of the acquiring company having an aggregate market value equal to twice the exercise price.

Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Corporation's Common Stock or more than 35% of the voting power of all outstanding Common Stock and Class B Stock, the Corporation's Board of Directors may, at its option, exchange all (but not less than all) of the outstanding Preferred Stock (other than Rights held by the acquiring person or group) for shares of Common Stock or Class B Stock, as applicable, at an exchange ratio of one share of Common Stock or Class B Stock for each one one-thousandth of a share of Preferred Stock.

The Corporation, solely at its option, may amend the Rights or redeem the Rights for $.01 per Right at any time before the acquisition by a person or group of beneficial ownership of 15% or more of its Common Stock or more than 35% of the voting power of all of the outstanding Common Stock and Class B Stock. Unless redeemed earlier or extended by the Corporation, the Rights will expire on December 14, 2010.

Hershey Trust Company, as Trustee for the benefit of Milton Hershey School ("Milton Hershey School Trust"), as institutional fiduciary for estates and trusts unrelated to Milton Hershey School, and as direct owner of investment shares, held a total of 12,749,458 shares of the Common Stock, and as Trustee for the benefit of Milton Hershey School, held 30,306,006 shares of the Class B Stock as of December 31, 2001, and was entitled to cast approximately 77% of the total votes of both classes of the Corporation's common stock. The Milton Hershey School Trust must approve the issuance of shares of Common Stock or any other action which would result in the Milton Hershey School Trust not continuing to have voting control of the Corporation.

Changes in outstanding Common Stock for the past three years were:

For the years ended December 31,	2001	2000	1999

Shares issued	179,950,872	179,950,872	179,950,872

Treasury shares at beginning of year	(43,669,284)	(41,491,253)	(36,804,157)
Stock repurchases:
Repurchase programs	(676,600)	(2,284,539)	(5,478,379)
Stock options and benefits	(1,037,455)	(957,261)	-
Stock issuances:
Stock options and benefits	1,071,469	1,063,769	791,283
Treasury shares at end of year	(44,311,870)	(43,669,284)	(41,491,253)
Net shares outstanding at end of year	135,639,002	136,281,588	138,459,619
A-38

Basic and Diluted Earnings per Share were computed based on the weighted-average number of shares of the Common Stock and the Class B Stock outstanding as follows:
For the years ended December 31,	2001	2000	1999

In thousands except per share amounts
Net income	$207,156	$334,543	$460,310
Weighted-average shares—basic	136,245	137,326	140,031
Effect of dilutive securities:
Employee stock options	1,379	1,016	1,260
Performance and restricted stock units	72	23	9
Weighted-average shares—diluted	137,696	138,365	141,300

Net income per share—basic	$1.52	$2.44	$3.29
Net income per share—diluted	$1.50	$2.42	$3.26

For the years ended December 31, 2001 and December 31, 2000, 2.0 million and 5.5 million stock options, respectively, were not included in the diluted earnings per share calculation because the exercise price was higher than the average market price of the Common Stock for the year and, therefore, the effect would have been antidilutive.

15.    STOCK COMPENSATION PLAN

The long-term portion of the Key Employee Incentive Plan ("Incentive Plan"), provides for grants of stock-based compensation awards to senior executives and key employees of one or more of the following: non-qualified stock options ("fixed stock options"), performance stock units, stock appreciation rights and restricted stock units. The Incentive Plan also provides for the deferral of performance stock unit and restricted stock unit awards by participants. As of December 31, 2001, 13.0 million shares (inclusive of adjustments for stock splits) were authorized and approved by the Corporation's stockholders for grants under the long-term portion of the Incentive Plan. In 2002, the Corporation's Board of Directors amended the Incentive Plan to increase by 6.0 million the number of shares available for grants under the long-term portion of the Incentive Plan.

In 1996, the Corporation's Board of Directors approved a world-wide, broad-based employee stock option program, called HSY Growth. HSY Growth provides all eligible employees with a one-time grant of 100 non-qualified stock options. Under HSY Growth, over 1.2 million options were granted on January 7, 1997.

The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations, in accounting for the Incentive Plan and HSY Growth. Accordingly, no compensation cost has been recognized for its fixed stock option grants. Had compensation cost for the Corporation's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the Incentive Plan and HSY Growth consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and net income per share would have been reduced to the pro forma amounts indicated below:

For the years ended December 31,		2001	2000	1999

In thousands of dollars except per share amounts
Net income	As reported	$207,156	$334,543	$460,310
	Pro forma	199,758	328,156	449,986

Net income per share—Basic	As reported	$1.52	$2.44	$3.29
	Pro forma	1.47	2.39	3.21

Net income per share—Diluted	As reported	$1.50	$2.42	$3.26
	Pro forma	1.45	2.37	3.18
A-39

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yields of 2.2%, 1.8% and 1.4%, expected volatility of 28%, 27% and 23%, risk-free interest rates of 5.0%, 6.7% and 4.9%, and expected lives of 6.4 years, 6.5 years and 6.5 years.

Fixed Stock Options

The exercise price of each option equals the market price of the Corporation's Common Stock on the date of grant. Each option has a maximum term of ten years. Options granted under the Incentive Plan prior to December 31, 1999, vest at the end of the second year after grant. In 2000, the terms and conditions of the grant were changed to provide for pro-rated vesting over four years for options granted subsequent to December 31, 1999. Options granted under the HSY Growth program have a term of ten years and vested on January 7, 2002.

A summary of the status of the Corporation's fixed stock options as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:

	2001		2000		1999
Fixed Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	8,298,665	$43.10	6,905,924	$40.23	7,665,270	$38.91
Granted	781,900	$62.43	2,403,400	$44.99	197,450	$59.24
Exercised	(921,043)	$30.22	(933,219)	$26.19	(701,596)	$26.80
Forfeited	(152,961)	$46.84	(77,440)	$49.81	(255,200)	$52.16
Outstanding at end of year	8,006,561	$46.39	8,298,665	$43.10	6,905,924	$40.23
Options exercisable at year-end	4,544,590	$44.73	4,655,855	$41.24	4,015,624	$29.78
Weighted-average fair value of options granted during the year (per share)	$18.58		$15.58		$17.23

The following table summarizes information about fixed stock options outstanding as of December 31, 2001:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/01	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Number Exercisable as of 12/31/01	Weighted- Average Exercise Price

$24.50-44.50	3,288,200	4.1	$35.97	2,272,700	$32.16
$45.00-49.813	2,240,161	8.0	$45.00	560,040	$45.00
$55.1875-66.32	2,478,200	7.1	$61.49	1,711,850	$61.32
$24.50-66.32	8,006,561	6.1	$46.39	4,544,590	$44.73

Performance Stock Units and Restricted Stock Units

Under the long-term portion of the Incentive Plan, each January the Corporation grants selected executives and other key employees performance stock units whose vesting is contingent upon the achievement of certain performance objectives. If at the end of the applicable three-year performance cycle, targets for financial measures of earnings per share, economic value added and free cash flow are met, the full number of shares are awarded to the participants. The performance scores can range from 0% to 150% of the targeted amounts. The compensation amount charged against (credited to) income for the performance-based plan was $6.6 million, $1.8 million and $(1.9)

million for 2001, 2000 and 1999, respectively. The compensation credit in 1999 resulted from a partial achievement of the 1999 cycle objectives, expectation of partially achieving the target objectives for the 2000 cycle and the lower stock price. The compensation cost associated with the long-term portion of the Incentive Plan is recognized ratably over the three-year term based on the year-end market value of the stock. Performance stock units and restricted stock units granted for potential future distribution were as follows:

For the years ended December 31,	2001	2000	1999

Shares granted	111,007	58,550	48,550
Weighted-average fair value at date of grant	$62.66	$49.65	$59.48

Deferred performance stock units, deferred directors' fees and accumulated dividend amounts totaled 332,112 shares as of December 31, 2001.

No stock appreciation rights were outstanding as of December 31, 2001.

16.    SUPPLEMENTAL BALANCE SHEET INFORMATION

Accounts Receivable—Trade

In the normal course of business, the Corporation extends credit to customers that satisfy pre-defined credit criteria. The Corporation believes that it has little concentration of credit risk due to the diversity of its customer base. As of December 31, 2001, Wal-Mart Stores, Inc. and subsidiaries accounted for approximately 15% of the Corporation's total accounts receivable. As of December 31, 2001, no other customer accounted for more than 10% of the Corporation's total accounts receivable. Receivables, as shown on the Consolidated Balance Sheets, were net of allowances and anticipated discounts of $16.0 million as of December 31, 2001 and 2000.

Inventories

The Corporation values the majority of its inventories under the last-in, first-out ("LIFO") method and the remaining inventories at the lower of first-in, first-out ("FIFO") cost or market. Inventories include material, labor and overhead. LIFO cost of inventories valued using the LIFO method was $351.1 million and $456.7 million as of December 31, 2001 and 2000, respectively, and inventories were stated at amounts that did not exceed realizable values. Raw materials, principally cocoa beans and cocoa butter, were reduced by $130.5 million as a result of the Corporation's business realignment initiatives recorded in the fourth quarter. Total inventories were as follows:

December 31,	2001	2000

In thousands of dollars
Raw materials	$160,343	$263,658
Goods in process	51,184	47,866
Finished goods	354,100	338,749
Inventories at FIFO	565,627	650,273
Adjustment to LIFO	(53,493)	(45,100)
Total inventories	$512,134	$605,173

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were as follows:
December 31,	2001	2000

In thousands of dollars
Hedging transactions	$14,378	$141,572
Other	48,217	60,818
Total prepaid expenses and other	$62,595	$202,390
A-41

Hedging transactions were associated with exchange traded futures contracts entered into to manage price risks related to the purchase of raw materials and energy for manufacturing requirements and to hedge transportation costs. Upon adoption of SFAS No. 133, as amended, as of January 1, 2001, the impact of hedging transactions was reclassified to accumulated other comprehensive loss.

Property, Plant and Equipment

Property, plant and equipment balances included construction in progress of $101.8 million and $125.0 million as of December 31, 2001 and 2000, respectively. Net write-downs of property, plant and equipment of $45.3 million were recorded to accumulated depreciation as a result of asset impairments associated with the Corporation's business realignment initiatives recorded in the fourth quarter of 2001. These initiatives included plans to close several manufacturing facilities and to sell certain businesses as part of product line rationalization programs. Major classes of property, plant and equipment were as follows:

December 31,	2001	2000

In thousands of dollars
Land	$ 54,432	$ 53,725
Buildings	533,662	502,419
Machinery and equipment	2,312,662	2,208,701
Property, plant and equipment, gross	2,900,756	2,764,845
Accumulated depreciation	(1,365,855)	(1,179,457)
Property, plant and equipment, net	$ 1,534,901	$ 1,585,388

Accrued Liabilities

Accrued liabilities were as follows:
December 31,	2001	2000

In thousands of dollars
Payroll, compensation and benefits	$188,452	$107,914
Advertising and promotion	142,768	135,123
Business realignment initiatives	35,389	—
Other	96,292	115,030
Total accrued liabilities	$462,901	$358,067

The increase in accrued liabilities for payroll, compensation and benefits was primarily associated with the enhanced benefits of the VWRP which was part of the business realignment initiatives recorded in the fourth quarter of 2001.

Other Long-term Liabilities

Other long-term liabilities were as follows:

December 31,	2001	2000

In thousands of dollars
Accrued post-retirement benefits	$232,675	$194,354
Other	128,366	133,320
Total other long-term liabilities	$361,041	$327,674

The increase in accrued post-retirement benefits was primarily associated with the enhanced benefits of the VWRP which was part of the business realignment initiatives recorded in the fourth quarter of 2001.

17.    SEGMENT INFORMATION

The Corporation operates in a single consumer foods line of business, encompassing the manufacture, distribution and sale of confectionery and grocery products. Consolidated net sales represented primarily sales of confectionery products. The Corporation's principal operations and markets are located in the United States. The Corporation also manufactures, markets, sells and distributes confectionery and grocery products in Canada and Mexico, imports and/or markets selected confectionery products in Argentina, the Philippines, Japan, Brazil, and South Korea and markets confectionery products in over 90 countries worldwide.

Net sales and long-lived assets of businesses outside of the United States were not significant. Sales to Wal-Mart Stores, Inc. and subsidiaries exceeded 10% of total net sales and amounted to approximately $819.8 million, $710.9 million and $605.3 million in 2001, 2000 and 1999, respectively.

18.    QUARTERLY DATA (Unaudited)

Summary quarterly results were as follows:

Year 2001	First	Second	Third	Fourth

In thousands of dollars except per share amounts
Net sales	$1,080,281	$898,859	$1,304,184	$1,273,917
Gross profit	442,775	382,221	551,609	515,070
Net income (loss)	78,906	52,439	120,762	(44,951) (a)
Net income (loss) per share—Basic	.58	.38	.89	(.33)
Net income (loss) per share—Diluted	.57	.38	.88	(.33)
Year 2000	First	Second	Third	Fourth

In thousands of dollars except per share amounts
Net sales	$993,115	$836,204	$1,196,755	$1,194,902
Gross profit	388,018	334,134	500,324	527,349
Net income	71,180	39,996	107,405	115,962
Net income per share—Basic(b)	.51	.29	.78	.85
Net income per share—Diluted	.51	.29	.78	.84

(a)	Net (loss) income for the fourth quarter and year 2001 included a total after-tax charge for the business realignment initiatives of $171.9 million. Net income (loss) per share was similarly impacted.
(b)	Quarterly income per share amounts do not total to the annual amounts due to changes in weighted-average shares outstanding during the year.
A-43

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Hershey Foods Corporation is responsible for the financial statements and other financial information contained in this report. The Corporation believes that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States appropriate under the circumstances to reflect in all material respects the substance of applicable events and transactions. In preparing the financial statements, it is necessary that management make informed estimates and judgments. The other financial information in this annual report is consistent with the financial statements.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that financial records are reliable for purposes of preparing financial statements and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that the cost of the system must be related to the benefits to be derived. The Corporation believes its system provides an appropriate balance in this regard. The Corporation maintains an Internal Audit Department which reviews the adequacy and tests the application of internal accounting controls.

The financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose appointment was ratified by stockholder vote at the stockholders' meeting held on April 24, 2001. Their report expresses an opinion that the Corporation's financial statements are fairly stated in conformity with accounting principles generally accepted in the United States, and they have indicated to us that their audit was performed in accordance with auditing standards generally accepted in the United States which are designed to obtain reasonable assurance about whether the financial statements are free of material misstatement.

The Audit Committee of the Board of Directors of the Corporation, consisting solely of non-management directors, meets regularly with the independent public accountants, internal auditors and management to discuss, among other things, the audit scopes and results. Arthur Andersen LLP and the internal auditors both have full and free access to the Audit Committee, with and without the presence of management.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
of Hershey Foods Corporation:

We have audited the accompanying consolidated balance sheets of Hershey Foods Corporation (a Delaware Corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001, appearing on pages A-16 through A-43. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hershey Foods Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

New York, New York
January 22, 2002

HERSHEY FOODS CORPORATION SIX-YEAR CONSOLIDATED FINANCIAL SUMMARY All dollar and share amounts in thousands except market price and per share statistics

	5-Year Compound Growth Rate	2001	2000	1999	1998	1997	1996
Summary of Operations
Net Sales	2.7%	$4,557,241	4,220,976	3,970,924	4,435,615	4,302,236	3,989,308

Cost of Sales	3.0%	$2,665,566	2,471,151	2,354,724	2,625,057	2,488,896	2,302,089
Selling, Marketing and Administrative	2.5%	$1,269,964	1,127,175	1,057,840	1,167,895	1,183,130	1,124,087
Business Realignment and Asset Impairments Charge		$228,314	—	—	—	—	—
Gain (Loss) on Sale of Businesses(h)		$19,237	—	243,785	—	—	(35,352)
Interest Expense, Net	7.5%	$69,093	76,011	74,271	85,657	76,255	48,043
Provision for Income Taxes	(8.0)%	$136,385	212,096	267,564	216,118	217,704	206,551
Net Income	(5.4)%	$207,156	334,543	460,310	340,888	336,251	273,186
Earnings Per Share:
—Basic	(3.0)%	$1.52	2.44	3.29	2.38	2.25	1.77
—Diluted	(3.0)%	$1.50(e)	2.42	3.26(f)	2.34	2.23	1.75(g)
Weighted Average Shares Outstanding: —Basic		136,245	137,326	140,031	143,446	149,174	154,334
—Diluted		137,696	138,365	141,300	145,563	151,016	155,690
Dividends Paid on Common Stock	5.5%	$122,790	115,209	109,175	103,616	98,390	93,884
Per Share	8.9%	$1.165	1.08	1.00	.92	.84	.76
Dividends Paid on Class B Common Stock	8.9%	$31,960	29,682	27,553	25,428	23,156	20,879
Per Share	8.9%	$1.05	.975	.905	.835	.76	.685
Net Income as a Percent of Net Sales		8.3%(b)	7.9%	7.4%(c)	7.7%	7.8%	7.7%(d)
Depreciation	5.1%	$153,493	140,168	135,574	138,489	135,016	119,443
Advertising	2.1%	$193,328	161,580	164,894	187,505	202,408	174,199
Promotion	1.8%	$470,354	441,914	395,849	469,709	451,580	429,208
Payroll	4.6%	$614,197	557,342	534,854	563,045	524,827	491,677
Year-end Position and Statistics
Capital Additions	0.1%	$160,105	138,333	115,448	161,328	172,939	159,433
Capitalized Software Additions	N/A	$9,845	4,686	25,394	42,859	29,100	—
Total Assets	0.4%	$3,247,430	3,447,764	3,346,652	3,404,098	3,291,236	3,184,796
Long-term Portion of Debt	6.0%	$876,972	877,654	878,213	879,103	1,029,136	655,289
Stockholders' Equity	(0.2)%	$1,147,204	1,175,036	1,098,627	1,042,301	852,806	1,161,021
Operating Return on Average Stockholders' Equity(a)		32.5%	29.4%	27.6%	36.0%	33.4%	27.5%
Operating Return on Average Invested Capital(a)		18.1%	16.1%	14.8%	17.4%	17.5%	17.8%
Full-time Employees		14,400	14,300	13,900	14,700	14,900	14,000
Stockholders' Data
Outstanding Shares of Common Stock and Class B Common Stock at Year-end		135,639	136,282	138,460	143,147	142,932	152,942
Market Price of Common Stock at Year-end	9.1%	$67.70	64.38	47.44	62.19	61.94	43.75
Range During Year		$70.15-55.13	66.44-37.75	64.88-45.75	76.38-59.69	63.88-42.13	51.75-31.94
(a)	Operating Return on Average Stockholders' Equity and Operating Return on Average Invested Capital have been computed using Net Income, excluding the after-tax impacts of the 1996 Loss on Sale of Businesses, the 1999 and 2001 Gain on Sale of Business, and the charges for the 2001 Business Realignment Initiatives.
(b)	Calculated percent excludes the charges for the 2001 Business Realignment Initiatives and the gain on the sale of the Luden's throat drops business. Including the charges for the Business Realignment Initiatives and the Gain, Net Income as a Percent of Net Sales was 4.5%.
(c)	Calculated percent excludes the 1999 Gain on Sale of Business. Including the gain, Net Income as a Percent of Net Sales was 11.6%.
(d)	Calculated percent excludes the 1996 Loss on Sale of Businesses. Including the loss, Net Income as a Percent of Net Sales was 6.8%.
(e)	Earnings Per Share-Diluted for 2001 included a $1.25 per share total charge for the Business Realignment Initiatives and a $.01 per share gain on the sale of the Luden's throat drops business. Excluding the impact of the total charge for the Business Realignment Initiatives and the gain, Earnings Per Share-Diluted would have been $2.74.
(f)	Earnings Per Share-Diluted for 1999 included a $1.17 per share gain on the sale of the pasta business. Excluding the impact of this gain, Earnings Per Share-Diluted would have been $2.09.
(g)	Earnings Per Share-Diluted for 1996 included a $.23 per share loss on the sale of the Gubor and Sperlari businesses. Excluding the impact of this loss, Earnings Per Share-Diluted would have been $1.98.
(h)	Includes the gain on the sale of the Luden's throat drops business in 2001, the gain on the sale of the Corporation's pasta business in 1999 and the loss on the sale of the Corporation's European businesses in 1996.
A-46

Appendix B Other Stockholder Information

OTHER STOCKHOLDER INFORMATION

INVESTOR INFORMATION

Stockholders

As of December 31, 2001, Hershey Foods Corporation had outstanding 105,205,194 shares of Common Stock and 30,433,808 shares of Class B Common Stock.

Year	Year-End Common Stock and Class B Common Stock Stockholders	Approximate Annual Composite Trading Volume

2001	40,311	126,731,000

2000	41,482	138,636,000

1999	43,265	128,557,000

1998	44,364	78,955,000

1997	44,602	74,781,000

Stock Market Data

Hershey Foods Corporation's Common Stock is listed and traded principally on the New York Stock Exchange under the ticker symbol "HSY." Class B Common Stock is not listed for trading. The stock tables of most financial publications list the Corporation as "Hershey." Options on the Corporation's Common Stock are traded on the American Stock Exchange.

Common Stock Profile

2001 Calendar Quarter	Common Stock Price			Dividends Paid Per Share

	High	Low	Close	Common Stock	Class B Stock

1st Quarter	$70.15	$55.13	$69.32	$.2800	$.2525

2nd Quarter	69.58	58.55	61.71	.2800	.2525

3rd Quarter	66.45	58.70	65.37	.3025	.2725

4th Quarter	68.62	60.40	67.70	.3025	.2725

Dividend Policy

Dividends on Hershey Foods Corporation's Common Stock and Class B Common Stock are declared by the Board of Directors and are paid normally in March, June, September and December.

The dividend to be paid on the Common Stock on March 15, 2002, will be the 289th consecutive quarterly dividend paid by the Corporation. The dividend rate has been increased annually for 27 consecutive years. Historically, the Corporation has targeted approximately one-third of its income from continuing operations for dividends to stockholders.

Investor Services Program

The Corporation, through its agent Mellon Bank, N.A., offers an Investor Services Program. Features of the program include the ability to purchase initial shares of Hershey Foods Corporation Common Stock, as well as subsequent shares, directly from our agent; dividend reinvestment on 10 shares or greater; automatic monthly deductions from a bank account for optional cash purchases; safekeeping of certificates; direct deposit of dividends; and an IRA option. For more information, contact:

Mellon Bank, N.A. c/o Mellon Investor Services LLC P. O. Box 3338 South Hackensack, NJ 07606-1938 (800) 851-4216	www.melloninvestor.com To request enrollment materials, please call (800) 842-7629.

Stockholder Inquiries

Questions relating to stockholder records, change of ownership, change of address and dividend payments should be sent to the Corporation's Transfer Agent, Mellon Investor Services LLC, whose address appears below.

Financial Information

Security analysts, investment managers and stockholders should direct financial information inquiries to the Investor Relations contact listed below.

2001 Annual Report

The 2001 Annual Report, including the Consolidated Financial Statements and Management's Discussion and Analysis, is included as Appendix A to the Corporation's Proxy Statement. Further information regarding various aspects of the Corporation's business can be found on the corporate web site (www.hersheys.com).

Electronic Delivery

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer to registered stockholders the convenience of viewing online Proxy Statements, Annual Reports to Stockholders and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.icsdelivery.com/hsy or select the Online Proxy/Voting option in the Investor Relations section of the Corporation's web site.

Online Voting at www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on April 29, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

STOCKHOLDER INFORMATION

Executive Offices
100 Crystal A Drive
P. O. Box 810
Hershey, PA 17033-0810
(717) 534-4000

Transfer Agent and Registrar
Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, NJ 07660
www.melloninvestor.com
(800) 851-4216 – Domestic Holders
(201) 329-8660 – Foreign Holders
(800) 231-5469 – Hearing Impaired	Independent Public Auditors
Arthur Andersen LLP
1345 Avenue of the Americas
New York, NY 10105

Investor Relations Contact
James A. Edris
Vice President, Investor Relations
100 Crystal A Drive
P. O. Box 810
Hershey, PA 17033-0810
(800) 539-0261
jedris@hersheys.com

Financial Information
(800) 539-0261
www.hersheys.com

www.hersheys.com

Hershey Foods Corporation's web site provides access to a wide variety of information including products, recipes, news releases, a plant tour, and consumer information. A principal feature of the web site is the Investor Relations section which contains general financial information (i.e., Hershey's corporate overview, Mission Statement, product information, financial fundamentals, and current stock quotes) and archived information (i.e., historical financial releases, annual reports, dividends and stock prices). The site also provides analyst presentations and audio archives of conference calls and analyst group presentations for those interested in a more in-depth review of the Corporation's operations as presented by senior management to the financial community. Another interesting feature is the "email alert," which allows users to receive automatic updates informing them when new items such as calendar events, presentations, dividends, annual reports and SEC documents are added to the site.

www.melloninvestor.com

Mellon Investor Services' web site provides access to an Internet self-service product, "Investor ServiceDirect"(sm) ("ISD"). Through ISD, stockholders can view their account profiles, stock certificate histories, dividend reinvestment/book-entry transactions (including any new funds pending investment), dividend payment histories, Form 1099 tax information, current stock price quote (20-minute delay), and historical stock prices. Stockholders may also request a replacement dividend check, the issuance of stock certificates or the sale of shares from a book-entry position, duplicate Form 1099 or dividend reinvestment statement, safekeeping of stock certificates, an address change, or stock transfer instructions. Future ISD enhancements are planned; be sure to check the www.melloninvestor.com web site.

DIRECTORS AND HERSHEY EXECUTIVE TEAM As of March 15, 2002

Directors
Richard H. Lenny
Chairman of the Board,
President and
Chief Executive Officer

Jon A. Boscia
Chairman and Chief
Executive Officer
Lincoln National Corporation
Philadelphia, PA

Robert H. Campbell
Chairman of the Board and
Chief Executive Officer
(Retired)
Sunoco, Inc.
Philadelphia, PA

Gary P. Coughlan
Senior Vice President,
Finance and Chief Financial
Officer (Retired)
Abbott Laboratories, Inc.
Abbott Park, IL

C. McCollister Evarts, M.D.
University Professor and
Professor of Orthopaedics
The Pennsylvania State
University
College of Medicine
Hershey, PA

Bonnie G. Hill
President
B. Hill Enterprises, LLC;
Chief Operating Officer
Icon Blue, Inc.
Los Angeles, CA

J. Robert Hillier
Chairman of the Board
and Founder
The Hillier Group
Princeton, NJ
John C. Jamison
Chairman
Mallardee Associates
Williamsburg, VA

Mackey J. McDonald
Chairman of the Board,
Chief Executive Officer
and President
VF Corporation
Greensboro, NC

John M. Pietruski
Chairman of the Board
Texas Biotechnology
Corporation
Houston, TX

Audit Committee
John C. Jamison, Chair
Jon A. Boscia
Robert H. Campbell
Gary P. Coughlan
Bonnie G. Hill

Committee on Directors
and Corporate Governance
John M. Pietruski, Chair
Robert H. Campbell
J. Robert Hillier
Richard H. Lenny

Compensation and
Executive Organization
Committee
Mackey J. McDonald, Chair
C. McCollister Evarts, M.D.
Bonnie G. Hill
John M. Pietruski

Executive Committee
Richard H. Lenny, Chair
John C. Jamison
Mackey J. McDonald
John M. Pietruski

Hershey Executive Team
Richard H. Lenny
Chairman of the Board,
President and
Chief Executive Officer

Marcella K. Arline
Vice President
Human Resources

Raymond Brace
Vice President
Operations and Technology

Jay F. Carr
Vice President
Hershey International

Frank Cerminara
Senior Vice President
Chief Financial Officer

George F. Davis
Vice President
Chief Information Officer

Milton T. Matthews
Vice President
Chief Customer Officer

Burton H. Snyder
Senior Vice President,
General Counsel and
Secretary

Wynn A. Willard
Senior Vice President
Chief Marketing Officer

David J. West
Vice President
Business Planning and
Development

B-4

HERSHEY'S CHOCOLATE WORLD
visitors center
Refreshments/Gift Distribution
The Hotel Hershey
SAND BEACH
100 CRYSTAL A DRIVE
RT. 39
To RT. 81
HERSHEYPARK DRIVE
RT. 743
To RT. 81
N
W
E
S
CHOCOLATE WORLD
MUSEUM
PARK BLVD.
HERSHEYPARK
PARK AVE.
DERRY ROAD
To
HARRISBURG
REESE PLANT
PNC BANK
CHOCOLATE PLANT
DERRY RD.
RT. 422 to LEBANON
and READING
RT. 422
HERSHEY THEATRE
CHOCOLATE AVENUE
RT. 322
COCOA AVENUE
EAST CARACAS AVENUE
COCOA PLAZA
DERRY TOWNSHIP PUBLIC SCHOOLS
HOMESTEAD RD.
Hershey Theatre
Site of Meeting
FISHBURN RD.
Hershey Foods Corporation
RT. 743
to LANCASTER
and RT. 283
MILTON HERSHEY SCHOOL
RT. 322 to
PA TURNPIKE EXIT 20-266
PHILADELPHIA
and LANCASTER

This map will help you find your way to the Hershey Theatre (located on East Caracas Avenue) and HERSHEY'S CHOCOLATE WORLD visitors center (located on Park Boulevard) in Hershey, Pennsylvania.

HERSHEY FOODS CORPORATION

KEY EMPLOYEE INCENTIVE PLAN

(Amended and Restated by the Board February 13, 2002)

1.  Establishment and Purpose

Hershey Foods Corporation (the "Corporation") hereby establishes the Key Employee Incentive Plan (the "Plan"). The purpose of the Plan is to provide to selected key employees of the Corporation and its subsidiaries (as defined below), upon whose efforts the Corporation is dependent for the successful conduct of its business, further incentive to continue and increase their efforts as employees and to remain in the employ of the Corporation and its subsidiaries.

The Plan continues the Annual Incentive Program ("AIP"), with certain modifications, as in effect under the Corporation's Management Incentive Plan ("MIP") established in 1975 and as amended thereafter, pursuant to which participants are entitled to receive cash awards based on achievement of performance goals during annual performance cycles. The Plan also continues the Long-Term Incentive Program ("LTIP") portion of the MIP with certain modifications. In addition to performance stock units ("Performance Stock Units"), the LTIP portion also includes nonqualified stock options for the purchase of Common Stock ("Options"); stock appreciation rights ("SARs"); and restricted stock units ("Restricted Stock Units").

As used herein, (i) the term "Subsidiary Corporation" shall mean any present or future corporation which is or would be a "subsidiary corporation" of the Corporation as defined in Section 424 of the Internal Revenue Code of 1986 (the "Code"), and (ii) the term "Corporation" defined above shall refer collectively to Hershey Foods Corporation and its Subsidiary Corporations unless the context indicates otherwise.

2.  Stock Subject to the Plan

The aggregate number of shares of the Corporation's common stock, $1.00 par value per share (the "Common Stock") that may be issued under the Plan pursuant to awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) is 19,000,000 (inclusive of shares that are the subject of awards outstanding as of February 13, 2002 and shares issued pursuant to awards under this Plan prior to such date). The shares of Common Stock issued under this Plan may be either authorized but unissued shares, treasury shares held by the Corporation or any direct or indirect subsidiary thereof, or shares acquired by the Corporation through open market purchases or otherwise. The number of shares of Common Stock that are the subject of any awards outstanding on or after February 13, 2002 that are forfeited or terminated, surrendered, expire unexercised, are settled in cash in lieu of Common Stock or are exercised or settled in a manner such that some or all of the shares covered by the award are not issued or are exchanged for awards that do not involve Common Stock, shall again immediately become available for issuance as awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

3.  Administration

The Plan shall be administered by the Compensation and Executive Organization Committee (the "Committee"), or any successor committee, appointed by and consisting solely of members of the Board of Directors (the "Board") of the Corporation, each of whom qualifies as both a "nonemployee director" within the meaning of Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the "Exchange Act") and an "outside director" within the meaning of Section 162(m) of the Code. Committee members shall not be eligible to participate in the Plan. The Board may from time to time remove and appoint members of the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may adopt such rules and regulations as it deems useful in governing its affairs. To the extent provided by resolution of the Board, the Committee may authorize the Chief Executive Officer of the Corporation and other senior officers of the Corporation to designate officers and employees to be recipients of awards, to determine the terms, conditions, form and amount of any such awards, and to take such other actions which the Committee is authorized to take under this Plan, provided that the Committee may not delegate to any person the authority to grant awards to, or take other action with respect to, participants who at the time of such awards or action are subject to Section 16 of the Exchange Act or are "covered employees" as defined in Section 162(m) of the Code. Any action of the Committee with respect to the administration of the Plan shall be taken by majority vote at a Committee meeting or written consent of all Committee members.

Subject to the terms and conditions of the Plan, the Committee shall have authority: (i) to construe and interpret Plan provisions; (ii) to define the terms used in the Plan; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to select particular employees to participate in the Plan, (v) to determine the terms, conditions, form and amount of grants, distributions or payments made to each participant, including conditions upon and provisions for vesting, exercise and acceleration of any grants, distributions or payments; (vi) upon the request of a participant in the Plan, to approve and determine the duration of leaves of absence which may be granted to the participant without constituting a termination of his or her employment for purposes of the Plan; and (vii) to make all other determinations necessary or advisable for the administration and operation of the Plan. The Committee shall have the right to impose varying terms and conditions with respect to each grant or award. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all participants and on their legal representatives and beneficiaries.

4.  Fair Market Value

As used in the Plan (unless a different method of calculation is required by applicable law, and except as otherwise specifically provided in any Plan provision), "Fair Market Value" on or as of any date shall mean (i) the closing price of the Common Stock as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) for the New York Stock Exchange trading day immediately preceding such date, or if there are no sales on such date, on the next preceding day on which there were sales, or (ii) in the event that the Common Stock is no longer listed for trading on the New York Stock Exchange, an amount determined in accordance with standards adopted by the Committee.

5.  Eligibility and Participation

Key employees of the Corporation or of any of its Subsidiary Corporations, including officers and directors who are regular employees but not members of the Committee, who in the opinion of the Committee are in a position to contribute significantly to the success of the Corporation or any Subsidiary Corporation, division or operating unit thereof, shall be eligible for selection to participate in the Plan. In making this selection and in determining the form and amount of grants, distributions and payments under the Plan, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation or any Subsidiary Corporation, division or operating unit thereof, and such other factors as the Committee may deem relevant in connection with accomplishing the purposes of the Plan. An employee who has been selected to participate may, if he or she is otherwise eligible, receive more than one grant from time to time, and may be granted any combination of contingent target grants under the AIP or under the LTIP components of the Plan, as the Committee shall determine.

6.  Annual Incentive Program

The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, establish contingent target grants for those eligible employees it selects to participate in the AIP. Each such contingent grant may be, but need not be, evidenced by a written instrument, and shall be determined in relation to the participant's level of responsibility in the Corporation and the competitive compensation practices of other major businesses, and such other factors as are deemed appropriate by the Committee.

(a)	Awards actually earned by and paid to AIP participants ("AIP Awards") will be based primarily upon achievement of Performance Goals (as defined in Section 9 below) over a one-year performance cycle as approved by the Committee.
(b)	The Committee, within the limits of the Plan, shall have full authority and discretion to determine the time or times of establishing contingent target grants; to select from among those eligible the employees to receive awards; to review and certify the achievement of Performance Goals; to designate levels of awards to be earned in relation to levels of achievement of Performance Goals; to adopt such financial and nonfinancial performance or other criteria for the payment of awards as it may determine from time to time; to make awards; and to establish such other measures as may be necessary to achieve the objectives of the Plan. The financial or non-financial Performance Goals established by the Committee may be based upon one or more Performance Factors (as defined in Section 9 below).
(c)	The maximum amount any participant can receive as an AIP Award for any calendar year shall not exceed $3,000,000.
(d)	AIP Awards as earned under the terms of the Plan shall be paid in cash and may exceed or be less than the contingent target grants, subject nevertheless to the maximum award limit set forth in subparagraph (c) above. Payment shall normally be made as soon as possible following the close of the year, but payment of all or any portion may be deferred by participants with the approval of the Committee.

7.  Long-Term Incentive Program

The LTIP consists of the following four components:

I.  Performance Stock Units

The Committee may, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant Performance Stock Units to reflect the value of contingent target grants established for each eligible employee selected for participation. Each grant of Performance Stock Units may be, but need not be, evidenced by a written instrument. Such contingent target grants shall be determined in relation to the employee's level of responsibility in the Corporation or any Subsidiary Corporation, division or operating unit thereof, and the competitive compensation practices of other major businesses.

(a)	Awards actually earned by and paid to holders of Performance Stock Units ("PSU Awards") will be based upon achievement of Performance Goals over performance cycles as approved by the Committee. Such performance cycles each shall cover such period of time, not exceeding five years, as the Committee from time to time shall determine.
(b)	The Committee, within the limits of the Plan, shall have full authority and discretion to determine the time or times of establishing contingent target grants and the granting of Performance Stock Units; to select from among those eligible the employees to receive PSU Awards; to review and certify the achievement of Performance Goals; to designate levels of awards to be earned in relation to levels of achievement of Performance Goals; to adopt such financial and nonfinancial performance or other criteria for the payment of PSU Awards as it may determine from time to time; to make awards; and to establish such other measures as may be necessary to the objectives of the Plan. The Performance Goals established by the Committee may be based on one or more of the Performance Factors.
(c)	Payments of PSU Awards shall be made in shares of Common Stock or partly in cash as the Committee in its sole discretion shall determine and shall be charged against the shares available under the LTIP portion of the Plan as provided in Paragraph 2; provided, however, that no fractional shares shall be issued and any such fraction will be eliminated by rounding downward to the nearest whole share.
(d)	PSU Awards as earned under the terms of the Plan may exceed or be less than the contingent target grants. Payment shall normally be made as soon as possible following the close of the year, but payment of all or any portion may be deferred by participants with the approval of the Committee.
(e)	The maximum number of PSUs a participant can receive as a PSU Award in any calendar year is 75,000.

II. Stock Options

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant nonqualified Options to purchase shares of Common Stock of the Corporation to employees eligible to participate in the Plan. Each grant of an Option shall be on such terms and conditions and be in such form as the Committee may from time to time approve, subject to the following:

(a)	The exercise price per share with respect to each Option shall be determined by the Committee in its sole discretion, but shall not be less than 100% of the Fair Market Value of the Common Stock as of the date of the grant of the Option.
(b)	Options granted under the Plan shall be exercisable, in such installments and for such periods, as shall be provided by the Committee at the time of granting, but in no event shall any Option granted extend for a period in excess of ten years from the date of grant.
(c)	The maximum number of shares of Common Stock covered by Options granted to a participant for any calendar year shall not exceed 500,000.
(d)	Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which grantees of Options must be employed, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; and (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time.
(e)	Exercise of an Option shall be by written notice stating the election to exercise in the form and manner determined by the Committee.
(f)	The purchase price upon exercise of any Option shall be paid in full by making payment (i) in cash; (ii) in whole or in part by the delivery of a certificate or certificates of shares of previously-acquired Common Stock of the Corporation, valued at its then Fair Market Value; or (iii) by a combination of (i) and (ii).

(g)	Notwithstanding subparagraph (f) above, any optionee may make payment of the Option price through a simultaneous exercise of his or her Option and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan.
(h)	The Committee may require the surrender of outstanding Options as a condition to the grant of new Options.
(i)	Notwithstanding any other provision of the Plan or of any Option agreement between the Corporation and an employee, upon the occurrence of a Change in Control, each outstanding Option held by a participant who is an employee of the Corporation or any Subsidiary Corporation or who retired while employed by the Corporation or any Subsidiary Corporation shall become fully vested and exercisable notwithstanding any vesting schedule or installment schedule relating to the exercisability of such Option contained in the applicable Option agreement or otherwise established at the time of grant of the Option.
(j)	For purposes of this Plan, a "Change in Control" means:
(1)	Individuals who, on June 8, 1999, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to June 8, 1999, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by specific vote or by approval of the proxy statement of the Corporation in which such person is named as nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any person (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) ("Person") other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; and provided further, however, that a director who has been approved by the Hershey Trust while it beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Power") shall be deemed to be an Incumbent Director; or
(2)	The acquisition or holding by any Person of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) of shares of the Common Stock and/or the Class B Common Stock of the Corporation representing 25% or more of either (i) the total number of then outstanding shares of both Common Stock and Class B Common Stock of the Corporation (the "Outstanding Corporation Stock") or (ii) the Outstanding Corporation Voting Power; provided that, at the time of such acquisition or holding of beneficial ownership of any such shares, the Hershey Trust does not beneficially own more than 50% of the Outstanding Corporation Voting Power; and provided, further, that any such acquisition or holding of beneficial ownership of shares of either Common Stock or Class B Common Stock of the Corporation by any of the following entities shall not by itself constitute such a Change in Control hereunder: (i) the Hershey Trust; (ii) any trust established by the Corporation or by any Subsidiary Corporation for the benefit of the Corporation and/or its employees or those of a Subsidiary Corporation or by any Subsidiary Corporation for the benefit of the Corporation and/or its employees or those of a Subsidiary Corporation; (iii) any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary Corporation; (iv) the Corporation or any Subsidiary Corporation or (v) any underwriter temporarily holding securities pursuant to an offering of such securities; or
(3)	The approval by the stockholders of the Corporation of any merger, reorganization, recapitalization, consolidation or other form of business combination (a "Business Combination") if, following consummation of such Business Combination, the Hershey Trust does not beneficially own more than 50% of the total voting power of all outstanding voting securities of (x) the surviving entity or entities (the "Surviving Corporation") or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Surviving Corporation; or
(4)	The approval by the stockholders of the Corporation of (i) any sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation (the "Acquiring Corporation") if, following consummation of such sale or other disposition, the Hershey Trust beneficially owns more than 50% of the total voting power of all outstanding voting securities eligible to elect directors (x) of the Acquiring Corporation or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Acquiring Corporation, or (ii) a liquidation or dissolution of the Company.

For purposes of this Plan, "Hershey Trust" means either or both of (a) the Hershey Trust Company, a Pennsylvania corporation, as Trustee for the Milton Hershey School, or any successor to the Hershey Trust Company as such trustee, and (b) the Milton Hershey School, a Pennsylvania not-for-profit corporation

(k)	For purposes of this Plan, a "Potential Change in Control" means
(1)	The Hershey Trust by action of any of the Board of Directors of Hershey Trust Company; the Board of Managers of Milton Hershey School; the Investment Committee of the Hershey Trust; and/or any of the officers of Hershey Trust Company or Milton Hershey School (acting with authority) undertakes consideration of any action the taking of which would lead to a Change in Control as defined herein, including, but not limited to consideration of (i) an offer made to the Hershey Trust to purchase any number of its shares in the Corporation such that if the Hershey Trust accepted such offer and sold such number of shares in the Corporation the Hershey Trust would no longer have more than 50% of the Outstanding Corporation Voting Power, (ii) an offering by the Hershey Trust of any number of its shares in the Corporation for sale such that if such sale were consummated the Hershey Trust would no longer have more than 50% of the Outstanding Corporation Voting Power or (iii) entering into any agreement or understanding with a person or entity that would lead to a Change in Control; or
(2)	The Board approves a transaction described in subsection (2), (3) or (4) of the definition of a Change in Control contained in subparagraph (j) of Paragraph 7II hereof.

(l)	In the event that a transaction which would constitute a Change in Control if approved by the stockholders of the Corporation is to be submitted to such stockholders for their approval, each participant who is an employee and who holds an Option granted under the Plan at the time scheduled for the taking of such vote, whether or not then exercisable, shall have the right to receive a notice at least ten (10) business days prior to the date on which such vote is to be taken. Such notice shall set forth the date on which such vote of stockholders is to be taken, a description of the transaction being proposed to stockholders for such approval, a description of the provisions of subparagraph (i) of Paragraph 7II of the Plan and a description of the impact thereof on such participant in the event that such stockholder approval is obtained. Such notice shall also set forth the manner in which and price at which all Options then held by each such participant could be exercised upon the obtaining of such stockholder approval.

III. Stock Appreciation Rights

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant SARs to employees eligible to participate in the Plan. SARs may, but need not be evidenced by an agreement executed by the Corporation and the holder, and shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

(a)	SARs may, but need not, relate to Options granted under the Plan, as the Committee shall determine from time to time. In no event shall any SARs granted extend for a period in excess of ten years from the date of grant.
(b)	A holder shall exercise his or her SARs by giving written notice of such exercise in the form and manner determined by the Committee, and the date upon which such written notice is received by the Corporation shall be the exercise date for the SARs.
(c)	A holder of SARs shall be entitled to receive upon exercise the excess of the Fair Market Value of a share of Common Stock at the time of exercise over the Fair Market Value of a share at the time the SARs were granted, multiplied by the number of shares with respect to which the SARs relate.
(d)	In the sole discretion of the Committee, the amount payable to the holder upon exercise of SARs may be paid either in Common Stock or in cash or in a combination thereof. To the extent paid in Common Stock, the value of the Common Stock that shall be distributed shall be the Fair Market Value of a share of Common Stock upon exercise of the SARs as provided in Paragraph 2; provided, however, that no fractional shares shall be issued and any such fraction will be eliminated by rounding downward to the nearest whole share.
(e)	In the sole discretion of the Committee, SARs related to specific Options may be exercisable only upon surrender of all or a portion of the related Option, or may be exercisable, in whole or in part, only at such times and to the extent that the related Option is exercisable, and the number of shares purchasable pursuant to the related Option may be reduced to the extent of the number of shares with respect to which the SARs are exercised.
(f)	In lieu of receiving payment at the time of exercise of SARs, payment of all or any portion may be deferred by the participant with the approval of the Committee.
(g)	The maximum number of SARs granted to a participant during any calendar year shall not exceed 500,000.

IV. Restricted Stock Units

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock Units to employees eligible to participate in the Plan. Each grant of Restricted Stock Units may be, but need not be evidenced by a written instrument. The grant of Restricted Stock Units shall state the number of Restricted Stock Units covered by the grant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the following:

(a)	Each Restricted Stock Unit shall be equivalent in value to a share of Common Stock.

(b)	Vesting of each grant of Restricted Stock Units shall require the holder to remain in the employment of the Corporation or a Subsidiary Corporation for a prescribed period (a "Restriction Period"). The Committee shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each grant of Restricted Stock Units. Except as otherwise determined by the Committee and provided in the written instrument granting the Restricted Stock Units, and except as otherwise provided in Paragraph 8, all Restricted Stock Units granted to a participant under the Plan shall terminate upon termination of the participant's employment with the Corporation or any Subsidiary Corporation before the end of the Restriction Period or Periods applicable to such Restricted Stock Units, and in such event the holder shall not be entitled to receive any payment with respect to those Restricted Stock Units. The Committee may also, in its sole discretion, establish other terms and conditions for the vesting of Restricted Stock Units, including conditioning vesting on the achievement of one or more of the Performance Factors. Notwithstanding any other provisions of the Plan or of any written instrument granting Restricted Stock Units, upon the occurrence of a Change in Control as defined in subparagraph (j) of Paragraph 7II hereof, all restrictions on Restricted Stock Units held by a participant who is an employee of the Corporation or any Subsidiary Corporation shall lapse.
(c)	Upon expiration of the Restriction Period or Periods applicable to each grant of Restricted Stock Units, the holder shall, without payment on his part, be entitled to receive payment in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such grant upon such expiration. Such payment may be made in cash, in shares of Common Stock equal to the number of Restricted Stock Units with respect to which such payment is made, or in any combination thereof, as the Committee in its sole discretion shall determine. Further upon such expiration, the holder shall be entitled to receive a cash payment in an amount equal to each cash dividend the Corporation would have paid to such holder during the term of those Restricted Stock Units as if the holder had been the owner of record of the shares of Common Stock covered by such Restricted Stock Units on the record date for the payment of such dividend.
(d)	In lieu of receiving payment at the time of expiration of the Restriction Period or Periods, payment of all or any portion may be deferred by the participant with the approval of the Committee.
(e)	The maximum number of shares of Common Stock as to which Restricted Stock Units may be granted to a participant for any calendar year shall not exceed 75,000.

8.  Termination of Employment

Upon termination of employment with the Corporation of any participant, such participant's rights with respect to any contingent target grants under the AIP, or any Performance Stock Units, Options, SARs or Restricted Stock Units granted under the LTIP, shall be as follows:

(a)	In the event that the participant is terminated or discharged by the Corporation for any reason, except as and to the extent provided otherwise by the Committee in writing, the participant's rights and interests under the Plan shall immediately terminate upon notice of termination of employment. Upon the occurrence of a Potential Change in Control (as defined in subparagraph (k) of Paragraph 7II hereof) and for a period of one year thereafter, and upon the occurrence of a Change in Control (as defined in subparagraph (j) of Paragraph 7II hereof), the following special provisions and notice requirements shall be applicable in the event of the termination of the employment of any participant holding an Option under the Plan: (i) in no event may a notice of termination of employment be issued to such a participant unless at least ten (10) business days prior to the effective date of such termination the participant is provided with a written notice of intent to terminate the participant's employment which sets forth in reasonable detail the reason for such intent to terminate, the date on which such termination is to be effective, and a description of the participant's rights under this Plan and under the agreements granting such Option or Options, including the fact that no such Option may be exercised after such termination has become effective and the manner, extent and price at which all Options then held by such participant may be exercised; and (ii) such notice of intent to terminate a participant's employment shall not be considered a "notice of termination of employment" for purposes of the first sentence of this Paragraph 8 (a). This Paragraph 8 (a) is intended only to provide for a requirement of notice to terminate upon the occurrence of the events set forth herein and shall not be construed to create an obligation of continued employment or a contract of employment in any manner or to otherwise affect or limit the Corporation's ability to terminate the employment of any participant holding an Option under the Plan.
(b)	If a participant terminates employment with the Corporation as the result, in the sole judgment of the Committee, of his or her becoming totally disabled (in which event termination will be deemed to occur on the date the Committee makes such determination), or if a participant should die or (except as to Restricted Stock Units) retire while employed by the Corporation or any of its Subsidiary Corporations, then the participant or, as the case may be, the person or persons to whom the participant's interest under the Plan shall pass by will or by the laws of descent and distribution (the "Estate"), shall have the following rights:
(i)	the grantee of a contingent AIP grant or the Estate shall be entitled to receive payment of an AIP award as, and to the extent, determined by the Committee;
(ii)	if the holder of Performance Stock Units shall have been employed for at least two-thirds of the related performance cycle prior to the date of termination or death, then, except as otherwise provided in the written instrument (if any) evidencing the

Performance Stock Units, and subject to any further adjustments the Committee may make in its absolute discretion, the participant or the Estate shall be entitled to receive payment of a PSU Award upon the expiration of the related performance cycle, provided that such award shall be adjusted by multiplying the amount thereof by a fraction, the numerator of which shall be the number of full and partial calendar months between the date of the beginning of each such performance cycle and the date of termination or death, and the denominator of which shall be the number of full and partial calendar months from the date of the beginning of the performance cycle to the end of the said performance cycle;
(iii)	except as otherwise provided in the terms and conditions of the stock option or SAR grant, the holder or the Estate shall be entitled to exercise (provided any vesting requirement has been satisfied as of the date of exercise) any Option or SAR for a period of five years (three years in the case of options or SARs granted prior to 1997) from such date of death, total disability or retirement, or for such longer period as the Committee may determine in the case of financial hardship or other unusual circumstances (subject to the maximum exercise period for Options and SARs specified in Paragraph 7II(b) and 7III(a) hereof, respectively);
(iv)	except as otherwise provided in the written instrument evidencing the Restricted Stock Units, upon death or termination due to total disability the holder or the Estate shall be entitled to receive payment in respect of the Restricted Stock Units, provided that such Units shall be adjusted by multiplying the amount thereof by a fraction, the numerator of which shall be the number of full and partial calendar months between the date of grant of such Units and the date of death or termination, and the denominator of which shall be the number of full and partial calendar months from the date of the grant to the end of the Restriction Period. Upon retirement, the participant's rights with respect to Restricted Stock Units shall immediately terminate.
(c)	In the event of resignation by the participant, the participant's rights and interests under the Plan shall immediately terminate upon such resignation; provided, however, that the Committee shall have the absolute discretion to review the reasons and circumstances of the resignation and to determine whether, alternatively, and to what extent, if any, the participant may continue to hold any rights or interests under the Plan.
(d)	A transfer of a participant's employment without an intervening period from the Corporation to a Subsidiary Corporation or vice versa, or from one Subsidiary Corporation to another, shall not be deemed a termination of employment.
(e)	The Committee shall be authorized to make all determinations and calculations required by this Paragraph 8, including any determinations necessary to establish the reason for terminations of employment for purposes of the Plan, which determinations and calculations shall be conclusive and binding on any affected participants and Estates.

9.  Performance Factors; Additional Requirements

Without limiting the type or number of awards that may be made under this Plan, an award may be in the form of a performance-based award intended to comply as "performance-based" compensation under Section 162(m) of the Code (such award a "Performance Award"). A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals ("Performance Goals") established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the elapse of 25% of the period of service (as established in good faith at the time the Performance Goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. A Performance Goal may be based on one or more of the following business criteria: earnings per share, return on net assets, market share, control of costs, net sales, cash flow, return on invested capital, economic value-added measures, sales growth, earnings growth, stock price, return on equity, financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objectives established by the Committee (collectively, the "Performance Factors"). Performance Factors may be particular to a participant or the division, line of business or other unit in which the participant works, or the Corporation generally, or may be absolute in their terms or measured against or in relationship to the performance of a peer group or other external or internal measure. A Performance Goal may, but need not be, based upon a change or an increase or positive result under a particular Performance Factor and could include, for example, maintaining the status quo, limiting economic losses, or a relative comparison of performance to the performance of a peer group or other external or internal measure (measured, in each case, by reference to specific Performance Factors). A Performance Goal may include or exclude items to measure specific objectives, including, without limitation, extraordinary or other non-recurring items, acquisitions and divestitures, internal restructuring and reorganizations, accounting charges and effects of accounting changes. In interpreting Plan provisions applicable to Performance Goals and Performance Awards applicable to awards to employees who are "covered employees" under Section 162(m) of the Code, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals to any such "covered employee", the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

No Performance Stock Units, Options, SARs or Restricted Stock Units (hereinafter collectively an "Interest") granted pursuant to the Plan shall be exercisable or realized in whole or in part, and the Corporation shall not be obligated to sell, distribute or issue any shares subject to any such Interest, if such exercise and sale would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933, as amended (or other Federal or state statutes having similar requirements). Each Interest shall be subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the shares relating or subject to such Interest under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Interest or the distribution or issue of shares thereunder, such Interest may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board of Directors.

Interests may be subject to restrictions as to resale or other disposition and to such other provisions as may be appropriate to comply with Federal and state securities laws and stock exchange requirements, and the exercise of any Interest or entitlement to payment thereunder may be contingent upon receipt from the holder (or any other person permitted by this Plan to exercise any Interest or receive any distribution hereunder) of a representation that at the time of such exercise it is his or her then present intention to acquire the shares being distributed for investment and not for resale.

10.   Nontransferability

Unless otherwise approved by the Committee, contingent AIP grants, Performance Stock Units, Options, SARs and Restricted Stock Units granted under the Plan to an employee shall be nonassignable and shall not be transferable by him or her otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the employee's lifetime, only by the employee or the employee's guardian or legal representative.

11.   Disclaimer of Rights

No provision in the Plan or any contingent target AIP grants, Performance Stock Units, Options, SARs or Restricted Stock Units granted pursuant to the Plan shall be construed to confer upon the participant any right to be employed by the Corporation or by any Subsidiary Corporation, or to interfere in any way with the right and authority of the Corporation or any Subsidiary Corporation either to increase or decrease the compensation of the participant at any time, or to terminate any relationship of employment between the participant and the Corporation or any of its Subsidiary Corporations.

Participants under the Plan shall have none of the rights of a stockholder of the Corporation with respect to shares subject to Performance Stock Units, Options, SARs or Restricted Stock Units unless and until such shares have been issued to him or her.

12.   Stock Adjustments

In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock of rights or warrants to purchase securities of the Corporation shall be made, then there shall be substituted for or added to each share available under and subject to the Plan as provided in Paragraph 2 hereof, and to the limitations set forth in Paragraphs 7II (c); 7III (g) and 7IV (e), and each share theretofore appropriated or thereafter subject or which may become subject to Performance Stock Units, Options, SARs or Restricted Stock Units under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding Options and SARs also shall be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Performance Stock Units, Options, SARs or Restricted Stock Units theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

13.   Taxes

The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares of Common Stock deliverable under the Plan. The person entitled to any such delivery, whether due to the settlement of PSUs, the exercise of an Option or SAR, or the vesting of Restricted Stock Units, or any other taxable event may, by notice to the Corporation, elect to have any such required withholding satisfied by a reduction of the number of shares otherwise so deliverable (a "Stock Withholding Election"), or by delivery of shares of Stock already owned by the Participant, with the amount of shares subject to such reduction or delivery to be calculated based on the Fair Market Value on the date of such taxable event.

14.   Effective Date and Termination of Plan

The Plan as amended and restated herein shall become effective upon adoption by the Board of Directors of the Corporation.

The Board of Directors at any time may terminate the Plan, but such termination shall not alter or impair any of the rights or obligations under any contingent target AIP grants, Performance Stock Units, Options, SARs or Restricted Stock Units theretofore granted under the Plan unless the affected participant shall so consent.

15.   Application of Funds

The proceeds received by the Corporation from the sale of capital stock pursuant to Options will be used for general corporate purposes.

16.   Amendment

The Board of Directors by majority vote, at any time and from time to time, may amend the Plan in such respects as it shall deem advisable, to conform to any change in any applicable law or in any other respect; provided that any such amendment shall not adversely alter or impair any of the rights or obligations under any contingent target AIP grants, Performance Stock Units, Options, SARs or Restricted Stock Units theretofore granted under the Plan unless the affected participant shall so consent. Notwithstanding the foregoing, the Plan may not be terminated or amended in a manner adverse to the interests of any participant (without the consent of the participant) either: (a) after a Potential Change in Control occurs and for one (1) year following the cessation of a Potential Change in Control, or (b) for a two-year period beginning as of the date of a Change in Control (the "Coverage Period"). Upon the expiration of the Coverage Period, subparagraph (l) of Paragraph 7II of the Plan and Paragraph 8 (a) of the Plan may not be amended in any manner that would adversely affect any participant without the consent of the participant.

Marcella K. Arline Vice President, Human Resources

Admission Ticket 2002 Annual Meeting of Stockholders Tuesday, April 30, 2002 2:00 p.m. Hershey Theatre 15 East Caracas Avenue Hershey, PA
Presenting this Admission Ticket at
HERSHEY'S CHOCOLATE WORLD visitors center
entitles you to 25% off all confectionery products,
Hershey's gifts and souvenir items from
9:00 a.m. until 6:00 p.m.
on April 30, 2002.

Offer good on April 30, 2002 only.

FOLD AND DETACH HERE	FOLD AND DETACH HERE
------------------------------------------------------------------------------------------------------------------------------------------------------------------------
HERSHEY FOODS CORPORATION CLASS B COMMON STOCK This Proxy is Solicited on Behalf of the Board of Directors
The undersigned, having received the Notice of Meeting and Proxy Statement dated March 15, 2002, appoints R. H. Lenny and B. H. Snyder and each of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Class B Common Stock at the Annual Meeting of Stockholders to be held at 2:00 p.m., April 30, 2002, at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.
The shares of Class B Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to ten votes for each such share held. If no direction is given, this proxy will be voted FOR items 1, 2 and 3, as set forth on the reverse side.

This proxy is continued on the reverse side. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

C/O MELLON INVESTOR SERVICES P.O. BOX 3500 SOUTH HACKENSACK, NJ 07606-9200	VOTE BY INTERNET - [www.proxyvote.com ]
Use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on April 29, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions before 11:59 p.m. EDT on April 29, 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Hershey Foods Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
HFCPRX ------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Hershey Foods Corporation

The Board of Directors recommends a vote FOR the following actions (as described in the accompanying Proxy Statement).
Vote on Directors 1. Nominees: 01) J.A.Boscia, 02) R.H.Campbell, 03) G.P.Coughlan, 04) B.G.Hill, 05) J.R.Hillier, 06) J.C.Jamison, 07) R.H.Lenny, 08) M.J.McDonald, 09) J.M.Pietruski	For All O	Withhold All O	For All Except O	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
Vote on Proposals 2. Approve Appointment of Independent Auditors	For O	Against O	Abstain O	The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.
3. Approve amendments to the Corporation's Key Employee Incentive Plan	O	O	O	Please follow the instructions above to vote by Internet or telephone or mark, sign [exactly as name(s) appears above ], and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

If you plan on attending the Annual Meeting, please check the box to the right.			O

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

Admission Ticket 2002 Annual Meeting of Stockholders Tuesday, April 30, 2002 2:00 p.m. Hershey Theatre 15 East Caracas Avenue Hershey, PA
Presenting this Admission Ticket at
HERSHEY'S CHOCOLATE WORLD visitors center
entitles you to 25% off all confectionery products,
Hershey's gifts and souvenir items from
9:00 a.m. until 6:00 p.m.
on April 30, 2002.

Offer good on April 30, 2002 only.

FOLD AND DETACH HERE	FOLD AND DETACH HERE
------------------------------------------------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDER'S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD
The undersigned hereby appoints R. H. Lenny and B. H. Snyder, and each of them, as Proxies, with full power of substitution, to attend the Annual Meeting of Stockholders to be held at 2:00 p.m., April 30, 2002, at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof ("Annual Meeting"), and to vote all of the undersigned's shares of the Corporation's Common Stock in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR items 1, 2 and 3, as set forth on the reverse side.
This proxy also provides voting instructions for shares held by American Express Trust Company*, as Trustee of the Hershey Foods Corporation Employee Savings Stock Investment and Ownership Plan ("ESSIOP"), and directs such Trustee to vote at the Annual Meeting all of the shares of Common Stock of Hershey Foods Corporation which are allocated to the undersigned's ESSIOP account in the manner directed on the reverse side of this card. If no direction is given or is received after April 26, 2002, the Trustee will vote the shares in the same proportion as the final aggregate vote of the ESSIOP participants actually voting on the matter.
This proxy/voting instruction card is solicited on behalf of the Board of Directors pursuant to a separate Notice of Annual Meeting and Proxy Statement dated March 15, 2002, receipt of which is hereby acknowledged. The shares of Common Stock represented by this proxy shall be entitled to one vote for each such share held. Except with regard to voting separately as a class on the election of Messrs. Boscia and Coughlan, shares of the Common Stock will vote together with shares of the Class B Common Stock without regard to class.

THIS PROXY AND VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE. *American Express Trust Company, Trustee, has appointed Automatic Data Processing as agent to tally the vote.

C/O MELLON INVESTOR SERVICES P.O. BOX 3500 SOUTH HACKENSACK, NJ 07606-9200	VOTE BY INTERNET - [www.proxyvote.com ]
Use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on April 29, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions before 11:59 p.m. EDT on April 29, 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Hershey Foods Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS
HFCPRY ------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Hershey Foods Corporation

The Board of Directors recommends a vote FOR the following actions (as described in the accompanying Proxy Statement).
Vote on Directors 1. Nominees: 01) R.H.Campbell, 02) B.G.Hill, 03) J.R.Hillier, 04) J.C.Jamison, 05) R.H.Lenny, 06) M.J.McDonald, 07) J.M.Pietruski	For All O	Withhold All O	For All Except O	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
Vote on Proposals 2. Approve Appointment of Independent Auditors	For O	Against O	Abstain O	The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.
3. Approve amendments to the Corporation's Key Employee Incentive Plan	O	O	O	Please follow the instructions above to vote by Internet or telephone or mark, sign [exactly as name(s) appears above], and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

If you plan on attending the Annual Meeting, please check the box to the right.			O

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

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